Filed Pursuant to Rule 424(b)(3)

Registration No. 333-148086

PROSPECTUS

NATIONAL HEALTH PARTNERS, INC.

15,500,500 shares of common stock

The 15,500,500 shares of our common stock, $.001 par value per share, are being offered by the selling security holders identified in this prospectus.  The shares were issued by us in private placement transactions.  Of the shares being registered, 9,779,750 shares are issuable upon the exercise of warrants.

The selling security holders may sell the shares covered by this prospectus through public or private transactions at prevailing market prices or at privately negotiated prices.  We will not receive any part of the proceeds from sales of these shares by the selling security holders.

Our common stock trades on the OTC Bulletin Board under the symbol “NHPR.”  The closing price of our common stock on the OTC Bulletin Board on December 11, 2007, was $0.35 per share.

Investing in our common stock involves a high degree of risk.  See “Risk Factors” beginning on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is January 4, 2008.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE INTO THIS PROSPECTUS.  WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION.  WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED.  YOU SHOULD NOT ASSUME THAT THE INFORMATION PROVIDED IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS.

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus.  This summary does not contain all of the information that you should consider before investing in the common stock.  You should read carefully the entire prospectus, including “Risk Factors” and the financial statements and notes thereto, before making an investment decision.

National Health Partners, Inc.

We are a national healthcare membership organization that provides affordable healthcare programs to predominantly underserved markets in the healthcare industry through a national healthcare savings network called CARExpressTM.  CARExpressTM is a network of hospitals, doctors, dentists, pharmacists and other healthcare providers comprised of an aggregate of over 1,000,000 healthcare professionals nationwide that render their services and products to our members at substantially discounted prices.  CARExpressTM enables our members to engage in point-of-service transactions directly with these healthcare providers and receive discounts from the providers.

Our membership programs provide low-cost alternatives to individuals who are seeking to reduce their out-of-pocket healthcare costs not covered by basic health insurance or who are unable to obtain basic health insurance due to their medical history, age or occupation.  For a monthly fee, our members pay discounted prices that are typically between 10% and 50% less than the retail price of participating healthcare provider products and services.  We also offer membership programs through which our members can obtain limited insurance benefits for even greater savings.  Acceptance into our health programs is unrestricted, and our programs may be utilized by the member’s entire household.  We believe our commitment to flexibility in product design, systems and operations for a range of distribution models will contribute directly to our success and help distinguish us from our competitors.

Our strategy is to sustain and expand our position as a provider of unique healthcare membership programs.  We are focusing predominantly on underserved markets where individuals either have limited healthcare benefits or no healthcare benefits.  Through product design, competitive membership pricing and strong distribution channel partners, we plan to fill a significant void in the healthcare market that insurance companies have not addressed.

Our principal executive offices are located at 120 Gibraltar Road, Suite 107, Horsham, Pennsylvania 19044, and our telephone number is (215) 682-7114.  We maintain a customer Web site at www.carexpresshealth.com.  Information contained on our Web site does not constitute part of this prospectus.

The Offering

This prospectus covers the public sale of 15,500,500 shares of common stock to be sold by the selling security holders identified in this prospectus.  Of this amount, 9,779,750 shares are issuable upon the exercise of warrants.

The selling security holders may sell the shares covered by this prospectus through public or private transactions at prevailing market prices or at privately negotiated prices.  We will not receive any part of the proceeds from sales of these shares by the selling security holders.

RISK FACTORS

An investment in our common stock involves a high degree of risk.  You should carefully consider the following risk factors in addition to other information in this prospectus before purchasing our common stock.  The risks and uncertainties described below are those that we currently deem to be material and that we believe are specific to our company, our industry and our stock.   In addition to these risks, our business may be subject to risks currently unknown to us.  If any of these or other risks actually occurs, our business may be adversely affected, the trading price of our common stock may decline and you may lose all or part of your investment.

Risks Associated With Our Business

We are an early-stage company with an unproven business model, which makes it difficult for us to evaluate our current business and future prospects.

While we are actively engaged in marketing our membership programs to the public and are experiencing rapid growth in sales of our membership programs, we have generated only a small amount of revenue to date.  In addition, since we have only been offering our membership programs to the public since 2003, we have very limited historical data with respect to sales of our health membership cards.  As a result of these factors, the revenue and income potential of our business is unproven, and we have only a limited operating history upon which to base an evaluation of our current business and future prospects.  Because of our limited operating history and because the health membership industry is rapidly evolving, we have limited insight into trends that may emerge and affect our business.  We may make errors in predicting and reacting to relevant business trends, which could harm our business.

Before purchasing our common stock, you should consider an investment in our common stock in light of the risks, uncertainties and difficulties frequently encountered by early-stage companies in new and rapidly evolving markets such as ours, including those described herein.  We may not be able to successfully address any or all of these risks.  Failure to adequately address such risks could cause our business, financial condition and results of operations to suffer.

We have a history of losses and may never begin generating net profits from operations.

We have experienced net losses in each fiscal quarter since our inception and as of September 30, 2007, had an accumulated deficit of approximately $19.9 million.  We incurred net losses to common stockholders of approximately $2 million for the nine-month period ended September 30, 2007, approximately $10 million for the year ended December 31, 2006 and approximately $4.5 million for the year ended December 31, 2005.  While we expect to begin generating net profits from operations in the future, we can provide no assurance that this expectation will be met.  As a result, we may continue to generate losses for the foreseeable future.

We have significant long-term contractual obligations that we must satisfy and operating expenses that we must pay over the next several years and may need to raise additional capital if we experience a substantial downturn in our business or incur substantial expenses in connection with unforeseen events.

We have significant long-term contractual obligations that we must satisfy over the next several years.  We are a party to employment agreements with David M. Daniels, Alex Soufflas and Patricia S. Bathurst pursuant to which we are currently paying them annualized base salaries of $348,000, $264,000 and $159,720, respectively.  We are also a party to an employment agreement with David A. Taylor.  On March 15, 2007, we terminated the employment of Mr. Taylor and, in accordance with the terms of his employment agreement, are paying Mr. Taylor $178,200 over a period of 12 months commencing on the date of termination.

We must also make payments under the operating lease for our office space in Horsham, Pennsylvania in the aggregate amount of approximately $165,000 over the next 12 months.  A summary of the material terms of these employment agreements and the lease and our financial obligations thereunder is provided herein under “Management’s Discussion and Analysis — Contractual Obligations.”  If we are unable to satisfy these obligations as they become due, our business may be materially and adversely affected.

We also expect to continue to incur significant operating expenses over the next 12 months as we:

•                  develop new membership programs;

•                  recruit additional marketing and distribution partners and hire additional personnel, including customer service and support staff;

•                  leverage and develop relationships with additional preferred provider organizations (“PPOs”) and provider networks;

•                  upgrade our operational and financial systems, procedures and controls; and

•                  comply with state and federal laws governing our business operations, comply with Securities and Exchange Commission (“SEC”) reporting requirements and fulfill the other responsibilities that we have as a public company.

While we believe that our current cash resources will be sufficient to sustain our current operations for the next 12 months, we may need to raise additional capital in the future in the event we experience a substantial downturn in our business or incur substantial expenses in connection with unforeseen events. We have not made arrangements to obtain additional financing and we can provide no assurance that additional financing will be available in an amount or on terms acceptable to us, if at all.  If we cannot raise funds when they are needed or if such funds cannot be obtained on acceptable terms, we may not be able to pay our costs and expenses as they are incurred, sell or create new membership programs, take advantage of future business opportunities or respond to competitive pressures or unanticipated events.  This may seriously harm our business, financial condition and results of operations.

We currently generate almost all of our revenue through a limited number of marketing and distribution partners.

A limited number of marketing and distribution partners currently generate almost all of our revenue for us.  Although we are in the process of expanding the number of marketing and distribution partners selling our membership programs, we can provide no assurance that we will be successful in adequately doing so.  In the event any of our significant marketing and distribution partners stops selling our programs to prospective members, or if prospective members do not purchase our programs through these marketing and distribution partners, our business, financial condition and results of operations could be materially and adversely affected.

We must develop and expand our use of marketing and distribution partners to increase revenue and improve our operating results.

Our success will depend in large part upon our ability to attract, retain and motivate the marketing and distribution partners that market our membership programs.   We will need to expand our existing relationships and enter into new relationships with marketing and distribution partners in order to increase our current and future market share and revenue.  We compete with all types of product and service companies throughout the United States and overseas for marketing and distribution partners.  We can provide no assurance that we will be able to maintain and expand our existing relationships or enter into new relationships, or that any new relationships will be available on commercially reasonable terms.  If we are unable to maintain and expand our existing relationships or enter into new relationships with marketing and distribution partners, we may lose customer introductions, co-marketing benefits and sales, and our operating results may suffer.

Our reliance on marketing companies, brokers and agents could result in reduced revenue growth because we have little control over them.

Marketing companies, brokers and agents currently account for most of our revenue.  None of these parties is obligated to continue selling our membership programs.  Our ability to generate increased revenue depends significantly upon the ability and willingness of these parties to market and sell our membership programs throughout the United States.  If they are unsuccessful in their efforts or are unwilling or unable to market and sell our programs, our operating results may suffer.

We cannot control the level of effort these marketing companies, brokers and agents expend or the extent to which any of them will be successful in marketing and selling our membership programs.  These parties typically offer and sell our programs on a part-time basis, and may engage in other business activities.  They also may give higher priority to the products or services of our competitors and reduce the amount of effort they devote to marketing our programs.  We may not be able to prevent these parties from devoting greater resources to support our competitors’ products and reducing or eliminating their efforts to sell our programs.

We are dependent upon insurance brokers and agents to offer and sell our CARExpressTM Plus programs to the public.

We rely primarily upon insurance brokers and agents to offer and sell our CARExpressTM Plus programs.  These insurance brokers and agents may offer and sell membership programs that are competitive with ours and may give higher priority and greater incentives (financial or otherwise) to other membership programs, reducing their efforts devoted to the marketing and distribution of our CARExpressTM Plus programs. Also, our ability to attract and retain independent insurance agencies could be negatively affected by adverse publicity relating to our products and services or our operations.  Development and maintenance of the relationships with insurance brokers and agents may in part be based on professional relationships and the reputation of our management and marketing personnel. Consequently, these relationships may be adversely affected by events beyond our control, including departures of key personnel and alterations in professional relationships.  The loss of a significant number of insurance brokers and agents or the loss of a key insurance broker or agent for any reason could adversely affect our revenue and operating results, or could impair our ability to establish new relationships or continue strategic relationships with other insurance brokers and agents.

We currently rely on a small number of PPOs and other provider networks, the loss of any one of which or the change in our relationship with any one of which could have a material adverse effect on our business.

CareMark, Aetna, Optum, Outlook Vision, Integrated Health, Three Rivers and HealthFi are the principal PPOs and provider networks through which our members receive savings on healthcare products and services through our membership programs.  Our agreements with these parties are not exclusive, so they may choose to partner with one of our competitors or compete directly with our programs.  In addition, these agreements may be terminated by either party on between 45 and 180 days’ prior written notice.  While we currently have a good relationship with each of these parties, we can provide no assurance that we will continue to have a good relationship with any of them in the future.  If these organizations choose to partner with our competitors or compete directly with our programs, our business could be adversely affected.  In addition, if, for any reason, we should lose a provider relationship and be unable to promptly replace it with a new one, we may be unable to offer certain benefits to members, which could have a negative impact on our sales.

We must develop and maintain relationships with PPOs and other provider networks within each market area that our services are offered.  Developing and maintaining relationships with PPOs and provider networks is based in part on professional relationships and the reputation of our management and marketing personnel.  Our PPO and provider network relationships may be adversely affected by events beyond our control, including departures of key personnel and alterations in professional relationships.  The loss of a PPO or provider network within a geographic market area that is not be replaced on a timely basis, or at all, could have a material adverse effect on our business, financial condition, and results of operations.

We must develop and maintain relationships with several insurance companies for the insurance products included in our CARExpressTM Plus programs.

We are not an insurance company.  The insurance products that we offer as part of our CARExpressTM Plus programs are developed and offered by a third-party insurance company.  We must develop and maintain relationships with several insurance companies so that we can continue offering insurance products as part of our CARExpressTM Plus programs.  Development and maintenance of relationships with insurance companies may in part be based on professional relationships and the reputation of our management and marketing personnel.  Consequently, the relationships with insurance companies may be adversely affected by events beyond our control, including departures of key personnel and alterations in professional relationships.  Our success and growth will depend in large part upon our ability to establish and maintain these strategic relationships, contractual or otherwise, with various insurance companies to provide their products and services.

We currently rely upon The United States Life Insurance Company in the City of New York, a member company of American International Group, Inc., for all of the insurance products that we include in our CARExpressTM Plus programs.  The loss or termination of this strategic relationship could adversely affect our revenues and operating results and may also impair our ability to maintain and attract new insurance brokers and agents to offer our CARExpressTM Plus programs to the public.

Because we expect to derive substantially all of our future revenue from our membership programs, any failure of these programs to satisfy customer demands or to achieve meaningful market acceptance may seriously harm our business.

Substantially all of our revenue comes from monthly membership fees that we receive from the sale of our membership programs.  We expect our membership programs to continue to account for substantially all of our revenue for the foreseeable future.  If, for any reason, revenue derived from sales of our membership programs declines or does not grow as rapidly as we anticipate, our operating results and our business may be significantly impaired.  If our membership programs fail to meet the needs of our target customers, or if they do not compare favorably in breadth and price to competing products, our growth may be limited.  We cannot assure you that our membership programs will achieve meaningful market acceptance.  If we cannot develop a market for these programs, or if a market develops more slowly than expected, our business, financial condition and results of operations may suffer.

We may not be able to develop acceptable new membership programs at a rate required by our rapidly changing market.

Our future success depends on our ability to develop new membership programs that keep pace with the rapidly evolving health membership industry and that address the changing needs of our customers.  We may not be successful in either developing such programs or achieving market acceptance of any new programs that we develop.  Uncertainties about the timing and nature of changes to healthcare regulations and the evolution of the health membership industry could delay our development of new programs or increase the expenses in developing them.  The failure of our membership programs to satisfy the needs of our customers may limit or reduce the market for these programs, result in customer dissatisfaction, and seriously harm our business, financial condition and results of operations.

Government regulation may adversely affect our financial position and operations.

We market and sell our health discount programs without the need for an insurance license by any federal, state or local regulatory licensing agency or commission.  By contrast, companies that provide insurance benefits and operate healthcare management organizations and preferred provider organizations are regulated by state licensing agencies and commissions. These regulations extensively cover operations, including scope of benefits, rate formula, delivery systems, utilization review procedures, quality assurance, enrollment requirements, claim payments, marketing and advertising.  Several states have enacted laws and regulations governing health discount programs such as ours and additional states may, in the future, determine that our health discount programs are subject to governmental regulation, which may adversely affect or limit our future operations.   Compliance with these statutes and regulations is costly and may limit our operations.  The cost of complying with these laws and regulations has and will likely continue to have a material effect on our financial position.

Government regulation of health insurance, healthcare coverage and health membership plans is a changing area of law and varies from state to state.  The sale of insurance products and the licensing of insurance brokers and agents are subject to regulation and supervision, predominantly by state authorities.  While the scope of regulation and form of supervision may vary from state to state, insurance laws relating to the sale of insurance products and licensing of insurance brokers and agents are often complex and generally grant broad discretion to supervisory authorities in adopting regulations.  States have broad powers over the granting, renewing and revoking of licenses and approvals, marketing activities and the receipt of commissions.  Although we are not an insurance company, the insurance companies from which we obtain the insurance products included in our CARExpressTM Plus programs are subject to various federal and state regulations applicable to their operations.  These insurance companies must comply with constantly evolving regulations and make changes occasionally to services, products, structure or operations in accordance with the requirements of those regulations.  We may also be limited in how we market and distribute our CARExpressTM Plus programs as a result of these laws and regulations.

We market our CARExpressTM Plus programs through an association that has been formed to provide various consumer benefits to its members.  This association may include in its benefit packages insurance products that are issued under group or blanket policies covering the association’s members.  Most states allow these programs to be sold under certain circumstances without a licensed insurance agent making each sale.  If a state later determines that our sales of these programs do not comply with their regulations, our ability to continue selling these programs would be affected and we might be subject to fines and penalties and may have to issue refunds or provide restitution to the association and its members.

Our continued growth could strain our personnel and infrastructure resources, and if we are unable to implement appropriate controls and procedures to manage our growth, we may not be able to successfully implement our business plan.

We are experiencing rapid growth in our operations which is placing, and will continue to place, a significant strain on our management, administrative, operational and financial infrastructure.  Our future success will depend in part upon the ability of our management to manage growth effectively.  This may require us to hire and train additional personnel to manage our expanding operations.  In addition, we will be required to continue to improve our operational, financial and management controls and our reporting systems and procedures.  If we fail to successfully manage our growth, we may be unable to execute upon our business plan.

We face increasing competition from more established companies that have significantly greater resources than we do that may place pressure on our pricing and that could prevent us from increasing revenue or attaining profitability.

The health membership industry is rapidly evolving and competition for members is becoming increasingly intense.  Our membership programs are similar to or directly in competition with products and services offered by many of our direct and potential competitors.  Some of our healthcare providers may provide, either directly or through third parties, programs that directly compete with our programs.  If healthcare membership programs become standard features of healthcare companies, the demand for our membership programs may decrease.  In addition, the PPOs and provider networks that we use may decide to develop or sell competing products instead of our membership programs.  Moreover, even if our membership programs provide a greater breadth of products and services and greater price discounts than programs offered by other companies operating in the health membership industry, potential customers might accept this limited offering in lieu of purchasing our membership programs due to their lack of familiarity with our programs.

Some of our competitors enjoy substantial competitive advantages, such as:

•                  programs that are functionally similar or superior to our membership programs;

•                  established reputations relating to membership programs;

•                  greater name recognition and larger marketing budgets and resources;

•                  established marketing relationships and access to larger customer bases; and

•                  substantially greater financial, personal and other resources.

We compete with numerous well-established companies that design, market and sell healthcare membership programs.  Our current principal competitors include companies that offer healthcare products and services through membership programs, as well as insurance companies, PPOs, provider networks and other organizations that offer health benefit programs to their customers.  Some of our competitors may be companies that have programs that are functionally similar or superior to our membership programs.  Most of our competitors possess substantially greater financial, marketing, personnel and other resources than us.

We can provide no assurance that our current or future competitors will not:

•                  provide healthcare membership programs comparable or superior to our programs at lower membership prices;

•                  adapt more quickly to evolving healthcare industry trends or changing industry requirements;

•                  respond more quickly and effectively to new or changing opportunities, technologies, standards or customer requirements;

•                  increase their emphasis on programs similar to ours to more effectively compete with us; or

•                  successfully recruit marketing companies, brokers and agents by offering more attractive compensation plans.

For these and other reasons, we may not be able to compete successfully against our current and future competitors.  Increased competition may result in price reductions, reduced gross margins, and loss of market share, any of which could have a material, adverse effect on our business, financial condition and results of operations.

Our failure to adequately protect our CARExpressTM brand and other intellectual property could have an adverse effect on our business.

Intellectual property is important to our success.  We rely upon confidentiality procedures and contractual provisions to protect our business, proprietary technology and CARExpressTM brand.  Our general policy is to enter into confidentiality agreements with our employees and consultants, and nondisclosure agreements with all other parties to whom we disclose confidential information.  We have obtained registered trademarks from the United States Patent and Trademark Office for the word “CARExpress” and our CARExpressTM brand.  We have applied for trademark registration for the word “CARExpress Plus” and may apply for legal protection for certain of our other intellectual property in the future.   These trademarks and any additional legal protection we may obtain in the future may be challenged by others or invalidated through administrative process or litigation.  As a result, our means of protecting our proprietary technology and brands may be inadequate.  Furthermore, despite our efforts, we may be unable to prevent third parties from infringing upon or misappropriating our intellectual property.  Any such infringement or misappropriation could have a material adverse effect on our business, financial condition and results of operations.

Our systems may be vulnerable to security risks or service disruptions that could harm our business.

Although we have taken measures to secure our systems against security risks and other causes of disruption of electronic services, our servers are vulnerable to physical or electronic break-ins and service disruptions, which could lead to interruptions, delays, loss of data or the inability to process customer requests.  In addition, certain of our services are based upon the collection, distribution, and protection of sensitive private data.  Unauthorized users might access that data, and human error or technological failures might cause the wrongful dissemination of that data.  If we experience a security breach, the integrity of certain of our services may be affected and such a breach could violate certain of our marketing partner agreements, which could give our marketing and distribution partners the right to terminate their agreements with us.  We have incurred, and may incur in the future, significant costs to protect against the threat of a security breach.  We may also incur significant costs to solve problems that may be caused by future breaches or to prevent such breaches.  Any breach or perceived breach could subject us to legal claims from our marketing and distribution partners or customers and/or regulatory or law enforcement authorities under laws that govern the protection of non-public personal information.   Moreover, any public perception that we have engaged in the unauthorized release of, or have failed to adequately protect, private information could adversely affect our ability to attract and retain members and customers.  Such events could be very expensive to remedy, could damage our reputation and could discourage existing and potential customers from purchasing our membership programs.  Any such events could substantially harm our business, results of operations and financial condition.

We are dependent on our management team, and the loss of any key member of this team may prevent us from implementing our business plan in a timely manner.

Our success depends largely upon the continued services of our executive officers and other key management and development personnel.  While we have entered into employment agreements with each of our executive officers, they may each terminate their employment with us at any time without penalty.  We do not maintain key person life insurance policies on any of our employees.  The loss of one or more of our key employees could seriously harm our business, financial condition or results of operations.  In such an event we may be unable to recruit personnel to replace these individuals in a timely manner, or at all, on acceptable terms.

Because competition for our target employees is intense, we may not be able to attract and retain the highly-skilled employees that we need to support our planned growth.

To execute our growth plan, we must attract and retain highly-qualified personnel.  We need to hire additional personnel in virtually all operational areas, including selling and marketing, operations and technical support, customer service and administration.  Competition for these personnel remains intense, especially for individuals with high levels of experience in designing and developing health membership programs.  We may not be successful in attracting and retaining qualified personnel.  Many of the companies with which we compete for experienced personnel have greater resources than we have.  If we fail to attract new personnel or retain and motivate our current personnel, our business and future growth prospects could be severely harmed.

If we acquire any healthcare companies or products in the future, such companies and products could prove difficult to integrate, disrupt our business, dilute stockholder value and adversely affect our operating results.

We may acquire or make investments in complementary healthcare companies, businesses, assets, products and services in the future.  We have not made any such acquisitions or investments to date, and therefore, our ability to make acquisitions or investments is unproven.  Acquisitions and investments involve numerous risks, including:

•                  difficulties in integrating operations, technologies, services and personnel;

•                  the diversion of financial and management resources from existing operations;

•                  the risk of entering new markets;

•                  the potential loss of key employees; and

•                  the inability to generate sufficient revenue to offset acquisition or investment costs.

In addition, if we finance any acquisitions by issuing convertible debt or equity securities, our existing stockholders may be diluted which could affect the market price of our stock.  As a result, if we fail to properly evaluate and execute any acquisitions or investments, our business and prospects may be seriously harmed.

Risks Associated With Our Industry

The health membership industry is rapidly evolving and if we are not successful in promoting the benefits of our membership programs and CARExpressTM brand, our growth may be limited.

Based on our experience with consumers, we believe that many consumers are not familiar with the health membership industry and the benefits provided by membership programs.  In addition, there may be a limited-time opportunity to achieve and maintain a significant share of the market for membership programs due in part to the rapidly evolving nature of the health membership industry and the substantial resources available to our existing and potential competitors.  If people do not recognize or acknowledge these benefits, the market for our CARExpressTM membership programs may develop more slowly than we expect, which could adversely affect our operating results.

Developing and maintaining consumer awareness of our CARExpressTM brand is critical to achieving widespread acceptance of our membership programs.  Furthermore, we believe that the importance of brand recognition will increase as competition in our market develops.  Successful promotion of our CARExpressTM brand will depend largely on the effectiveness of our marketing efforts and on our ability to develop reliable and useful membership programs at competitive prices.  If we fail to successfully promote our CARExpressTM brand, or if our expenses to promote and maintain our CARExpressTM brand are greater than anticipated, our financial condition and results of operations could suffer.

The success of our business depends upon the continued growth and acceptance of membership programs as a suitable alternative or supplement to traditional health insurance.

Growth in sales of our membership programs will depend on the acceptance of membership programs as a suitable alternative or supplement to traditional health insurance.  Health membership programs could lose their viability as an alternative to health insurance due to changes in healthcare laws and regulations, an inadequate number of healthcare providers participating in the programs, customer dissatisfaction with the method of making payments and receiving discounts, and new alternative healthcare solutions.  If health membership programs do not gain widespread market acceptance, the demand for our membership programs could be significantly reduced, which could have a material adverse effect on our business, financial condition and results of operations.

Evolving regulation of the health membership industry may affect us adversely.

As the health membership industry continues to evolve, increasing regulation by federal and state agencies becomes more likely.  The marketing and sale of health membership programs is subject to federal, state and local regulation, including the prohibition of business corporations from providing medical care, the fraud and abuse provisions of the Medicare and Medicaid statutes, state laws that prohibit referral fees and fee splitting, and regulations applicable to insurance companies and organizations that provide healthcare services.  Compliance with changes in applicable laws and regulations could materially increase the associated operating costs.  Non-compliance with these laws and regulations could cause us to become the subject of a variety of enforcement or private actions, subject us or our management personnel to fines or various forms of civil or criminal prosecution, and result in negative publicity potentially damaging our reputation, our PPO and network relationships, and our relationships with members and consumers in general.  Our failure to comply with current, as well as newly enacted or adopted federal and state regulations, could have a material adverse effect upon our business, financial condition and results of operations.

Risks Associated With Our Stock

Future sales of our common stock may cause our stock price to decline.

As of the date of this prospectus, we had 39,369,856 shares of common stock outstanding.  Of this amount, 19,086,976 are freely tradable without restriction, unless the shares are purchased by our affiliates.  The remaining 20,282,880 shares of common stock outstanding are “restricted securities” as that term is defined under Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”).   We are registering 5,720,750 of these restricted shares in this offering.  We are also registering an additional 9,779,750 shares of common stock underlying currently outstanding warrants.  Immediately after the effectiveness of the registration statement of which this prospectus is a part, 24,807,726 shares of our outstanding shares of common stock will be freely tradable without restriction, unless the shares are purchased by our affiliates.   The remaining 14,562,130 shares of common stock outstanding after the effectiveness of the registration statement will continue to be restricted securities.  None of our directors, executive officers or employees is subject to lock-up agreements or market stand-off provisions that limit their ability to sell shares of our common stock.  The sale of a large number of shares of our common stock, or the belief that such sales may occur, could cause a drop in the market price of our common stock.

We may need to raise additional funds in the future through issuances of securities and such issuance could be dilutive to stockholders.

We may need to raise additional capital in the future in the event we experience a substantial downturn in our business or incur substantial expenses in connection with unforeseen events.  If such an event occurs, we may need to raise such capital through issuances of shares of our common stock or securities convertible into shares of our common stock, as well as issuances of debt.  Such additional financing may be dilutive to our stockholders, and debt financing, if available, may involve restrictive covenants which may limit our operating flexibility.  If additional capital is raised through the issuances of shares of our common stock or securities convertible into shares of our common stock, the percentage ownership of existing stockholders will be reduced.  These stockholders may experience additional dilution in net book value per share and any additional equity securities may have rights, preferences and privileges senior to those of the holders of our common stock.

The market price of our common stock is likely to be highly volatile and subject to wide fluctuations.

The market price of our common stock is likely to be highly volatile and could be subject to wide fluctuations in response to a number of factors that are beyond our control, including:

•                  announcements of new programs or services by our competitors;

•                  demand for our CARExpressTM membership programs, including fluctuations in license renewals; and

•                  fluctuations in revenue from the marketing and distribution partners that we use.

In addition, the market price of our common stock could be subject to wide fluctuations in response to:

•                  quarterly variations in our revenues and operating expenses;

•                  announcements of new programs or services by us; and

•                  our ability to accommodate future growth in our operations.

In addition, the stock market has experienced significant price and volume fluctuations that have particularly affected the market price of the stock of many early-stage companies and that often have been unrelated or disproportionate to the operating performance of these companies.  Market fluctuations such as these may seriously harm the market price of our common stock.  Further, securities class action suits have been filed against companies following periods of market volatility in the price of their securities.  If such an action is instituted against us, we may incur substantial costs and a diversion of management attention and resources, which would seriously harm our business, financial condition and results of operations.

Our operating results may fluctuate significantly, and these fluctuations may cause our stock price to fall.

Our operating results will likely vary in the future primarily as the result of fluctuations in our billings, revenue and operating expenses.  We expect to continue to incur increases in operating expenses in the future as we continue engaging in selling and marketing activities, develop new membership programs, hire additional personnel and comply with state and federal laws applicable to our business and SEC reporting requirements.  If our results of operations do not meet the expectations of our shareholders or the investment community, the price of our common stock may decline.

Our shares of common stock are not listed for trading on a national securities exchange or the Nasdaq Stock Market.

Our common stock began trading on the OTC Bulletin Board on March 30, 2006.  While our common stock currently trades on the OTC Bulletin Board, it does not trade on any national securities exchange or the Nasdaq Stock Market.  Investments in securities trading on the OTC Bulletin Board are generally less liquid than investments in securities trading on a national securities exchange or the Nasdaq Stock Market.  While we intend to submit an application to a national securities exchange or the Nasdaq Stock Market to list our shares of common stock for trading thereon, we can provide no assurance that we will submit such an application, that such application will be accepted, or that our shares of common stock will be approved for trading thereon.  The failure of our shares to be approved for trading on a national securities exchange or the Nasdaq Stock Market may have the effect of limiting the trading activity of our common stock and reducing the liquidity of an investment in our common stock.

Compliance with Section 404 of the Sarbanes-Oxley Act of 2002 may result in substantial costs to us and a diversion of management attention and resources, and failure to comply in a timely manner could result in our business being harmed and our stock price declining.

Rules adopted by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 will require management to complete an annual assessment of our internal control over financial reporting and will require our independent registered public accounting firm to complete an attestation report of our assessment.  The first annual assessment of our internal controls that our management will need to complete will be required in connection with the preparation of our annual report for our fiscal year ending December 31, 2007 and the first attestation report of our assessment that our independent registered public accounting firm will be required in connection with the preparation of our annual report for our fiscal year ending December 31, 2008.

The standards that must be met for management to assess the internal control over financial reporting are new and complex, and will require significant documentation, testing and possible remediation to meet the detailed standards.  In addition, the attestation process that must be performed by our independent registered public accounting firm is also new and complex.  We may encounter problems or delays in completing the activities necessary to make an assessment of our internal control over financial reporting, completing the implementation of any requested improvements, or receiving an unqualified attestation of our assessment by our independent registered public accountants.  Compliance with these new rules could require us to incur substantial costs and may require a significant amount of time and attention of management, which could seriously harm our business, financial condition and results of operations.  If we are unable to assess our internal control over financial reporting as effective, or if our independent registered public accounting firm is unable to provide an unqualified attestation report on our assessment, investors may lose confidence in us and our stock may be negatively impacted.

We are not subject to certain of the corporate governance provisions of the Sarbanes-Oxley Act of 2002 and, without voluntary compliance with such provisions, will not receive the benefits and protections they were enacted to provide.

Since our common stock is not listed for trading on a national securities exchange, we are not subject to certain of the corporate governance rules established by the national securities exchanges pursuant to the Sarbanes-Oxley Act of 2002.  These rules relate to independent director standards, director nomination procedures, audit and compensation committees standards, the use of an audit committee financial expert and the adoption of a code of ethics.

Our board of directors currently consists of David M. Daniels, who is our President and Chief Executive Officer.  Mr. Daniels is not an “independent director” as such term is defined by any of the national securities exchanges or inter-dealer quotation systems.  Our board of directors has not created a separately-designated standing audit committee and Mr. Daniels does not qualify as an “audit committee financial expert” as that term is defined in Item 407(d)(5)(ii) of Regulation S-B promulgated under the Securities Act.  Unless we voluntarily elect to fully comply with all of these rules, we will not receive the benefits and protections they were enacted to provide.

While we intend to file an application to have our securities listed for trading on a national securities exchange in the future which would require us to fully comply with those obligations, we cannot assure you that we will file such an application, that we will be able to satisfy applicable listing standards, or, if we do satisfy such standards, that we will be successful in receiving approval of our application by the governing body of the applicable national securities exchange.

If our executive officers, directors and principal stockholders choose to act together, they may be able to control our management and operations, which may prevent us from taking actions that may be favorable to you.

Our executive officers, directors and principal stockholders, and their respective affiliates, beneficially own approximately 28.2% of our outstanding common stock.  These stockholders, acting together, have the ability to exert substantial influence over any matters requiring approval by our stockholders, including the election and removal of directors and any proposed merger, consolidation or sale of all or substantially all of our assets.  In addition, they could dictate the management of our business and affairs.  This concentration of ownership could have the effect of delaying, deferring or preventing a change in control of us or impeding a merger or consolidation, takeover or other business combination that could be favorable to you.

Applicable SEC rules governing the trading of “penny stocks” may limit the trading and liquidity of our common stock which may affect the trading price of our common stock.

Our common stock is a “penny stock” as defined under Rule 3a51-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and is accordingly subject to SEC rules and regulations that impose limitations upon the manner in which our common stock can be publicly traded.  These regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the associated risks.  Under these regulations, certain brokers who recommend such securities to persons other than established customers or certain accredited investors must make a special written suitability determination regarding such a purchaser and receive such purchaser’s written agreement to a transaction prior to sale.  These regulations may have the effect of limiting the trading activity of our common stock and reducing the liquidity of an investment in our common stock.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act.  All statements other than statements of historical facts included or incorporated by reference in this prospectus, including, without limitation, statements regarding our future financial position, business strategy, budgets, projected revenue and costs, and plans and objectives of management for future operations, are forward-looking statements.  In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expects,” “intends,” “plans,” “projects,” “estimates,” “anticipates,” or “believes” or the negative thereof or any variation thereon or similar terminology or expressions.

These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from results proposed in such statements.  Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct.  Important factors that could cause actual results to differ materially from our expectations include, but are not limited to:

•                  our ability to fund future growth and implement our business strategy;

•                  demand for and acceptance of our membership programs;

•                  our dependence on a limited number of PPOs and other healthcare provider networks;

•                  our dependence on a single insurance company for the insurance products offered as part of our CARExpressTM Plus programs;

•                  our dependence upon a limited number of marketing and distribution partners for substantially all of our revenue;

•                  our ability to market our membership programs and develop and expand the market for our membership programs;

•                  growth and market acceptance of the health membership industry;

•                  competition in the health membership industry and our markets;

•                  our ability to attract and retain qualified personnel;

•                  legislative or regulatory changes in the healthcare industry;

•                  the condition of the securities and capital markets;

•                  general economic and business conditions, either nationally or internationally or in the jurisdictions in which we are doing business;

and statements of assumption underlying any of the foregoing, as well as any other factors set forth herein under “Risk Factors” on page 3 of this prospectus and “Management’s Discussions an Analysis” below.  All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the foregoing.  Except as required by law, we assume no duty to update or revise our forward-looking statements based on changes in internal estimates or expectations or otherwise.

MANAGEMENT’S DISCUSSION AND ANALYSIS

This Management’s Discussion and Analysis and other parts of this prospectus contain forward-looking statements that involve risks and uncertainties.  All forward-looking statements included in this prospectus are based on information available to us on the date hereof and, except as required by law, we assume no obligation to update any such forward-looking statements.  Our actual results may differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth herein under “Risk Factors” on page 3 of this prospectus and elsewhere in this prospectus.  The following should be read in conjunction with our consolidated financial statements beginning on page F-1 of this prospectus.

Overview

We are a national healthcare membership organization that was formed by healthcare professionals to address the need for affordable healthcare nationwide.  We create, market and sell membership programs to predominantly underserved markets in the healthcare industry through a national healthcare savings network called CARExpressTM.  CARExpressTM is a network of hospitals, doctors, dentists, pharmacists and other healthcare providers comprised of over 1,000,000 healthcare providers that render their services and products to CARExpressTM members at discounted prices.  CARExpressTM enables people to engage in point-of-service transactions directly with these healthcare providers and pay discounted prices to the providers.

Our membership programs offer savings on healthcare services to persons who are uninsured or underinsured and to those who purchase only high deductible or limited benefit medical insurance policies by providing access to the same PPOs that are utilized by employers that self-fund at least a portion of their employees’ healthcare costs.  Our membership programs are also used to supplement benefit plans and fill in the gaps created by the need to reduce health benefits to keep the costs of health insurance reasonable.  We sell our membership programs directly and indirectly through resellers that privately label or co-brand our membership programs and employers that offer our membership programs to their employees.

We are actively engaged in marketing our membership programs to the public and our primary strategic objectives are to generate increased sales of our membership programs and expand our position as a provider of unique healthcare membership service programs.  The target market for our membership programs is comprised of individuals who have either limited health benefits or no health benefits.  Our market share of this market is currently less than one percent and has been less than one percent since our inception.  Since we are not currently large enough to pursue and support the entire market, we intend to continue to pursue specific opportunities that we identify in this market through our various marketing and distribution channels.  Through product design, competitive membership pricing, and a variety of marketing and distribution partners, we are pursuing opportunities in the healthcare market that insurance companies have not addressed.

Recent Developments

We have experienced a substantial increase in revenue and our membership base over the past 12 months.  We achieved revenue of $3,250,182 for the nine-month period ended September 30, 2007, compared to revenue of $1,052,473 for the nine-month period ended September 30, 2006, an increase of almost 210%.  We have entered into agreements with several marketing and distribution partners that are selling our CARExpressTM membership programs to the public and are currently in discussions with several other companies regarding the sale of our CARExpressTM membership programs.

In May 2007, we entered into a membership agreement with American Advantage Association.  Under the terms of the agreement, American Advantage agreed to provide us with access to limited insurance benefits initially underwritten by The United States Life Insurance Company in the City of New York, a member company of American International Group, Inc., under a group master policy issued to American Advantage.  The limited insurance benefits may be sold by us in the form of membership benefit programs that contain both our traditional health discount membership programs and the limited insurance benefits.

We are currently offering several new membership benefit programs to the public under the name “CARExpressTM Plus.”  Our CARExpressTM Plus membership programs currently consist of variations of our CARExpressTM Comprehensive Program and various limited liability insurance benefits.  Members of our CARExpressTM Plus membership programs are able to use the health discount component of the programs to obtain discounts on healthcare costs and use the insurance component of the programs to cover healthcare costs up to the amount of the coverage limit.  Each CARExpressTM Plus membership program provides coverage for the member’s full family or, at the member’s option, coverage limited exclusively to the primary insured.  We are marketing our CARExpressTM Plus membership programs directly and indirectly through brokers, agents and other independent third parties.

Operational Metrics

Our revenue consists exclusively of recurring monthly membership fees that we receive from members of our membership programs.  To generate revenue, we engage in marketing campaigns offering money-back guarantees and free-trial periods as an incentive for prospective members to try our membership programs.  Upon becoming paying members, the members pay us membership fees each month for the duration of their membership.  The average membership fee per member per month that we receive for our CARExpressTM health discount programs is approximately $35.  Approximately 95% of the CARExpressTM health discount programs that we have sold to our current members consist of our Comprehensive Care Program which is currently sold at a monthly retail price of $39.95.  The remaining CARExpressTM health discount programs that we have sold to our current members consist of a mix of our less expensive programs.  We do not have similar data available for our new CARExpressTM Plus membership programs since we only recently began selling them to the public.

We receive each member’s initial monthly payment and billing information at the beginning of the first monthly membership period.  Monthly payments for subsequent periods are received at the beginning of the applicable period.  For those memberships sold in connection with our free-trial offers, we receive the member’s billing information at the beginning of the free-trial period.  After the free-trial period has expired, the member is charged for the next monthly membership period unless the member cancels the membership prior to the expiration of the free-trial period.  The monthly membership fees that we receive are recognized as revenue evenly over the applicable monthly membership period.  As a result, there is a delay of four weeks between the date we receive a monthly membership fee and the date we recognize the entire fee as revenue.

A key metric that we use to evaluate our success is our member retention rates.  Member retention rates represent the percentage of new members that we acquire that we are able to retain for a specified period of time.  Since we incur a large portion of our costs up front and receive recurring membership fees throughout the term of the membership, the longer we are able to retain the members we acquire, the greater the revenue potential of the membership programs that we sell.  We believe that the key to obtaining a high member retention rate is to target our marketing campaigns towards those individuals and organizations that are most in need of our programs, most capable of paying for our programs, and most loyal to us and our programs.  Member retention rates can be influenced by a variety of factors, including:

•                  the type of membership programs being sold;

•                  the marketing campaign being used to sell our membership programs;

•                  the financial condition and loyalty of our members;

•                  the distribution channel selling our membership programs; and

•                  the type and amount of compensation being paid to our marketing and distribution partners to sell our membership programs.

We have obtained valuable information regarding member demographics through the marketing and advertising campaigns that we have conducted and are focusing our marketing and advertising campaigns on members and member groups that we have identified as being most suitable for our membership programs.  As a result, we expect our retention rates to continue to improve over the next 12 months as we pursue these opportunities through our various marketing and distribution channels.

Outlook

Our strategy is to continue to expand our position as a provider of unique healthcare membership service programs.  We implemented several strategic growth initiatives during 2006 and 2007 through which we achieved new contracts and strategic partnerships with a number of marketing and distribution companies.  We have also initiated several measures in anticipation of our future growth, including hiring additional customer service staff and transitioning our current customer service staff from one shift to two shifts to ensure adequate coverage for our members.  We expect to generate future revenue and members primarily through our marketing and distribution partners and our various marketing and advertising campaigns.  We expect to further increase revenue and members through sales of our CARExpressTM Plus programs to the public.  We intend to finance each of these projects through cash on hand, internally generated cash flows from operating activities, proceeds from the exercise of outstanding warrants and, if necessary, additional sales of debt or equity securities.  We will use any additional investments that we receive to accelerate the expansion of each of our advertising campaigns and programs and increase sales of our membership programs.

We expect the number of CARExpressTM members generated each month to increase for the foreseeable future.  We also expect our retention rates to improve over the next 12 months as we obtain additional information regarding member demographics and target our marketing and advertising campaigns at prospective members and member groups that are most suitable for our membership programs.  As a result, we expect to begin generating a net profit from operations in the first half of 2008 as the recurring membership fees from our increasing membership base overtake the costs associated with obtaining the new members we are generating.  We can provide no assurance, however, that our membership base will increase as projected, that our member retention rates will improve over the next 12 months or that we will begin generating a net profit from operations in the first half of 2008.

Critical Accounting Policies

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements and accompanying notes, which have been prepared in accordance with accounting principles generally accepted in the United States.  The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities.  When making these estimates and assumptions, we consider our historical experience, our knowledge of economic and market factors and various other factors that we believe to be reasonable under the circumstances.  Actual results may differ under different estimates and assumptions.

The accounting estimates and assumptions discussed in this section are those that we consider to be the most critical to an understanding of our financial statements because they inherently involve significant judgments and uncertainties.

Revenue Recognition

We sell membership cards in return for monthly membership fees.  We recognize these membership fees as revenue when persuasive evidence of an arrangement exists, delivery or performance has occurred, the sales price is fixed and determinable, and collectibility is reasonably assured.  At the beginning of each membership period, the membership fee is charged to the member’s credit card, resulting in deferred revenue.  We then recognize the membership fees as revenue as the services are rendered.  Shipping and handling fees that we receive for the shipment of membership packages to new members are included in our membership fees and recorded as deferred revenue. These fees are then recognized as revenue on a straight-line basis over the longer of the initial contractual term or the expected period during which the services will be performed if the relationship with the member is expected to extend beyond the initial contractual term and the member continues to benefit from the payment of the fees.

Stock-Based Compensation

We account for employee stock-based compensation using the fair value recognition provisions of Financial Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123R”).  We adopted SFAS 123R on January 1, 2006 using the modified prospective transition method.  Under this method, compensation cost recognized for the year ended December 31, 2006 includes: (a) compensation cost for all share-based payments granted, but not yet vested as of January 1, 2006, based on the grant-date fair value estimated in accordance with the original provisions of SFAS 123, and (b) compensation cost for all share-based payments granted subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS 123R.  Such amounts have been reduced by our estimate of forfeitures of all unvested awards.

Prior to January 1, 2006, we accounted for our employee stock-based compensation under the recognition and measurement provisions of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”).  Under APB 25, when the exercise price of stock-based compensation granted to employees equals the market price of the common stock on the date of grant, no compensation expense is recorded.  When the exercise price of stock-based compensation granted to employees is less than the market price of the common stock on the date of grant, compensation expense is recognized over the vesting period.  Since all of our currently issued employee stock-based compensation had been issued prior to January 1, 2006 at an exercise price equal to or greater than the market price of our common stock on the date of grant, we did not previously recognize any expense as a result of the issuances.

We account for non-employee stock-based compensation in accordance with Statement of Financial Accounting Standards No. 123, “Accounting For Stock-Based Compensation” (“SFAS 123”) and Emerging Issues Task Force No. 96-18 “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring or in Conjunction with Selling Goods or Services” (“EITF 96-18”).  SFAS 123 and EITF 96-18 require that we account for our stock-based compensation grants to non-employees based on the fair value of the stock-based compensation on the date of grant.

We use the Black-Scholes pricing model to determine the fair value of the stock-based compensation that we grant to employees and non-employees.  We are required to make certain assumptions in connection with this determination, the most important of which involves the calculation of volatility with respect to the price of our common stock.  The computation of volatility is intended to produce a volatility value that is representative of our expectations about the future volatility of the price of our common stock over an expected term.  We used our past share price history to determine volatility and cannot predict how the price of our shares of common stock will react on the open market in the future since our common stock has only been trading on the OTC Bulletin Board since March 30, 2006.  As a result, the volatility value that we calculated may differ from the future volatility of the price of our shares of common stock.

For a more complete discussion of our accounting policies and procedures, see our Notes to Consolidated Financial Statements beginning on page F-7.

Recent Accounting Pronouncements

 In June 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109” (“FASB Interpretation 48”).  FASB Interpretation 48 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements in accordance with SFAS No. 109, Accounting for Income Taxes.  FASB Interpretation 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.  It also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition.  FASB Interpretation 48 becomes effective for us for the fiscal year ending December 31, 2007.  We adopted this standard in January 2007.  We do not expect the adoption of FASB Interpretation 48 to have a material impact on our consolidated financial statements.

In September 2006, the SEC issued Staff Accounting Bulletin No. 108, Section N to Topic 1, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”).  SAB 108 requires the evaluation of prior-year misstatements using both the balance sheet approach and the income statement approach.  In the initial year of adoption, should either approach result in quantifying an error that is material in light of quantitative and qualitative factors, SAB 108 guidance allows for a one-time cumulative-effect adjustment to beginning retained earnings.  In years subsequent to adoption, previously undetected misstatements deemed material shall result in the restatement of previously issued financial statements in accordance with FAS No. 154, “Accounting Changes and Error Corrections,” a replacement of APB Opinion No. 20, “Accounting Changes,” and Statement No. 3, “Reporting Accounting Changes in Interim Financial Statements.”  SAB 108 became effective for us for the year ended December 31, 2006.  The implementation of SAB 108 did not have a material impact on our financial statements.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157 – “Fair Value Measurements” (“SFAS 157”).  This standard establishes a framework for measuring fair value and expands disclosures about fair value measurement of a company’s assets and liabilities.  This standard also requires that the fair value measurement should be determined based on the assumptions that market participants would use in pricing the asset or liability.  SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and, generally, must be applied prospectively.  We expect to adopt this standard beginning in January 2008.  We are currently evaluating the impact that this new standard will have on our financial position and results of operations.

On February 15, 2007, the FASB issued Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”).  SFAS 159 provides companies with an option to report selected financial assets and liabilities at fair value.  Its objective is to reduce both complexity in accounting for financial instruments and the volatility in earnings caused by measuring related assets and liabilities differently.  It also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities.

SFAS 159 requires companies to provide additional information that will help investors and other users of financial statements to more easily understand the effect of the company’s choice to use fair value on its earnings.  It also requires entities to display the fair value of those assets and liabilities for which the company has chosen to use fair value on the face of the balance sheet.  SFAS 159 does not eliminate disclosure requirements included in other accounting standards, including requirements for disclosures about fair value measurements included in SFAS 157, discussed above, and Statement of Financial Accounting Standards No. 107 Disclosures about Fair Value of Financial Instruments.  SFAS 159 is effective as of the beginning of an entity’s first fiscal year beginning after November 15, 2007.  Early adoption is permitted as of the beginning of the previous fiscal year provided that the company makes that choice in the first 120 days of that fiscal year and also elects to apply the provisions of SFAS No. 157.  We are currently reviewing the effects of SFAS 159.

Comparison of the Three-Month Periods Ended September 30, 2007 and 2006

Revenue

Revenue consists of the monthly membership fees that we receive from members of our membership programs.  To date, revenue has consisted exclusively of the monthly membership fees we receive from members of our CARExpressTM health discount programs.  Revenue increased $615,432 to $1,026,477 for the three-month period ended September 30, 2007 from $411,045 for the three-month period ended September 30, 2006.  The increase of $615,432 resulted primarily from sales of our CARExpressTM health discount programs to new members and increased revenue generated from our existing members.  Approximately 65% of the revenue that we generated during the three-month period ended September 30, 2007 was derived from sales of our CARExpressTM health discount programs to first-time members, compared to approximately 95% during the corresponding period in 2006.  The remainder of the revenue that we generated during these periods was derived from existing members.  We expect revenue to increase over the next 12 months as a result of increased sales of our CARExpressTM health discount programs and our CARExpressTM Plus programs by our marketing and distribution partners and through our various marketing and advertising campaigns.

Direct Costs

Direct costs consist of sales commissions that we pay to our marketing and distribution partners and fees that we pay to our PPOs and provider networks for access to their networks.  Direct costs increased $245,488 to $812,647 for the three-month period ended September 30, 2007, from $567,159 for the three-month period ended September 30, 2006.  The increase of $245,488 was due primarily to an increase of $144,194 for sales commissions and $101,513 for PPO and network provider costs.  We expect cost of sales to increase over the next 12 months as increased sales of our membership programs result in higher overall sales commission expenses and provider networks costs.

Selling and Marketing Expenses

Selling and marketing expenses consist of advertising expenses, marketing expenses, salaries and other compensation paid to employees selling and marketing our membership programs, rent expense allocated to our selling and marketing activities, depreciation and amortization expense allocated to our selling and marketing activities, and all other selling and marketing expenses incurred by us.  Selling and marketing expenses decreased $1,503,512 to $59,627 for the three-month period ended September 30, 2007, from $1,563,139 for the three-month period ended September 30, 2006.  The decrease of $1,503,512 was due primarily to decreases of $1,424,389 for radio and television marketing programs and other marketing campaigns and activities, and $79,123 for sales-related cash and equity-based compensation.  We expect selling and marketing expenses to increase during the next 12 months as we continue to engage in targeted and cost-efficient marketing and advertising campaigns and activities.

General and Administrative Expenses

General and administrative expenses consist primarily of employee compensation expense, professional fees and other general and administrative expenses.

Employee Compensation Expense.  Employee compensation expense consists of all salaries and related compensation that we pay to our employees and the related payroll taxes that are not associated with our selling and marketing activities.  Employee compensation expense increased $86,970 to $490,932 for the three-month period ended September 30, 2007, from $403,962 for the three-month period ended September 30, 2006.  The increase of $86,970 was due primarily to an increase of $174,189 in salary and payroll expense associated primarily with an increase in the number of people employed by us and annual increases in the salaries payable to our executive officers under their respective employment agreements. This increase was offset by decreases of $127,650 in stock option expense resulting from our decision in December 2006 to accelerate the vesting of certain stock options previously issued to our executive officers and employees.  We are party to employment agreements with David M. Daniels, Alex Soufflas, Patricia S. Bathurst and David A. Taylor.  A summary of the material terms of these employment agreements and our financial obligations thereunder is provided in the Registration Statement under the captions “Management’s Discussion and Analysis — Contractual Obligations” and “Executive Compensation.”  We expect to recognize less equity-based compensation expense in the future due to the accelerated vesting in 2006 of most of the issued and outstanding stock options held by our employees.  However, we intend to retain additional executive management personnel and other employees in connection with the anticipated growth of our business.  As a result, we expect employee compensation expense to decrease minimally over the next 12 months.

Professional Fees.  Professional fees consist of fees paid to our independent accountants, lawyers and other professionals.  Professional fees decreased $119,368 to $120,710 for the three-month period ended September 30, 2007 from $240,078 for the three-month period ended September 30, 2006.  The decrease of $119,368 was due primarily to decreases of $67,757 in the amount of expense recognized in connection with equity-based compensation previously paid to service providers and consultants for various services, and $49,429 in general consulting fees for technology-related services.  We expect professional fees to decrease over the next 12 months as we recognize less stock compensation expense associated with the equity-based compensation previously paid to our consultants and service providers.  We expect this to be partially offset by increases in accounting and legal fees that we will incur in connection with the general expansion of our business and operations.

Other General and Administrative Expenses.  Other general and administrative expenses consist of costs for supplies, computer hardware and system costs, bank service charges, filing fees and dues, non-employee customer service representative expense, rent expense, health insurance costs, financial printer costs, transfer agent costs, the costs of investor relations campaigns and activities, general business expenses, severance expense and miscellaneous general and administrative expenses that are not associated with our selling and marketing activities.  Other general and administrative expenses increased $399,895 to $526,927 for the three-month period ended September 30, 2007 from $127,032 for the three-month period ended September 30, 2006.  The increase of $399,895 resulted primarily from increases of $186,331 for bank service charges associated with new and recurring member transactions, $28,545 for office supplies, $20,814 for postage and delivery expenses, $30,651 for printing and reproduction, $19,470 for computer maintenance and upgrades, as well as increases in other miscellaneous general and administrative expenses.  We expect other general and administrative expenses to increase over the next 12 months as we continue to incur expenses for bank service charges, financial printer services, investor relations campaigns and activities, transfer agent fees, health insurance, rent, non-employee customer service representatives, supplies, computer hardware and systems, and other miscellaneous items associated with the general operation of and growth in our business.

Net Loss

Our net loss decreased $1,506,907 to $983,417 for the three-month period ended September 30, 2007, from $2,490,324 for the three-month period ended September 30, 2006.  The decrease of $1,506,907 was primarily the result of an increase of $615,432 in revenue and decreases of $1,503,512 for selling and marketing expense and $119,368 for professional fees, partially offset by increases of $245,488 for direct costs incurred in connection with the sale of our membership programs, $80,919 for employee compensation expense and $405,946 for other general and administrative expenses.  We expect to begin generating a net profit from operations in the first half of 2008 as the recurring membership fees from our increasing membership base overtake the costs associated with obtaining new members.

Comparison of the Nine-Month Periods Ended September 30, 2007 and September 30, 2006

Revenue

Revenue increased $2,197,709 to $3,250,182 for the nine-month period ended September 30, 2007 from $1,052,473 for the corresponding period in 2006.  The increase of $2,197,709 resulted from increased sales of our CARExpressTM health discount programs to new members and increased revenue generated from our existing members.  Approximately 80% of the revenue that we generated during the nine-month period ended September 30, 2007 was derived from sales of our CARExpressTM health discount programs to first-time members, compared to approximately 95% during the corresponding period in 2006.  The remainder of the revenue that we generated during these periods was derived from existing members.

Direct Costs

Direct costs increased $1,068,585 to $2,037,603 for the nine-month period ended September 30, 2007, from $969,018 for the corresponding period in 2006.  The increase of $1,068,585 was due to an increase of $805,783 for sales commissions and $263,242 for PPO and provider network costs.

Selling and Marketing Expenses

Selling and marketing expenses decreased $2,335,956 to $170,877 for the nine-month period ended September 30, 2007, from $2,506,833 for the corresponding period in 2006.  The decrease of $2,335,956 was due primarily to a decrease of $1,916,656 for radio and television marketing programs and other marketing campaigns and activities, and $67,242 for sales salaries and equity compensation, partially offset by decreases in other selling and marketing expenses.

General and Administrative Expenses

Employee Compensation Expense.  Employee compensation expense increased $2,341 to $1,542,710 for the nine-month period ended September 30, 2007 from $1,540,369 for the corresponding period in 2006.  The increase of $2,341 was due to primarily to increases of $464,149 in salary and payroll tax expense associated primarily with an increase in the number of people employed by us and annual increases in the salaries payable to our executive officers under their respective employment agreements and $114,216 in expense associated with restricted stock awards granted to our executive officers in 2006 and the acceleration of the vesting of the restricted stock award previously granted to David A. Taylor upon the termination of his employment in March 2007, and increases in other employee compensation expenses.  This amount was partially offset by a decrease of $684,386 of stock option expense resulting primarily from our decision in December 2006 to accelerate the vesting of certain stock options previously issued to our executive officers and employees and the acceleration of the vesting of the stock option previously granted to Roger H. Folts, our former Chief Financial Officer, upon the termination of his employment in February 2006.

Professional Fees.  Professional fees decreased $129,643 to $419,484 for the nine-month period ended September 30, 2007 from $549,127 for the corresponding period in 2006.  The decrease of $129,643 was due primarily to a decrease of $116,428 in general consulting fees for technology-related services and $33,547 in cash and equity-based compensation previously paid to services providers and consultants for various services, partially offset by increases in other professional fees.

Other General and Administrative Expenses.  Other general and administrative expenses increased $530,379 to $1,107,145 for the nine-month period ended September 30, 2007 from $576,766 for the corresponding period in 2006.  The increase of $530,379 resulted primarily from increases of $273,057 in bank service charges associated with new and recurring member transactions, $110,215 for office supplies, $63,689 for postage and delivery expenses, $32,958 for printing and reproduction costs, $21,911 for network hardware maintenance and upgrades and $29,950 for state corporate filing fees.  These increases were partially offset by decreases of $51,065 for financial printing costs and $31,515 for rent obligations.

Gain on the Extinguishment of Debt

Gain on the extinguishment of debt consists of the gain that we recognized in connection with our termination of the lease for our office space in Sarasota, Florida upon the issuance of common stock to Centerpointe Property, LLC on April 1, 2006 in full payment of all rent and other expenses that were due and payable under the lease and a mutual release from any and all claims arising out of the lease.  We recognized a gain on the extinguishment of debt of $35,932 during the nine months ended September 30, 2006 in connection with the issuance of these shares.  We did not recognize any gain or loss on the extinguishment during the nine months ended September 30, 2007.  We do not expect to incur any similar gains on the extinguishment of debt in the foreseeable future.

Net Loss

Our net loss decreased $2,996,578 to $2,012,269 during the nine-month period ended September 30, 2007, from $5,008,847 during the corresponding period in 2006.  The decrease of $2,996,578 was primarily the result of an increase of $2,197,709 in revenue and decreases of $2,335,956 for selling and marketing expenses and $129,643 for professional fees, partially offset by increases of $1,068,584 for direct costs incurred in connection with the sale of our membership programs and $536,430 for other general and administrative expenses.

Comparison of the Years Ended December 31, 2006 and 2005

Revenue

Revenue increased $1,624,639 to $1,870,612 for the year ended December 31, 2006 from $245,973 for the year ended December 31, 2005.  The increase of $1,624,639 resulted primarily from sales of our CARExpressTM health discount programs to new members.  Approximately 95% of the revenue that we generated during the years ended December 31, 2006 and 2005, respectively, was derived from sales of our CARExpressTM health discount programs to first-time members.  The remainder of the revenue that we generated during these periods was derived from existing members.

Direct Costs

Direct costs increased $1,087,139 to $1,437,805 for the year ended December 31, 2006, from $350,666 for the year ended December 31, 2005.  The increase of $1,087,139 was due primarily to an increase of $868,498 for sales commissions and $218,641 for PPO and provider network costs.

Selling and Marketing Expenses

Selling and marketing expenses increased $2,797,756 to $3,039,448 for the year ended December 31, 2006, from $241,692 for the year ended December 31, 2005.  The increase of $2,797,756 was due primarily to an increase of $2,392,252 for our advertising and marketing campaigns and activities and $454,468 for sales-related cash and equity-based compensation resulting primarily from our adoption of SFAS 123R on January 1, 2006, partially offset by decreases in other selling and marketing expenses.

General and Administrative Expenses

General and administrative expenses consist primarily of employee compensation expense, professional fees, rent expense, and other general and administrative expenses.

Employee Compensation Expense.  Employee compensation expense increased $2,660,002 to $3,557,839 for the year ended December 31, 2006, from $897,837 for the year ended December 31, 2005.  The increase of $2,660,002 was due to an increase of $2,175,858 in stock option expense resulting primarily from our acceleration of certain stock options previously issued to our executive officers and employees and the recognition of non-cash equity-based compensation expense in connection with our adoption of SFAS 123R on January 1, 2006, an increase of $376,819 in salary and payroll tax expense associated primarily with annual increases in the salaries payable to our executive officers in 2006 under their respective employment agreements, and an increase of $107,325 in expense associated with restricted stock awards granted to our executive officers in 2006.

Professional Fees.  Professional fees decreased $445,744 to $2,160,621 for the year ended December 31, 2006 from $2,606,365 for the year ended December 31, 2005.  The decrease of $445,744 was due primarily to a decrease in the amount of cash and equity-based compensation paid to our service providers and consultants for various services, partially offset by increases in the amortization of equity-based expense due to the early termination of the agreements with certain of our consultants and services providers and increases in other professional fees.

Other General and Administrative Expenses.  Other general and administrative expenses increased $1,341,090 to $1,719,148 for the year ended December 31, 2006 from $378,058 for the year ended December 31, 2005.  The increase of $1,341,090 resulted primarily from an increase of $165,369 for bank service charges associated with new and recurring member transactions, $511,754 for investor relations campaigns and activities, $178,489 for non-employee customer service representatives, $131,654 for supplies, and $70,189 for financial printing costs.

Gain on the Extinguishment of Debt

Gain on the extinguishment of debt consists of the gain that we recognized in connection with our termination of the lease for our office space in Sarasota, Florida upon the issuance of common stock to Centerpointe Property, LLC on April 1, 2006 in full payment of all rent and other expenses that were due and payable under the lease and a mutual release from any and all claims arising out of the lease.  We recognized a gain on the extinguishment of debt of $35,932 during the year ended December 31, 2006 in connection with the issuance of these shares.  We did not recognize any such gain during the year ended December 31, 2005.  We do not expect to recognize any additional gains or losses on the extinguishment of debt in the foreseeable future.

Common Stock Issued for Releases

Common stock issued for releases consists of the cost of the shares of common stock issued to previous investors in consideration for an amendment to their securities purchase agreements and a release from certain potential claims thereunder.  We incurred expenses for common stock issued for releases of $295,100 during the year ended December 31, 2005.  We did not incur any such expenses during the year ended December 31, 2006.  The expenses for common stock issued for releases in 2005 resulted from our issuance of 737,750 shares of our common stock to previous investors in exchange for their execution of an amendment to their securities purchase agreements for the securities that they purchased from us in private offerings that we completed in August 2004 and September 2004 and a release from any potential claims thereunder.  We do not expect to incur any additional expenses for common stock issued for releases in the foreseeable future.

Net Loss

Our net loss increased $5,436,676 to $9,965,428 for the year ended December 31, 2006, from $4,528,752 for the year ended December 31, 2006.  The increase of $5,436,676 was primarily the result of increases of $1,087,139 for direct costs incurred in connection with the sale of our membership programs, $2,392,252 for advertising and marketing campaigns and activities, $3,114,470 for employee compensation expense (of which $2,567,135 consisted of non-cash equity-based compensation expense that we recognized in connection with our adoption of SFAS No. 123R on January 1, 2006), and $511,754 for investor relations campaigns and activities, partially offset by an increase of $1,624,639 in revenue and decreases in other expenses.

Liquidity and Capital Resources

Since our inception, we have funded our operations primarily through private sales of equity securities and the use of short-term debt.  As of September 30, 2007, we had cash and cash equivalents of approximately $441,550 and working capital of approximately $590,234.

Net cash used by operating activities was $1,645,619 for the nine-month period ended September 30, 2007 compared to $3,692,598 for the nine-month period ended September 30, 2006.  The $2,046,979 decrease in cash used by operating activities was due primarily to a decrease of $2,996,578 in net loss, partially offset by a decrease of $684,386 in stock option expense, a difference of $231,241 in deferred revenue, and an increase of $210,397 in deposits.  Net cash used by operating activities was $5,215,208 for the year ended December 31, 2006 compared to $1,915,381 for the year ended December 31, 2005.  The $3,299,827 increase in cash used by operating activities was due primarily to an increase in net loss of $5,436,676, partially offset by increases of $2,525,855 in non-cash stock option expense resulting primarily from our acceleration of stock options previously issued to certain of our executive officers and employees and the recognition of this expense in connection with our adoption of SFAS 123R on January 1, 2006 and $80,403 in deferred revenue, and a decrease in non-cash expense associated with the issuance of common stock for releases of $295,100.

Net cash used by investing activities was $55,000 for the nine-month period ended September 30, 2007 compared to $17,295 for the nine-month period ended September 30, 2006.  The $37,705 increase in cash used by investing activities was due to an increase of $55,000 in assets held for resale and our disposal of $35,717 in certificates of deposit in 2006, partially offset by our purchase of $53,012 in property and equipment in 2006.  Net cash used by investing activities was $47,761 for the year ended December 31, 2006 compared to net cash provided by investing activities of $223,180 for the year ended December 31, 2005.  The $270,941 difference in cash flows from investing activities was due to a decrease of $320,506 in proceeds from the sale of marketable securities, a decrease of $35,717 in certificates of deposit acquired in 2005 and disposed of in 2006, and an increase of $46,869 in property and equipment, partially offset by a decrease of $25,000 in notes receivable.

Net cash provided by financing activities was $545,200 for the nine-month period ended September 30, 2007 compared to $4,922,123 for the corresponding period in 2006.  The $4,376,923 decrease in cash provided by financing activities was due to decreases of $1,728,860 in proceeds from the sale of common stock and $2,816,063 in proceeds received upon the exercise of outstanding warrants, partially offset by an increase of $168,000 in the payment of notes payable.  Net cash provided by financing activities was $6,750,131 for the year ended December 31, 2006 compared to $1,380,093 for the year ended December 31, 2005.  The $5,370,038 increase in cash provided by financing activities was due primarily to increases of $902,016 in proceeds from the sale of common stock and $4,749,713 in proceeds received upon the exercise of outstanding warrants, partially offset by an increase of $146,491 in the payment of notes payable and a decrease in proceeds from the issuance of notes payable of approximately $180,000.

Our primary sources of capital over the past 12 months are set forth below.

In August 2007, we sold 1,200,000 shares of common stock, one Class A warrant exercisable into 1,000,000 shares of common stock and one Class B warrant exercisable into 1,000,000 shares of common stock to an accredited investor for aggregate gross proceeds of $540,000.  These securities were sold in units comprised of one share of common stock, one Class A warrant and one Class B warrant.  The units were sold at a purchase price of $0.45 per unit.  We granted registration rights covering the public resale of all of the shares of common stock and all of the shares issuable upon the exercise of the warrants.  All Class A warrants have an exercise price of $0.60 per share, are exercisable for a period of 30 days commencing on the date the registration statement is declared effective by the SEC, and expire at the end of the exercise period.  All Class B warrants have an exercise price of $0.80 per share, are exercisable until December 31, 2008, are callable by us if certain criteria are satisfied, and expire at the end of the exercise period.

In October 2007, we completed a private offering of 810,000 shares of our common stock, Class A warrants to acquire 810,000 shares of our common stock and Class B warrants to acquire 810,000 shares of our common stock for aggregate cash consideration of $243,000.  These securities were sold in units comprised of one share of our common stock, one Class A warrant and one Class B warrant.  The units were sold at a purchase price of $0.30 per unit.  The Class A warrants are initially exercisable into one share of our common stock at an exercise price of $0.30 per share, are exercisable during a period beginning on the date a registration statement covering the public resale of the shares underlying the warrants is declared effective by the SEC and ending on the later of January 31, 2008 or the date that is 30 calendar days after the effective date of the registration statement, and expire at the end of the exercise period.  The Class B warrants are initially exercisable into one share of our common stock at an exercise price of $0.40 per share, are exercisable during a period beginning on the date a registration statement covering the public resale of the shares underlying the warrants is declared effective by the SEC and ending on January 31, 2008, and expire at the end of the exercise period.

In November 2007, we completed a private offering of 500,000 shares of our common stock, Class A warrants to acquire 500,000 shares of our common stock and Class B warrants to acquire 500,000 shares of our common stock for aggregate cash consideration of $150,000.  These securities were sold in units comprised of one share of our common stock, one Class A warrant and one Class B warrant.  The units were sold at a purchase price of $0.30 per unit.  The Class A warrants are initially exercisable into one share of our common stock at an exercise price of $0.30 per share, are exercisable during a period beginning on the date a registration statement covering the public resale of the shares underlying the warrants is declared effective by the SEC and ending on the later of January 31, 2008 or the date that is 30 calendar days after the effective date of the registration statement, and expire at the end of the exercise period.  The Class B warrants are initially exercisable into one share of our common stock at an exercise price of $0.40 per share, are exercisable during a period beginning on the date a registration statement covering the public resale of the shares underlying the warrants is declared effective by the SEC and ending on January 31, 2008, and expire at the end of the exercise period.

In November 2007, we completed a private offering of 1,240,000 shares of our common stock, Class A warrants to acquire 1,240,000 shares of our common stock, and Class B warrants to acquire 1,240,000 shares of our common stock for aggregate cash consideration of $310,000.  These securities were sold in units comprised of one share of our common stock, one Class A warrant and one Class B warrant.  The units were sold at a purchase price of $0.25 per unit.  The Class A warrants are initially exercisable into one share of our common stock at an exercise price of $0.30 per share, are exercisable during a period beginning on the date a registration statement covering the public resale of the shares underlying the warrants is declared effective by the SEC and ending on the later of January 31, 2008 or the date that is 30 calendar days after the effective date of the registration statement, and expire at the end of the exercise period.  The Class B warrants are initially exercisable into one share of our common stock at an exercise price of $0.40 per share, are exercisable during a period beginning on the date a registration statement covering the public resale of the shares underlying the warrants is declared effective by the SEC and ending on January 31, 2008, and expire at the end of the exercise period.

In December 2007, we completed a private offering of 555,000 shares of our common stock, Class A warrants to acquire 555,000 shares of our common stock, Class B warrants to acquire 555,000 shares of our common stock, and Class C warrants to acquire 555,000 shares of our common stock for aggregate cash consideration of $111,000.  These securities were sold in units comprised of one share of our common stock, one Class A warrant, one Class B warrant and one Class C warrant.  The units were sold at a purchase price of $0.20 per unit.  The Class A warrants are initially exercisable into one share of our common stock at an exercise price of $0.22 per share, are exercisable during a period beginning on the date a registration statement covering the public resale of the shares underlying the warrants is declared effective by the SEC and ending on the date that is 90 calendar days after the effective date of the registration statement, are callable by us if certain criteria are satisfied, and expire at the end of the exercise period.  The Class B warrants are initially exercisable into one share of our common stock at an exercise price of $0.30 per share, are exercisable during a period beginning on the date a registration statement covering the public resale of the shares underlying the warrants is declared effective by the SEC and ending on the date that is 180 calendar days after the effective date of the registration statement, are callable by us if certain criteria are satisfied, and expire at the end of the exercise period.  The Class C warrants are initially exercisable into one share of our common stock at an exercise price of $0.30 per share, are exercisable during a period beginning on the date a registration statement covering the public resale of the shares underlying the warrants is declared effective by the SEC and ending on the third anniversary of the effective date of the registration statement, and expire at the end of the exercise period.

During the period beginning January 1, 2006 and ending December 11, 2007, we issued 6,995,397 shares of common stock upon the exercise of warrants at exercise prices ranging between $0.50 and $2.00 per share for aggregate gross cash proceeds of $4,704,413.

To date, our capital needs have been met principally through internally generated cash flows from operating activities, proceeds received upon the exercise of outstanding warrants by our security holders, and sales of our equity and debt securities.  We do not currently maintain a line of credit or term loan with any commercial bank or other financial institution.  We have used the internally generated cash flows from operating activities, proceeds from the exercise of warrants and proceeds from our private offerings of securities to pay virtually all of the costs and expenses we have incurred.  These costs and expenses were comprised of operating expenses, which consisted of the employee compensation expenses, professional fees and other general and administrative expenses discussed above.

Although we believe that our current cash resources will be sufficient to sustain our current operations for the next 12 months, we may need to obtain additional cash resources during the next 12 months if we experience a substantial downturn in our business or incur substantial expenses in connection with unforeseen events.  In the event such funds are needed, we may engage in additional sales of debt or equity securities.  The sale of additional equity or convertible debt securities would result in additional dilution to our shareholders.  The issuance of additional debt would result in increased expenses and could subject us to covenants that may have the effect of restricting our operations.  We have not made arrangements to obtain additional financing and we can provide no assurance that additional financing will be available in an amount or on terms acceptable to us, if at all.  If we are unable to obtain additional funds when they are needed or if such funds cannot be obtained on terms favorable to us, we may be unable to execute upon our business plan or pay our costs and expenses as they are incurred, which could have a material, adverse effect on our business, financial condition and results of operations.

Contractual Obligations

The following summarizes our material long-term contractual obligations as of December 31, 2006:

Contractual Obligations	Total	2007	2008	2009	2010	2011
Employment Agreements (1)	$2,799,254	$949,920	$1,044,912	$748,107	$56,315	-0-
Office Leases (2)	557,830	159,022	162,699	166,232	69,877	-0-

Total	$3,357,084	$1,108,942	$1,207,611	$914,339	$126,192	-0-

(1)  At December 31, 2006, we were a party to employment agreements with David M. Daniels, Alex Soufflas, David A. Taylor and Patricia S. Bathurst.  On March 15, 2007, we terminated the employment of David A. Taylor.  In accordance with the terms of his employment agreement, we are currently obligated to pay Mr. Taylor $178,200 over a period of 12 months commencing on the date of termination.  This table does not reflect the discontinuation of payments to Mr. Taylor over the term of his employment agreement as the result of our termination of his employment or the payments to be made to him during this 12-month period.  A summary of these employment agreements and arrangements is provided herein under “Executive Compensation — Employment Contracts and Arrangements.”

(2)  At December 31, 2006, we were a party to an operating lease for our office space in Horsham, Pennsylvania.  On March 13, 2007, we entered into an amendment to this lease to extend the lease by a period of three years beginning June 1, 2007.  Pursuant to this amendment, we will make aggregate annual payments of approximately $160,640, $164,170 and $167,705, respectively, during the term of the amendment.  This table does not reflect the payments due under the amendment to the lease.  A summary of this office lease and the amendment thereto is provided herein under “Description of Business – Properties.”

To date, we have made payments under these obligations with proceeds received from sales of our equity and debt securities, proceeds received upon the exercise of outstanding warrants by our security holders and internally generated cash flows from operating activities.  We intend to make future payments due under these obligations primarily through internally generated cash flows from operating activities.

Off-Balance Sheet Arrangements

As of September 30, 2007, we did not have any relationships with unconsolidated entities or financial partners, such as entities often referred to as structured finance or special purpose entities, that had been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.  As such, we are not materially exposed to any financing, liquidity, market or credit risk that could arise if we had engaged in such relationships.

DESCRIPTION OF BUSINESS

Overview

National Health Partners, Inc. is a national healthcare membership organization that was formed by healthcare professionals to address the need for affordable healthcare nationwide.  We create, market and sell membership programs targeted toward underserved markets in the healthcare industry through a national healthcare savings network called CARExpressTM.  CARExpressTM is a network of over 1,000,000 participating hospitals, doctors, dentists, pharmacists and other healthcare providers that have agreed to render their services and products to our members at discounted prices.  CARExpressTM enables our members to engage in point-of-service transactions directly with participating healthcare providers and pay discounted prices.

Background

We entered the health membership industry in 2001 to address the need for affordable healthcare nationwide.  From 2001 to 2004, we engaged in limited operations due to our lack of available capital.  During that time, our employees performed relatively limited duties and our operations were focused almost exclusively on building CARExpressTM.  In early 2004, we took a number of steps to increase our business and generate revenue, including raising capital through private placements of our equity securities and marketing our membership programs to the public through mail, print ad, television and internet campaigns.  We also moved into a larger facility that provides us with 17 offices, a fully equipped state-of-the-art computer and telecommunications room, and the capacity to expand our customer service base to approximately 80 customer service representatives.  From late 2004 through 2006, we began to actively pursue opportunities to sell our membership programs.  During this period, we engaged in our first test marketing campaign and entered into agreements with several marketing and distribution partners to market and sell our membership programs.  During 2007, we completed the development of our CARExpressTM Plus programs and have begun to actively market and sell these programs to the public.

Our strategy is to sustain and expand our position as a provider of unique healthcare membership programs.  We are currently actively engaged in marketing our membership programs to the public and are focused on generating increased sales of our membership programs.  Through product design, competitive membership pricing and a variety of marketing and distribution partners, we intend to pursue opportunities in the healthcare market that insurance companies have not addressed.

Healthcare Industry

The U.S. Department of Commerce estimates that 15.9% of all Americans, or 46.6 million individuals, were without health insurance coverage in 2005, up from 15.6%, or 45.3 million individuals, in 2004, an increase of 1.3 million people.  An additional 61 million people are underinsured.  According to the National Coalition on Healthcare, the primary reason for this increase is that rapidly rising health insurance premiums have caused many employers to reduce or discontinue health insurance coverage.  More than 40% of small businesses do not offer employer-sponsored health coverage, and premiums for employer-sponsored health coverage are expected to increase from $7,000 per year in 2001 to $17,000 per year in 2011.  The average cost of family coverage is now nearly $11,480 per year, including workers contributions of nearly $2,973.

Several factors have contributed to the increase in the cost of healthcare, including the following:

Over Utilization of the Healthcare System.  Over-utilization of the healthcare system is one of the factors behind these trends. Americans are utilizing healthcare services at an ever-increasing rate. Behind this phenomenon is the fact that insurance plans and healthcare management organizations are structured to encourage usage. Small co-payments, generally from $10 or $25 per office visit, encourage insured consumers to use the healthcare system more frequently because they do not perceive themselves ultimately as having to pay the full costs of the medical services received.

Strict State Insurance Regulations.  Another factor is that a number of insurance companies have pulled out of certain states due to state regulations that no longer provide a viable operating environment.  As a result of these health coverage cancellations, those formerly insured individuals and families are required to pay more for their insurance coverage, cannot obtain any coverage because of pre-existing conditions, or simply remain uninsured.

These increasing costs have led to limitations on reimbursement from insurance companies, health maintenance organizations (“HMOs”) and government sources.  Many employers have responded to the increased cost of providing health insurance to their employees by reducing or eliminating available insurance coverage and/or by requiring employees to contribute heavily in cost sharing through higher premiums, deductibles and payment.  As a result, more Americans are being forced to self-insure and pay a growing portion of the cost of their healthcare.  Some are entirely uninsured.  Others can only afford or choose only a high deductible or limited benefit health insurance policy.  In either case, this patient population increasingly forgoes medical procedures or relies on emergency care for its healthcare needs and often incurs prohibitive expenses.  Additionally, costs of healthcare for this patient population are often far higher than the amount an insurance company would pay for the same healthcare services for its insureds because the uninsured and underinsured patients have had no one to negotiate healthcare costs on their behalf.

We believe market demand is significant for any product that can accomplish one or more of the following:

•                  provide a low-cost alternative to health insurance for the 90-plus million Americans who have either no insurance or only catastrophic insurance coverage;

•                  provide small businesses with an affordable way to provide benefits to their employees;

•                  provide quality healthcare to consumers at a price that is both affordable to consumers and that will pay healthcare providers a reasonable fee for their services; and

•                  provide supplemental benefits, such as dental, vision, elective surgery, chiropractic and alternative care, that are not covered by insurance plans.

We believe that our membership programs accomplish each of these tasks.

Our CARExpressTM Healthcare Solution

Overview

We offer membership programs to uninsured and underinsured people through a national healthcare savings network called CARExpress.  We designed our programs in response to the growing number of people who can no longer obtain adequate health insurance.  Our programs provide a lower-cost alternative to individuals who are seeking to reduce their out-of-pocket healthcare costs not covered by insurance or who are unable to obtain healthcare insurance due to their medical history, age or occupation.  Acceptance into our health programs is unrestricted and our programs may be utilized by the member’s entire household.

Our CARExpress™ Membership Programs

We have designed membership programs that range from our traditional health discount programs that provide access to networks of providers that have agreed to provide our members with a reduced rate for services, to membership programs that include some amount of limited liability insurance benefits.  We currently offer two families of CARExpressTM membership programs to our members: (i) our CARExpressTM health discount programs, and (ii) our CARExpressTM Plus membership programs.

Our CARExpressTM health discount programs encompass all aspects of healthcare, including physicians, hospitals, ancillary services, dentists, prescription drugs, vision care, hearing aids, chiropractic services, alternative care, 24-hour nurseline, medical supplies and equipment, and long-term care facilities which include skilled nursing facilities, assisted living facilities, respite care and home health care.  We provide our members with access to over 1,000,000 healthcare providers through our agreements with CareMark, Aetna, Optum, Outlook Vision, Integrated Health, Three Rivers, International Med-Care and HealthFi International, which are some of the largest and most prestigious national medical networks in the country.

Our CARExpressTM health discount programs are not insurance. There is no undertaking by us to pay a portion of any fee for services or prescriptions purchased using our CARExpressTM membership cards.  Rather, our health discount programs provide consumers with access to healthcare providers who, through their affiliations with PPOs, have agreed in advance to honor our membership cards and accept the discounted fees set by the PPOs.  Our health discount programs require members to pay the provider at the time of service, thereby eliminating the need to file any insurance claims.  Our members simply present their membership card to the participating provider at the time of the service to receive the discounted price.

Our CARExpressTM Plus programs are membership programs comprised of our CARExpressTM health discount programs and limited liability insurance benefits underwritten by The United States Life Insurance Company in the City of New York, a member company of

American International Group, Inc.  Examples of the limited liability insurance benefits included in these programs include accidental death and dismemberment coverage (AD&D), accident medical expense coverage (AME), accident disability coverage, a daily hospital and intensive care unit (ICU) benefit, doctor visit benefits, inpatient/outpatient surgical visit benefits, as well as emergency room and ambulance benefits.  With CARExpressTM Plus, our health discount programs provide our members with a “point of service” discount on their healthcare expenses at the time of service.  Then, the limited liability insurance benefits reimburse our members for some, if not all, of the remaining portion of their healthcare expenses.

We believe that millions of Americans can benefit in some manner from joining CARExpressTM, whether they have health insurance or not.  We believe that our membership programs are most attractive to the following people and organizations:

•                  people without insurance coverage, including self-employed individuals and part-time or temporary employees;

•                  people with gaps in their insurance coverage;

•                  people who have been turned down for insurance because of age, occupation, medical history, a pre-existing condition, lifestyle or other reasons;

•                  people who have reached the yearly and/or lifetime benefit limits of their insurance policy;

•                  people who choose alternative healthcare solutions that are often not covered by HMOs, PPOs, or other insurance, or who seek providers not covered by their present health plans;

•                  employers that want to provide their employees with a low-cost healthcare program;

•                  employees whose employers have terminated or curtailed their health benefits;

•                  people who may be underinsured because of restrictions or provisions in their managed care plans, such as limited coverage, high deductibles or co-insurance limits;

•                  small businesses, chambers of commerce, employers of temporary or part-time personnel and other businesses seeking affordable health benefits for their employees in order to promote employee loyalty and differentiate their companies in the marketplace; and

•                  unions, associations, trade groups and other organizations seeking to increase membership and promote member/customer loyalty by providing or offering a health discount benefit.

How CARExpress™ Works

People gain access to our network of healthcare providers by paying us monthly membership fees.  Most members pay for our programs on a monthly basis, either through automatic bank drafts or credit cards.  People who do not wish to use either of these payment methods are required to pay annually at the time of enrollment.  Members may cancel their membership at any time.  We also offer a 30-day money-back guarantee so that if a member is not completely satisfied with the program the purchased, the member may cancel their membership and receive a refund of the membership fees paid.

Upon enrollment, new members receive a membership kit that includes their CARExpressTM membership card(s) along with instructions on how to use the programs purchased and how to access providers in their area.  Except with respect to hospitals, members select a participating provider, make an appointment with the provider, present their membership card to the provider at the time of service and receive their discount at the time of service.  The provider may verify an individual’s membership status by calling a phone number imprinted on the membership card or reviewing electronic files that we have submitted to the provider.  There are no claim forms or bills to be processed.

With regard to hospitals, we utilize the services of a hospital savings company to negotiate discounts with the providers and arrange financing with the members for the payment of the hospital services.  Members may use any accredited hospital in the United States.  Members make no payments to the hospital at the time services are rendered.  Instead, they simply present their membership card to the provider at the hospital at the time of service.  The members contact the hospital savings company prior to or after their hospital stay and the hospital savings company negotiates a discounted rate for the hospital services.  The hospital savings company then pays the bill in full for the member and arranges financing with the member directly.

In the event a member purchases one of our CARExpressTM Plus programs, the process is similar.  The member presents his or her CARExpressTM membership card at any of the one million participating providers nationwide to receive their discount in the manner specified above.  After they have received their discount, the member contacts our in-house customer service staff to request a claim form.  We provide a claim form to the member that the member completes and submits directly to the insurance company.  Reimbursement is made directly to the member by the insurance company in accordance with the benefits schedule of their plan.

Benefits of Using CARExpress™

Our membership programs provide benefits to our members, unions, associations and businesses, and healthcare providers and provider networks.

Benefits to Members.  Our membership programs are attractive to our members because our programs provide them with access to a variety of healthcare products and services at discounted prices and, in the case of our CARExpressTM Plus programs, reimbursement for some, if not all, of the remaining portion of their healthcare expenses.  Membership in our membership programs is unrestricted and provides benefits to individuals who, because of their medical history, age, occupation or financial condition, are unable to obtain health insurance. Our membership programs cover each person in the member’s household and can be used as often as they wish.

Benefits to Unions, Associations and Businesses.  Our membership programs are attractive to unions, associations, businesses and other organizations with large numbers of members or employees because our programs can assist these organizations in their efforts to attract and retain members and employees by enabling them to offer a more complete healthcare benefits package.

Benefits to Healthcare Providers and Provider Networks.  Our membership programs are attractive to physicians, hospitals and other healthcare providers because our programs help healthcare providers and provider networks increase their customer base. Our membership programs are also attractive to provider networks because they increase the likelihood that healthcare providers will affiliate with them to gain access to a greater number of potential customers and patients.

Strategy

Our strategy is to sustain and expand our position as a provider of unique healthcare membership programs.  We intend to focus predominantly in underserved markets where individuals either have limited or no healthcare benefits. We have developed healthcare membership programs that enable people to access healthcare providers throughout the country for a lower cost.  Through product design, competitive membership pricing and strong distribution channel partners, we plan to fill a significant void in the healthcare market that insurance companies have not addressed.

Key elements of our strategy are as follows:

Continue to Develop Unique Healthcare Programs For Broad Markets.  Our focus is on the continued development and introduction of unique programs that address the health and lifestyle needs of targeted consumer groups.  By varying the features of our programs, including discounts (medical, consumer and business services) and limited liability insurance benefits, we are able to meet the product and pricing needs of a broad market.  We anticipate that this will allow us to capture a larger share of the healthcare market through existing marketing channels and through establishment of new client relationships.  We intend to continue developing programs for affinity groups, such as unions, small businesses, trade associations and charitable organizations, and intend to enhance our program offerings by combining variations of our current programs with such other healthcare-related programs as health savings accounts (HSAs).

Recruit and Retain Marketing and Distribution Partners.  Growth in sales of our membership programs is dependent upon our marketing and distribution partners continuing to market our membership programs to prospective customers and recruit additional marketing and distribution partners to market our membership programs to prospective customers.  We intend to continue to focus our efforts on retaining our existing marketing and distribution partners and obtaining new marketing and distribution partners by expanding our in-house sales and marketing staff.  We also plan to improve the productivity of our marketing and distribution partners through lead development, marketing support, sales assistance and training.

Leverage our PPOs and Provider Networks.  While we currently have contractual relationships with several large, well-recognized and fully developed PPO and provider networks, we intend to continuously assess the capabilities of our PPOs and provider networks and work towards making alternative healthcare solutions available to our members.  We believe that our large provider base enhances our membership programs with market credibility, and we intend to leverage this credibility to further our market penetration.

Provide High Quality Customer Service.  In order to achieve our anticipated growth and to ensure member, healthcare provider and marketing and distribution partner loyalty, we intend to continue to develop and invest significantly in our customer service systems.  Our in-house customer service staff provides members, healthcare providers and marketing and distribution partners with prompt, courteous, and complete information about all aspects of our membership programs.  We have also developed a proprietary computer database system that provides customer service representatives with immediate access to provider demographic data and member information, including the components of each member program or plan and the details a member requires to properly utilize the program.

Develop Private-Label Product Offerings.  To complement individual and group sales and lead generation accomplished through our marketing and distribution partners, we are attempting to promote sales of our membership programs to groups and self-funded employers.  We have implemented a number of private-label program offerings for specific markets and entities.  We plan to leverage off our current administrative and product development systems to continue to provide private-label availability to organizations that can commit to significant levels of sales of these programs.

Customers

Our primary target customer group is comprised of the 46 million Americans who have no health insurance of any kind. This group includes self-employed individuals and part-time or temporary employees, and people who have been turned down for insurance because of age, occupation, medical history, lifestyle or other reasons. Our secondary target customer group includes the approximately 61 million Americans who lack complete health insurance coverage. This group includes people with gaps in their insurance coverage, employees paying large deductibles or premiums, and employees who do not receive adequate insurance coverage through their employers. It also includes people who are underinsured because of restrictions or provisions in their managed care plans, such as limited coverage, high deductibles or co-insurance limits, people who have been turned down for insurance coverage for a medical procedure due to a pre-existing condition clause, and people who have been turned down for insurance because of age, occupation, medical history, lifestyle or other reasons.

Our CARExpressTM Membership Programs

We have designed two distinct groups of membership programs that we currently offer to our members: (i) our CARExpressTM health discount programs, and (ii) our CARExpressTM Plus membership programs.  Our CARExpressTM health discount programs enable our members to engage in point-of-service transactions directly with participating healthcare providers and pay discounted prices that are similar in amount to those paid by insurance companies on behalf of their insureds.  Our CARExpressTM Plus programs are comprised of variations of our comprehensive CARExpressTM health discount program and limited liability insurance benefits underwritten by The United States Life Insurance Company in the City of New York, a member company of American International Group, Inc.  With CARExpressTM Plus, our health discount programs provide our members with a point-of-service discount on their medical expenses at the time of service.  Then, the limited liability insurance benefits reimburse our members for some, if not all, of the remaining portion of their medical expenses.

CARExpress™ Health Discount Programs

We sell our CARExpressTM health discount programs directly and indirectly through a variety of marketing and distribution partners.  Our programs typically range in price from $9.95 to $39.95 per month, depending upon the program selected. We also offer features to encourage potential members to try out our CARExpressTM health discount programs, including refund guarantees and “trial” periods of free or discounted membership.  Healthcare products and services are bundled, priced and marketed using relationship marketing strategies or direct marketing to target the profiled needs of our customers. The discounted prices paid by our members typically range from 10% to 50% off providers’ usual and customary fees.  These discounts are designed to save the individual substantially more than the cost of the program itself.

We currently offer five standard CARExpressTM health discount programs that provide benefits that range from prescription drug and vision care to comprehensive physician, hospital, vision, dental and other care.  A description of each of our five standard programs is provided below.

Comprehensive Care Program.  This program is designed for individuals and families with no health insurance.  It provides members with access to almost all of the products and services accessible through our PPOs and provider networks, including physician, hospital and ancillary care, dental and vision care, retail and mail order pharmacy, 24-hour nurseline, hearing care, chiropractic and complementary alternative care, medical supplies and equipment, and long-term care facilities.  Our comprehensive care program targets those with little or no insurance, or those with only catastrophic coverage.  We believe that our comprehensive care program is of particular interest to consumers who are not covered by group health or individual benefit plans.  The monthly retail price for this membership program is $39.95 per household.

Supplemental Care Program.  This program is designed for individuals and families who are underinsured and offers everything our comprehensive care program offers, except for access to doctors and hospitals.  Our supplemental care program generally presumes the member has some level of basic health insurance coverage.  It offers services that are typically not covered under a traditional health insurance plan or an insurance plan that may have certain coverage limits.  This program typically is marketed as an add-on service alongside an existing health insurance plan or as a stand-alone product for those who have health insurance but with minimal benefits for prescription or other ancillary services.  The monthly retail price for this membership program is $29.95 per household.

Preferred Program.  This program is designed for individuals and families who are underinsured and need to save on the basic health services not covered under a traditional health insurance plan.  It offers savings on prescriptions, vision and dental care, and a 24-hour nurseline.  The monthly retail price for this membership program is $19.95 per household.

Dental & Vision Care Program.  This program is designed for individuals and families who typically have health insurance, but who do not have either dental care or vision care.  The monthly retail price for this membership program is $14.95 per household.

Prescription & Vision Care Program.  This program is designed to offer members an inexpensive way to save money on prescriptions and vision care.  This program is our low-cost entry program.  The monthly retail price for this program is $9.95 per household.

CARExpress™ Plus Membership Programs

We sell our CARExpressTM health discount programs in combination with limited liability insurance benefits underwritten by The United States Life Insurance Company in the City of New York, a member company of American International Group, Inc., as part of our CARExpressTM Plus membership programs.  Limited insurance benefit policies are less expensive than traditional comprehensive healthcare insurance and do not require the member to undergo any medical underwriting.  As a result, they are generally available to everyone, regardless of their health conditions.  The policies usually operate on an indemnity basis, reimbursing the member for certain of his or her incurred healthcare costs.  These policies pay a certain amount for designated healthcare services.  For instance, a member could choose a program entitling him or her to $250, $500 or $1,000 per day of hospitalization, with additional scheduled benefits for intensive care stays and surgery, for up to 180 days in a calendar year.

Our CARExpressTM Plus programs typically range in price from $99 to $498 per month, depending upon the program selected. We market these programs directly and indirectly through insurance companies and independent third parties.  Our CARExpressTM Plus programs provide an innovative and affordable solution to individuals who previously could not afford a comprehensive medical plan.  These programs are bundled, priced and marketed utilizing relationship marketing strategies to target the profiled needs of the clients’ particular member base.

We currently offer three standard CARExpressTM Plus programs.  A description of each of these programs is provided below.

CARExpressTM Plus Platinum Program.  This program is our premium CARExpressTM Plus program.  It is comprised of a variation of our CARExpressTM Comprehensive Care Program that includes on-line physician and psychologist services, and limited liability insurance benefits consisting of accidental death and dismemberment (AD&D) coverage of $50,000, accident medical expense (AME) coverage of $2,500, accident disability coverage of $400 per month for up to 12 months, a daily hospital benefit of $1,000 for up to 180 days, a daily intensive care unit (ICU) benefit of $1,000 for up to 14 days, $75 for up to eight doctor visits, inpatient/outpatient surgical visits of up to $20,000 per year, $100 for emergency room visits for up to three visits per person per year and $100 for ambulance services for up to three times per person per year.  The monthly retail price for this membership program is $228 for an individual and $498 for a family.

CARExpressTM Plus Gold Program.  This program is our mid-level CARExpressTM Plus program.  It is comprised of a variation of our CARExpressTM Comprehensive Care Program that includes on-line physician services, and limited liability insurance benefits consisting of AD&D coverage of $25,000, AME coverage of $2,500, accident disability coverage of $400 per month for up to 12 months, a daily hospital benefit of $500 for up to 180 days, a daily ICU benefit of $500 for up to 14 days, $50 for up to six doctor visits, inpatient/outpatient surgical visits of up to $20,000 per year, $75 for emergency room visits for up to three visits per person per year and $100 for ambulance services for up to three times per person per year.  The monthly retail price for this membership program is $137 for an individual and $285 for a family.

CARExpressTM Plus Silver Program.  This program is our low-cost entry CARExpressTM Plus program.  It is comprised of our CARExpressTM Comprehensive Care Program and limited liability insurance benefits consisting of AD&D coverage of $10,000, AME coverage of $1,000, a daily hospital benefit of $250 for up to 180 days, a daily ICU benefit of $250 for up to 14 days, $50 for up to five doctor’s visits, inpatient/outpatient surgical visits of up to $20,000 per year, $50 for emergency room visits for up to three visits per person per year and $100 for ambulance services for up to three times per person per year.  The monthly retail price for this membership program is $99 for an individual and $225 for a family.

Healthcare Providers

We do not contract directly with any of the physicians, dentists, hearing care specialists, eye care specialists or other healthcare providers that participate in our CARExpressTM health savings network.  Instead, we contract with PPOs or their affiliates and other provider networks for access to the discounted rates they have negotiated with their healthcare providers.  We only select and utilize those provider networks that we believe can deliver adequate savings to our members while providing adequate support for our membership programs with the healthcare providers.  We typically pay a per member per month fee for use of a provider network that is determined in part based on the number of providers participating in the network, the number of our members accessing the network, and the particular products and services utilized by our members.  We only pay fees for those members authorized to utilize the network.  The agreements through which we have contracted for access to the PPO or other provider networks are generally for a term of between one and two years, may be terminated by either party on between 45 and 180 days’ prior written notice, and renew automatically for additional terms unless so terminated.  Most of these agreements are not exclusive as it is not customary in the health membership industry for PPOs to agree to work exclusively with a single healthcare savings organization, and most contain provisions maintaining the confidentiality of the terms of the agreement.

The principal suppliers of the over 1,000,000 healthcare providers that comprise CARExpressTM are CareMark, Aetna, Optum, Outlook Vision, Integrated Health, Three Rivers and HealthFi.  Under our various agreements with these PPOs or their respective affiliates, our members are provided with access to their network of healthcare providers in varying combinations of specialties and at varying discounts from the scheduled prices for covered products and services.  Although we have arrangements in place with several secondary networks, these PPOs currently supply the provider commitments for almost all of our members.

If we lose our arrangement with any of these PPOs for any reason, we would attempt to establish a primary relationship with one of our secondary suppliers.  If we are unable to replace the lost arrangement with a similar arrangement with another provider network, however, our business may be adversely affected.

We can provide no assurance that our contracts with these PPOs and their affiliates will not expire or be terminated by us or them, nor can we provide any assurance that we will be able to replace the services available to our members under these agreements in the event they do expire or are terminated.  In addition, we can provide no assurance that these organizations will refrain from partnering with one of our competitors or competing directly with our membership programs.  Accordingly, the expiration or termination of these relationships, or the decision by any of these organizations to partner with one of our competitors or compete directly with us, may have a material adverse effect on our business, financial performance and results of operations.

Marketing and Distribution

We market our membership programs directly to individual consumers through television, radio, newspapers, magazines and the Internet.  We also market and support our membership programs through our CARExpressTM Web site at www.carexpresshealth.com.  Our CARExpressTM Web site enables consumers to review our membership programs, our healthcare providers and their locations, the products and services available through our healthcare providers, and the discounts and special promotions available to members for their products and services.  Consumers can also purchase our membership programs through our CARExpressTM Web site by filling out an application online.  Direct sales to consumers provide us with higher long-term margins on sales because we do not have to pay commissions to any intermediary organization.  In addition, the advertising and marketing campaigns that we engage in to target consumers provide us with increased market awareness and support for the retail chains, outlets, unions and associations comprising our other marketing and distribution channels.

We also market our membership programs indirectly through marketing companies, brokers and agents, small businesses and trade associations, and unions and associations.

Marketing Companies.  We utilize the services of marketing companies to market our membership programs to prospective customers, such as individual consumers and employers typically having less than 50 employees.  Marketing companies are groups of sales persons that market our membership programs directly to prospective customers through face-to-face contact and such media as television, radio, internet and print ads.  We estimate that a total of between 150 and 200 such sales persons currently market our membership programs to prospective customers.  The marketing companies that we utilize typically offer and sell our membership programs on a part-time basis, and may engage in other related or unrelated business activities, including selling the products or services of our competitors.  Most of the prospective customers to whom marketing companies market our programs are current clients of the marketing companies who have purchased products or services through the marketing companies in the past.  The other prospective customers are new clients that the marketing companies have identified through their own efforts.  To receive the right to market and sell our membership programs, marketing companies sign a standard services agreement.  These agreements are typically for a term of one year and renew automatically for additional one-year terms unless written notice of termination is delivered by either party at least 30 days prior to the then-current term.  Our marketing companies are not required to be licensed insurance agents.

We pay our marketing companies fees that are typically comprised of a commission on the sale price of the membership program and/or an up-front fee per member generated.  The amount of the commissions and up-front fees that we pay to marketing companies are determined based on the type of membership programs being sold by the marketing companies and the number of members being generated over a set period of time by the marketing companies.  We typically pay marketing companies the up-front fee for obtaining a new member only if the member becomes a paying member, and we only pay marketing companies commissions for membership periods during which we are receiving membership fees.  Marketing companies are paid these commissions for the life of the members’ enrollment with CARExpressTM.  Our obligation to pay a marketing company a commission for a particular month accrues on the date we receive payment of the monthly membership fee from the member for that month.  Typically, a minimum member retention period of at least one to two months is required for a commission payment to be earned by our marketing companies for paying members.

Brokers and Agents.  We sell our membership programs through brokers and agents by entering into commission-sharing arrangements with them under which they market and sell our membership programs to individual consumers through large employer groups, insurance brokers and associations.  Our membership programs are not competitive with the insurance products they sell, but instead are complementary program offerings.  Brokers and agents typically offer our membership programs as a complementary value-added program to the traditional insurance products that they sell.

Small Businesses and Trade Associations.  We use small businesses, trade associations, charitable organizations and similar organizations to market our membership programs to their members and employees.  Under these types of arrangements, we customize our health membership cards by adding the sponsoring organization name and/or logo on the card and provide access to our networks as well as all required fulfillment services.  We believe that these private label cards are attractive to these organizations because the cards will enable them to more closely identify themselves with the benefits provided to their members.  Moreover, we believe that the preexisting relationship between the sponsor and its employees or members will enhance the likelihood that the employee or member will purchase our health membership cards.  These organizations may purchase our membership programs for their employees or members, or subsidize a portion of the monthly membership fees of our programs for their employees or members.  No fee will typically be paid by us to such organizations if the organizations opt to purchase or subsidize our programs.  Alternatively, these organizations may simply offer their employees or members the opportunity to purchase our programs directly from us or through a payroll deduction plan.  In this event, we will typically pay such organizations a marketing fee for each membership sold.

Unions and Associations.  We market our membership programs to unions, associations, corporations and similar organizations.  These organizations provide us with the opportunity to acquire a large group of members.  Group accounts provide us with higher retention rates for memberships because of factors such as organization sponsorship of its members or employees, subsidizing of monthly membership fees by such organizations, and lower cost memberships to members or employees resulting from significantly lower prices charged to the organization.  These organizations may purchase our membership programs for their employees or members, or subsidize a portion of the monthly membership fees of our programs for their employees or members.  We do not typically pay a marketing fee to the organizations if the organizations opt to purchase or subsidize our programs.  Alternatively, these organizations may simply offer their employees or members the opportunity to purchase our programs directly from us or through a payroll deduction plan.  In this case, we typically pay the organizations a marketing fee for each membership sold.

Customer Service, Training and Support

We believe that providing superior customer support is critical to our business.  Currently, we maintain an in-house customer service center at our corporate headquarters in Horsham, Pennsylvania, where we employ full-time customer service representatives and utilize the services of temporary customer service representatives on an as-needed basis.  Our customer service center is available to members and may be accessed via e-mail or toll-free numbers, Monday through Friday, from 9:00 a.m. to 11:00 p.m. Eastern Standard Time.  We also utilize an outside call center for after-hours calls so that we are able to provide full 24-hour toll-free coverage for our members.  Our customer service center provides dependable and timely resolution of customer technical inquiries and is available to customers by telephone and e-mail.  Our customer service center staff delivers education, training and pre-sales support to our members, employers and other sponsoring organizations, and healthcare providers and provider networks.  We also offer online training to our customers and resellers to provide them with the knowledge and skills to successfully deploy, use and maintain our products.  Our customer service staff is responsible for handling general customer inquires, answering questions about the ordering process, updating and maintaining customer account information, investigating the status of orders and payments, as well as processing customer orders.  In addition, our customer service staff proactively updates customers on a variety of topics, including release dates of new products and updates to existing products.

We operate in a fully-equipped facility with a state-of-the-art computer and telecommunications room that is wired to handle our growing needs and provides us with the capacity to expand our customer service base to approximately 80 customer service agents.  Our proprietary computer database system provides our customer service representatives with immediate access to provider demographic data and member information, including the components of each member program or plan and the details a member requires to properly utilize the program.  All new customer service representatives are required to complete a training course before beginning to take calls and attend on-the-job training thereafter.  Through our training programs, systems and software, we seek to provide members with friendly, rapid and effective answers to questions.  We continue to work closely with our healthcare providers and organizations to ensure that their representatives are knowledgeable about our membership programs.

We provide extensive training to our marketing and distribution partners to assure that they accurately represent our products and services.  This training is available in a variety of forms, including a training manual, audiotapes and videotapes, local and regional training meetings and weekly conference calls. The training encompasses both product training as well as marketing training and sales techniques.  We have also implemented policies and procedures in place to control any advertising or promotions that are utilized by our marketing and distribution partners.  We believe these policies and procedures are necessary to assure the proper representation of the program at all times and include the pre-approval of all advertising, adherence to anti-spamming and anti-fax blasting rules, and limits where the representatives can advertise our programs.  The failure of a representative to follow these rules can result in termination of the representative’s relationship with us.

Technology

We have made substantial investments in our proprietary technology and management information systems.  We have a state-of-the-art telecommunication network and computer system for our executive officers and customer service staff. Our management information systems were designed in-house and are used in most aspects of our business, including maintaining member eligibility and demographic information maintaining representative information paying commissions, maintaining a database of all healthcare providers and providing healthcare provider locator services, drafting members’ accounts on a monthly basis, and tracking of cash receipts and revenue.  We have also created an extensive CARExpressTM Web site for our membership programs at www.carexpresshealth.com that provides information about the various healthcare products and services available, allows for healthcare provider searches, answers questions, provides savings schedules, and allows new members and representatives to enroll online.  It also allows our marketing and distribution partners to access support and training files and to view their genealogy and commission information through a password-protected area.  Our CARExpressTM Web site is set up as a “self-replicating” website to allow our marketing and distribution partners to obtain a copy of the website under a unique web address.

Competition

The health membership industry is rapidly evolving and competition for members is becoming increasingly intense.  Competitors vary in size and in scope and breadth of the products and services they offer.  We offer membership programs that provide products and services similar to or directly in competition with products and services offered by PPOs, HMOs, healthcare membership programs, retail pharmacies, mail order prescription companies, and other ancillary healthcare insurance organizations.  Competition for new representatives is also intense, as these individuals have a variety of products that they can choose to market, whether competing with us in the healthcare market or not.

We believe that success in the health membership industry is dependent upon the ability of companies to:

•                  identify retail markets and outlets, unions and associations, and consumers that may benefit from healthcare membership programs;

•                  maintain contracts with reputable PPO and provider networks that offer substantial healthcare savings and reputable insurance companies that offer affordable health insurance policies;

•                  develop and implement effective marketing and advertising campaigns;

•                  provide programs comparable or superior to those of competitors at competitive prices;

•                  enhance the quality and breadth of the membership programs offered;

•                  provide high quality customer service;

•                  offer substantial savings on the major-medical costs such as hospital and surgical costs;

•                  combine the programs with affordable insurance policies that have high deductibles or set pre-defined payment for hospitalization;

•                  adapt quickly to evolving industry trends or changing market requirements;

•                  satisfy investigations on the part of state attorney generals, insurance commissioners and other regulatory bodies; and

•                  hire and retain marketing and distribution partners and finance promotions for the recruiting of new members and marketing and distribution partners.

Our principal competitors include Best Benefits, Access Plans USA, Careington International, Family Care, People’s Benefit Services, AmeriPlan, International Association of Businesses, Full Access Medical and New Benefits, Inc.  People’s Benefit Services focuses generally on the provision of retail and mail order pharmacy services and vision and dental care, and thus competes with only a portion of our membership programs.  Access Plans USA, AmeriPlan, Best Benefits, Careington International, Family Care, Full Access Medical and New Benefits provide a broader range of products and services including hospital, physician, 24-hour nurseline, chiropractic and nursing home care, and thus compete with our full range of membership programs.  Our principal competitors generally offer their membership programs at a monthly or annual fee that is equal to or greater than the monthly fees that we charge for comparable membership programs, and offer cancellation privileges, refund guarantees, and “trial” periods of free or discounted memberships similar in nature and amount to those that we offer.

We also face current and potential competition from insurance carriers, third-party administrators, retail pharmacies, financial institutions, federal and state governments, PPOs, HMOs and other healthcare networks.  We face additional competition due to a trend among healthcare providers and insurance companies to combine and form networks in order to contract directly with small businesses and other prospective customers to provide healthcare services.  A number of companies offer health membership programs that are localized geographically, or specialized in certain service categories such as dental, chiropractic, or pharmacy only.  Recently, several of the major drug manufacturers have begun, or announced plans to begin, offering prescription discount cards for their own drug brands.

Some of our current and potential competitors have longer operating histories and significantly greater financial, technical, marketing, administrative and other resources than we do.  They may have significantly greater name recognition, established marketing relationships and access to a larger installed base of customers.  In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to design customized products to better address customer needs.  Accordingly, new competitors or alliances among competitors may emerge and rapidly acquire significant market share.  Increased competition may result in price reductions, reduced gross margins and loss of market share, any of which could have a material adverse affect on our business, financial condition and results of operations.

Regulatory and Legislative Issues

We are subject to a variety of laws and regulations applicable to companies engaged in the healthcare industry.  Because the nature of our services is relatively new and the health membership industry is rapidly evolving, we may not be able to accurately predict which regulations will be applied to our business and we may become subject to new or amended regulations.

State Discount Health Program Regulation.  Over the last few years, more than 20 states have enacted legislation that specifically addresses the operation and marketing of discount health programs like ours.  Additional states are expected to enact such legislation in the future.  The laws vary in scope.  Some apply to discounts on all health care purchases.  Some regulate only prescription discounts.  Some exclude prescription discounts but regulate other services.  The laws also vary in operation.  Some contain only provisions that relate to the operation and marketing of discount health plans and some require licensing and registration.  Because such legislation and regulations are newly enacted or adopted, we do not know the scope and full effect on our operations.  There is also the risk that a state will adopt regulations or enact legislation restricting or prohibiting the sale of our health discount programs in the state.  Compliance with these laws and regulations on a state-by-state basis is costly and cumbersome and may have a material adverse effect on our financial position in the future.

Compliance with federal and state regulations is generally our responsibility.  The health discount program industry is especially susceptible to charges by the media of regulatory noncompliance and unfair dealing.  As is often the case, the media may publicize perceived non-compliance with consumer protection regulations and violations of notions of fair dealing with consumers.  Our failure to comply with current, as well as newly enacted or adopted, federal and state regulations could have a material adverse effect upon our business, financial condition and results of operations in addition to the following:

•                  non-compliance may cause us to become the subject of a variety of enforcement or private actions;

•                  compliance with changes in applicable regulations could materially increase the associated operating costs;

•                  non-compliance with any rules and regulations enforced by a federal or state consumer protection authority may subject us or our management personnel to fines or various forms of civil or criminal prosecution; and

•                  non-compliance or alleged non-compliance may result in negative publicity potentially damaging our reputation and the relationships we have with our members, provider networks and consumers in general.

Insurance Regulations.  Our CARExpressTM health discount programs are not insurance programs and we are not subject to regulation as an insurance company or as a seller of insurance in connection with the sale of our CARExpressTM health discount programs.  Occasionally, we receive inquires from insurance commissioners in various states that require us to supply them with information about our CARExpressTM health discount programs.  To date, these agencies have concurred with our view that our health discount programs are not a form of insurance.  We can provide no assurance that this situation will not change in the future, or that an insurance commissioner will not successfully challenge our ability to offer our CARExpressTM health discount programs without compliance with state insurance regulations in the future.  Furthermore, states may adopt regulations or enact legislation that may affect the manner by which we sell our CARExpressTM health discount programs or restrict or prohibit the sale of our CARExpressTM health discount programs.  If we do not comply with the regulations or legislation of these states, we may be prevented from selling our programs in these states or may be subject to fines and penalties that could have a material adverse affect on our operations and financial condition.

Government regulation of health insurance, healthcare coverage and health membership plans is a changing area of law and varies from state to state.  The sale of insurance products and the licensing of insurance brokers and agents are subject to regulation and supervision, predominantly by state authorities.  While the scope of regulation and form of supervision may vary from state to state, insurance laws relating to the sale of insurance products and licensing of insurance brokers and agents are often complex and generally grant broad discretion to supervisory authorities in adopting regulations.  These regulations extensively cover operations, including scope of benefits, rate formula, delivery systems, utilization review procedures, quality assurance, enrollment requirements, claim payments, marketing and advertising.  States have broad powers over the granting, renewing and revoking of licenses and approvals, marketing activities and the receipt of commissions.  Although we are not an insurance company, the insurance companies from which we obtain the insurance products included in our CARExpressTM Plus programs are subject to various federal and state regulations applicable to their operations.  We must rely on the insurance companies that provide the insurance products that we offer as part of our CARExpressTM Plus programs to carefully monitor state and federal legislative and regulatory activity as it affects their insurance products and services.  These insurance companies must comply with constantly evolving regulations and make changes occasionally to services, products, structure or operations in accordance with the requirements of those regulations.  We may also be limited in how we market and distribute our CARExpressTM Plus programs as a result of these laws and regulations.  Additional governmental regulation or future interpretation of existing regulations may increase the cost of compliance or materially affect the insurance products and services offered by us and, as a result, our results of operations.

We market our CARExpressTM Plus programs through an association that has been formed to provide various consumer benefits to its members.  This association may include in its benefit packages insurance products that are issued under group or blanket policies covering the association’s members.  Our ability to offer insurance products for inclusion in these benefit packages may be affected by governmental regulation or future interpretation of existing regulations that may increase the cost of regulatory compliance or affect the nature and scope of products that we may make available to such associations.  In addition, most states allow these programs to be sold under certain circumstances without a licensed insurance agent making each sale.  If a state later determines that our sales of these programs do not comply with its regulations, our ability to continue selling these programs would be affected and we might be subject to fines and penalties and may have to issue refunds or provide restitution to the association and its members.

Product Claims and Advertising Laws.  The Federal Trade Commission and certain states regulate advertising, product claims, and other consumer matters.  The Federal Trade Commission may institute enforcement actions against companies for false and misleading advertising of consumer products.  In addition, the Federal Trade Commission has increased its scrutiny of the use of testimonials, similar to those used by us and the marketing companies, brokers and agents marketing our membership programs.  While we have not been the target of any Federal Trade Commission enforcement actions, we can provide no assurance that:

•                  the Federal Trade Commission will not question our advertising or other operations in the future;

•                  a state will not interpret product claims presumptively valid under federal law as illegal under that state’s regulations; or

•                  future Federal Trade Commission regulations or decisions will not restrict the permissible scope of such claims.

We are also subject to the risk of claims by marketing companies, brokers and agents and their respective customers who may file actions on their own behalf, as a class or otherwise, and may file complaints with the Federal Trade Commission or state or local consumer affairs offices.  These agencies may take action on their own initiative against us for alleged advertising or product claim violations, or on a referral from marketing companies, brokers, agents, customers or others.  Remedies sought in these actions may include consent decrees and the refund of amounts paid by the complaining marketing companies, brokers, agents or consumer, refunds to an entire class of marketing companies, brokers, agents or customers, client refunds, or other damages, as well as changes in our method of doing business.  A complaint based on the practice of one marketing company, broker or agent, whether or not we authorized the practice, could result in an order affecting some or all of the marketing companies, brokers and agents that we use in a particular state.  Also, an order in one state could influence courts or government agencies in other states considering similar matters.  Proceedings resulting from these complaints could result in significant defense costs, settlement payments or judgments and could have a material adverse effect on us.

Healthcare Regulation and Reform.  Government regulation and reform of the healthcare industry may also affect the manner in which we conduct our business in the future. There continues to be diverse legislative and regulatory initiatives at both the federal and state levels to affect aspects of the nation’s health care system.  Many states have enacted, or are considering, various healthcare reform statutes.  These reforms relate to, among other things, managed care practices, prompt pay payment practices, health insurer liability and mandated benefits.  Most states have also enacted patient confidentiality laws that prohibit the disclosure of confidential information.  As with all areas of legislation, the federal regulations establish minimum standards and preempt conflicting state laws that are less restrictive but will allow state laws that are more restrictive.  We expect this trend of increased legislation to continue. We are unable to predict what state reforms will be enacted or how they would affect our business.

Legislative Developments.  Numerous proposals to reform the current healthcare system have been introduced in the U.S. Congress and in various state legislatures.  Proposals have included, among other things, modifications to the existing employer-based insurance system, a quasi-regulated system of “managed competition” among health insurers, and a single-payer, public program.  Legislation has been introduced from time to time in the U.S. Congress that could result in the federal government assuming a more direct role in regulating insurance companies. We are unable to evaluate new legislation that may be proposed and when or whether any legislation will be enacted and implemented.  However, many of the proposals, if adopted, could have a material adverse effect on our business, financial condition or results of operations.

Intellectual Property Rights

Our intellectual property rights are important to our business.  We rely upon confidentiality procedures and contractual provisions to protect our business, proprietary technology and CARExpressTM brand.  Our general policy is to enter into confidentiality agreements with our employees and consultants, and nondisclosure agreements with all other parties to whom we disclose confidential information.  We have obtained registered trademarks from the United States Patent and Trademark Office for the word “CARExpress” and our CARExpressTM brand.  We have applied for trademark registration for the word “CARExpress Plus” and may apply for legal protection for certain of our other intellectual property in the future.  We can provide no assurance, however, that we will receive such legal protection or that, if received, such legal protection will be adequate to protect our intellectual property rights.

Employees

As of December 11, 2007, we had 22 employees.  Of this number, 18 were full-time employees, comprised of our management and full-time customer service personnel, and four were part-time employees.  We utilize the services of approximately ten consultants and advisors as well as after-hours call center representatives and temporary customer service representatives.  We do not employ the individuals working for our after-hours call center or the temporary customer service representatives.  None of our employees are represented by a labor union, and we have never experienced a work stoppage.  We believe that our relations with our employees are good.

Properties

Our corporate headquarters and principal offices are located at 120 Gibraltar Road, Suite 107, Horsham, Pennsylvania 19044, where we lease approximately 7,100 square feet of space for a monthly rent payment of approximately $13,000.  We extended this lease for a period of three years commencing June 1, 2007 and expiring May 30, 2010.

We believe that our office space is adequate to support our current operations and that adequate additional space is available to support projected growth in our operations over the next 12 months.

Legal Proceedings

We are not currently a party to any material legal proceedings.

MANAGEMENT

Directors and Executive Officers

The following chart sets forth certain information about each of our directors and executive officers.

Name	Age	Positions Held

David M. Daniels	50	Chairman of the Board of Directors, Chief Executive Officer and President

Alex Soufflas	33	Chief Financial Officer, Executive Vice President and Secretary

Patricia S. Bathurst	53	Vice President – Marketing

The following is a brief summary of the business experience of each of the above-named individuals:

David M. Daniels has served as our Chief Executive Officer and a member of our board of directors since February 2004, and has served as our President since February 2005.  From 1998 to February 2004, Mr. Daniels provided financing and management consulting services to several companies operating in the manufacturing, technology and services industries, including Market Pathways Financial Relations, Inc., a financial consulting firm, from April 2000 until February 2004, The Research Works, Inc., an equity research firm, from April 2001 until December 2003, and Xraymedia, Inc., an advertising agency, from September 2001 until February 2004.  Mr. Daniels served as the Chief Financial Officer of North American Technologies Group, Inc., a research and development company, from 1994 to 1995, and served as the President and Chief Operating Officer from 1995 to 1998.  Mr. Daniels founded Industrial Pipe Fittings, Inc., a manufacturer of industrial fittings for the high density polyethylene market, in 1994 and served as the Chairman, President and Chief Executive Officer until 1998.  Prior to 1994, Mr. Daniels served in several capacities with Morgan Stanley Dean Witter, achieving the position of First Vice President of the company in 1986.  Mr. Daniels is a graduate of the Georgia Military Academy and the University of Houston, where he received a B.A. in finance.

Alex Soufflas has served as our Chief Financial Officer and Secretary since February 2006 and has served as our Executive Vice President since August 2005.  Mr. Soufflas served as our General Counsel from August 2005 until February 2006.  From May 2004 to August 2005, Mr. Soufflas was an attorney at Duane Morris LLP, a national law firm, where he specialized in public and private securities offerings, mergers & acquisitions, contracts and corporate counseling.  Prior to that, Mr. Soufflas specialized in general corporate law as an attorney at Spector Gadon & Rosen, P.C., a Philadelphia-based law firm, from April 2003 to May 2004, and at Sullivan & Worcester, LLP, a Boston-based law firm, from September 2000 to October 2002.  Mr. Soufflas received a B.S. in accounting from Purdue University and a juris doctor from Boston College Law School.

Patricia S. Bathurst has served as our Vice President – Marketing since March 2001. From 1989 to 2000, Ms. Bathurst served as the Vice President of Marketing for National Health and Safety Corporation, where she was responsible for all of the marketing, advertising and promotional functions for the company. From 1985 to 1989, Ms. Bathurst served as the Director of Marketing for Horizon Healthcare Group, Inc., a provider of healthcare services utilizing national provider networks that she co-founded in 1985. Prior to 1985, Ms. Bathurst served as the Director of Administration and Customer Service for Phoenix International Corporation, a provider of healthcare services utilizing national provider networks. Ms. Bathurst is a graduate of Temple University with a B.A. in business administration.

Director Independence

David M. Daniels, our President and Chief Executive Officer, is the sole member of our board of directors. Mr. Daniels will serve until the next annual meeting of shareholders or until his successor is duly elected and qualified. Pursuant to Item 407(a)(1)(ii) of Regulation S-B promulgated under the Securities Act, we have adopted the definition of “independent director” as set forth in the American Stock Exchange (AMEX) Company Guide. Mr. Daniels does not qualify as an “independent director” pursuant to the AMEX Company Guide. Our board of directors has not created separately-designated standing committees and Mr. Daniels is not “independent” for purposes of Section 121A or Section 803 of the AMEX Company Guide. Officers are elected annually by our board of directors and serve at the discretion of our board of directors.

EXECUTIVE COMPENSATION

The following table provides certain summary information concerning compensation earned by the executive officers named below during the fiscal year ended December 31, 2006.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (2)	Option Awards ($) (2)	Total ($)

David M. Daniels President and Chief Executive Officer	2006	338,202	50,000	49,535	969,988	1,407,725

Alex Soufflas Chief Financial Officer, Executive Vice President and Secretary	2006	224,100	30,000	33,023	481,994	769,117

David A. Taylor (1) Senior Vice President — National Sales	2006	165,500	-0-	41,279	349,998	556,777

Patricia S. Bathurst Vice President — Marketing	2006	145,200	10,000	24,767	343,997	523,964

(1)  We terminated the employment of Mr. Taylor on March 15, 2007.

(2)  A summary of the assumptions made in the valuation of these awards is provided herein under “Management’s Discussion and Analysis – Critical Accounting Policies” and “Executive Compensation – Employment Contracts and Arrangements” and in our consolidated financial statements beginning on page F-1 of this prospectus.

Executive Compensation Overview

We are a party to employment agreements with each of David M. Daniels, Alex Soufflas, David A. Taylor and Patricia M. Bathurst. Under these agreements, we are currently paying Messrs. Daniels and Soufflas and Ms. Bathurst an annualized base salary of $348,000, $264,000, $159,720, respectively. We terminated the employment of Mr. Taylor on March 15, 2007. In accordance with the terms of his employment agreement, we are currently obligated to pay Mr. Taylor $178,200 over a period of 12 months commencing on the date of termination.

We have issued stock options to Messrs. Daniels and Soufflas and Ms. Bathurst to acquire 2,750,000, 1,650,000 and 1,450,000 shares of our common stock, respectively. In addition, we have issued restricted stock awards to each of Messrs. Daniels, Soufflas and Ms. Bathurst with respect to 1,050,000, 300,000, and 225,000 shares of our common stock, respectively.

A summary of the material terms of these employment agreements and the stock options and restricted stock awards granted to each of these individuals is provided below.

Employment Contracts and Arrangements

David M. Daniels

On May 13, 2005, we entered into an employment agreement with David M. Daniels to serve as our Chief Executive Officer effective February 1, 2005. The agreement is for an initial term of five years and renews automatically for successive one-year periods unless earlier terminated or prior notice of non-renewal is provided by either party. Under the agreement, Mr. Daniels is entitled to an annual base salary of $231,000 with annual increases on January 1 of each year of a minimum of 10% of the annual base salary for the immediately preceding year, and is eligible for an annual bonus and incentive compensation awards in an amount and form to be determined by our board of directors in its sole discretion. Pursuant to the agreement, Mr. Daniels received an option to acquire 2,500,000 shares of our common stock. On March 28, 2006, we granted Mr. Daniels a restricted stock award with respect to 450,000 shares of our common stock and on December 12, 2006, we granted Mr. Daniels an option to acquire 250,000 shares of our common stock. On September 4, 2007, we issued Mr. Daniels another restricted stock award with respect to 600,000 shares of our common stock.

Alex Soufflas

On March 29, 2006, we entered into an employment agreement with Alex Soufflas to serve as our Chief Financial Officer and Executive Vice President effective February 1, 2006. The agreement is for an initial term of three years and renews automatically for successive one-year periods unless earlier terminated or prior notice of non-renewal is provided by either party. Under the agreement, Mr. Soufflas is entitled to an annual base salary of $210,000 with annual increases on January 1 of each year of a minimum of 10% of the annual base salary for the immediately preceding year, and is eligible for an annual bonus and incentive compensation awards in an amount and form to be determined by our board of directors in its sole discretion. On August 15, 2005, we granted Mr. Soufflas an option to acquire 1,000,000 shares of our common stock. On March 28, 2006 we granted Mr. Soufflas a restricted stock award with respect to 300,000 shares of our common stock and on December 12, 2006, we granted Mr. Soufflas an option to acquire 150,000 shares of our common stock. On September 4, 2007, we issued Mr. Soufflas another option to acquire 500,000 shares of our common stock.

David A. Taylor

On March 29, 2006, we entered into an employment agreement with David A. Taylor to serve as our Senior Vice President – National Sales effective February 1, 2006. The agreement is for an initial term of three years and renews automatically for successive one-year periods unless earlier terminated or prior notice of non-renewal is provided by either party. Under the agreement, Mr. Taylor is entitled to an annual base salary of $162,000 with annual increases on January 1 of each year of a minimum of 10% of the annual base salary for the immediately preceding year, and is eligible for an annual bonus and incentive compensation awards in an amount and form to be determined by our board of directors in its sole discretion. On August 15, 2005, we granted Mr. Taylor an option to acquire 1,000,000 shares of our common stock and on March 28, 2006, we granted Mr. Taylor a restricted stock award with respect to 375,000 shares of our common stock.

On March 15, 2007, we terminated the employment of Mr. Taylor. In accordance with the terms of his employment agreement, we are currently obligated to pay Mr. Taylor $178,200 over a period of 12 months commencing on the date of termination.

Patricia S. Bathurst

On May 13, 2005, we entered into an employment agreement with Patricia S. Bathurst to serve as our Vice President – Marketing effective February 1, 2005. The agreement is for an initial term of five years and renews automatically for successive one-year periods unless earlier terminated or prior notice of non-renewal is provided by either party. Under the agreement, Ms. Bathurst is entitled to an annual base salary of $132,000 with annual increases on January 1 of each year of a minimum of 10% of the annual base salary for the immediately preceding year, and is eligible for an annual bonus and incentive compensation awards in an amount and form to be determined by our board of directors in its sole discretion. Pursuant to the agreement, Ms. Bathurst received an option to acquire 1,000,000 shares of our common stock. On March 28, 2006, we granted Ms. Bathurst a restricted stock award with respect to 225,000 shares of our common stock and on December 12, 2006, we granted Ms. Bathurst an option to acquire 50,000 shares of our common stock. On September 4, 2007, we issued Ms. Bathurst another option to acquire 400,000 shares of our common stock.

Termination Provisions of Employment Agreements

The employment agreements with Mr. Daniels and Ms. Bathurst provide that if we terminate the employment of the applicable executive officer without “cause” or the officer terminates his or her employment with us for “good reason,” as such terms are defined in the agreements, the officer is immediately entitled to two years’ annual base salary, the full annual base salary to which the officer would otherwise have been entitled during the remainder of the initial term, and all other compensation and benefits to which the officer would have been entitled had the officer been employed by us for the remainder of the initial term. “Good reason” includes a “change in control,” which includes: (i) the acquisition by any person of 30% or more of the combined voting power of our outstanding securities; (ii) a change in the majority of our board of directors that was not approved by at least 50% of our board of directors; (iii) the completion of a reorganization, merger or consolidation of us, or the sale or other disposition of at least 80% of our assets; or (iv) approval by our stockholders of a liquidation or dissolution of us.

The employment agreements with Messrs. Soufflas and Taylor provide that if we terminate the employment of the applicable executive officer without “cause” or the officer terminates his or her employment with us for “good reason,” as such terms are defined in the agreements, the officer is entitled to receive an amount equal to the annual base salary such officer was receiving on the date of termination to be paid over a period of 12 months. “Good reason” includes a “change in control,” which includes: (i) the acquisition by any person of 50% or more of the combined voting power of our outstanding securities; (ii) a change in the majority of our board of directors that was not approved by at least 50% of our board of directors; (iii) the completion of a reorganization, merger or consolidation of us, or the sale or other disposition of all or substantially all of our assets; or (iv) approval by our stockholders of a liquidation or dissolution of us.

Terms of Options

The options granted to Mr. Daniels and Ms. Bathurst in May 2005 are for a term of 10 years, have an exercise price of $0.40 per share, and vest in four equal installments commencing on the date of grant and continuing on February 1st of each of the following three years. In the event the employment of the applicable executive officer is terminated for any reason other than for “cause,” as such term is defined in the employment agreements, the officer’s option vests in full immediately and may be exercised at any time prior to the expiration date of the option. In the event we terminate the employment of the applicable executive officer without “cause” or the officer terminates his or her employment with us for “good reason” (including a “change in control”), as such terms are defined in the employment agreements, we are required to use our best efforts to prepare and file a registration statement with the SEC within 180 days of the date of termination to register the public resale of the shares underlying the officer’s option. In the event the employment of the applicable executive officer is terminated for “cause,” the option terminates immediately. On December 12, 2006, we accelerated the vesting schedule of the options so that they vested in full on that date.

The options granted to Mr. Soufflas and Mr. Taylor in August 2005 are for a term of 10 years, have an exercise price of $0.40 per share, and vest in four equal annual installments commencing on February 1, 2006. In the event the employment of the applicable executive officer is terminated for any reason other than for “cause,” as such term is defined in the option, the officer’s option may be exercised to the extent exercisable on the date of such termination of employment until the earlier of the date that is 90 days after the date of such termination of employment or the expiration date of the option. In the event the employment of the applicable executive officer is terminated for “cause,” the option terminates immediately. On December 12, 2006, we accelerated the vesting schedule of the options so that they vested in full on that date.

The options granted to Messrs. Daniels and Soufflas and Ms. Bathurst in December 2006 are for a term of 10 years, have an exercise price of $0.88 per share, and were vested in full on the date of grant. In the event the employment of the applicable executive officer is terminated for any reason other than for “cause,” as such term is defined in the option, the officer’s option may be exercised to the extent exercisable on the date of such termination of employment until the earlier of the date that is 90 days after the date of such termination of employment (one year in the case of termination due to retirement or disability) or the expiration date of the option. In the event the employment of the applicable executive officer is terminated for “cause,” the option terminates immediately.

The options granted to Mr. Soufflas and Ms. Bathurst in August 2007 are for a term of 10 years, have an exercise price of $0.50 per share, and vest in four equal annual installments commencing on the first anniversary of the date of grant. In the event the employment of the Mr. Soufflas or Ms. Bathurst is terminated by us without “cause” or Mr. Soufflas or Ms. Bathurst terminate their respective employment with us for “good reason,” as such terms are defined in their respective employment agreements, their respective option will vest in full immediately. In the event the employment of Mr. Soufflas or Ms. Bathurst is terminated by reason of death or disability, or Mr. Soufflas or Ms. Bathurst terminate their own employment (other than for “good reason”), their respective option may be exercised to the extent it was vested on the date of such termination until the earlier of the date that is 90 days after the date of such termination of employment (one year in the case of termination due to retirement or disability) or the expiration date of the option. In the event the employment of the Mr. Soufflas or Ms. Bathurst is terminated for “cause,” their respective option will terminate immediately.

Terms of Restricted Stock Awards

The restricted stock awards that we granted to Messrs. Daniels, Soufflas and Taylor and Ms. Bathurst in March 2006 vest in three equal annual installments commencing on the first anniversary of the date of grant. The restricted stock award that we granted to Mr. Daniels in September 2007 vests in four equal annual installments commencing on the first anniversary of the date of grant. In the event we terminate the employment of the applicable executive officer without “cause” or the officer terminates his or her employment with us for “good reason,” as such terms are defined in such officer’s respective employment agreement, the officer’s restricted stock award vests in full immediately. “Good reason” includes a “change in control,” which includes: (i) the acquisition by any person of 50% or more of the combined voting power of our outstanding securities; (ii) a change in the majority of our board of directors that was not approved by at least 50% of our board of directors; (iii) the completion of a reorganization, merger or consolidation of us, or the sale or other disposition of all or substantially all of our assets; or (iv) approval by our stockholders of a liquidation or dissolution of us. In the event the employment of the applicable executive officer is terminated for “cause” or is terminated by reason of death or disability, or the applicable executive officer terminates his or her own employment (other than for “good reason”), any shares of common stock that have not vested as of the date of termination will be forfeited to us and cancelled.

Director Compensation

We do not currently provide any compensation to our employee directors. We did not have any non-employee directors on our board of directors during 2006 and thus, did not pay any director compensation to any non-employee directors during 2006. We intend to add non-employee directors to our board of directors in the future. In the event we do so, we intend to provide them with remuneration that may consist of one or more of the following: an annual retainer, a fee paid for each board meeting attended, an annual grant of equity compensation, and reimbursement for reasonable travel expenses incurred to attend meetings of the board of directors. We may provide additional remuneration to board members participating on committees of our board of directors.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth, for each named executive officer, information regarding unexercised options, stock that had not vested, and equity incentive plan awards as of the end of our fiscal year ended December 31, 2006.

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Option Exercise Price ($ )	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested ($ ) (2)

David M. Daniels	2,500,000	0.40	8/14/15	450,000	364,500
	250,000	0.88	12/11/16

Alex Soufflas	1,000,000	0.40	8/14/15	300,000	243,000
	150,000	0.88	12/11/16

David A. Taylor	1,000,000	0.40	8/14/15	375,000	303,750

Patricia S. Bathurst	1,000,000	0.40	5/12/15	225,000	182,250
	50,000	0.88	12/11/16

(1)  These restricted stock awards vest in three equal annual installments commencing on the first anniversary of the date of grant, which was March 28, 2006.

(2)  The market value of these shares was calculated based on $0.81, the last reported sales price for our shares of common stock on the OTC Bulletin Board on December 29, 2006.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of December 11, 2007, information with respect to the securities holdings of all persons that we have reason to believe, pursuant to filings with the SEC, may be deemed the beneficial owner of more than five percent of our outstanding common stock. The following table also sets forth, as of such date, the beneficial ownership of our common stock by all executive officers and directors, individually and as a group.

The beneficial owners and amount of securities beneficially owned have been determined in accordance with Rule 13d-3 under the Exchange Act and, in accordance therewith, includes all shares of our common stock that may be acquired by such beneficial owners within 60 days of December 11, 2007 upon the exercise or conversion of any options, warrants or other convertible securities. Unless otherwise indicated, each person or entity named below has sole voting and investment power with respect to all common stock beneficially owned by that person or entity, subject to the matters set forth in the footnotes to the table below, and has an address of 120 Gibraltar Road, Suite 107, Horsham, Pennsylvania 19044.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percentage of Class (1)
David M. Daniels	4,798,050	(2)	12.2%
Patricia S. Bathurst	1,382,600	(3)	3.5%
Alex Soufflas	1,450,000	(4)	3.7%
Ronald F. Westman	3,453,000	(5)	8.8%
All officers and directors as a group (3 persons)	7,630,650	(6)	19.4%

*     Less than 1%.

(1) This table has been prepared based on 39,369,856 shares of our common stock outstanding on December 11, 2007.

(2)  Includes 2,500,000 shares issuable upon the exercise of options that have an exercise price of $0.40 per share, 250,000 shares issuable upon the exercise of options that have an exercise price of $0.88 per share and 1,050,000 shares underlying restricted stock awards.

(3)  Includes 1,000,000 shares issuable upon the exercise of options that have an exercise price of $0.40 per share, 50,000 shares issuable upon the exercise of options that have an exercise price of $0.88 per share and 225,000 shares underlying restricted stock awards.

(4)  Includes 1,000,000 shares issuable upon the exercise of options that have an exercise price of $0.40 per share, 150,000 shares issuable upon the exercise of options that have an exercise price of $0.88 per share and 300,000 shares underlying restricted stock awards.

(5)  Includes 100,000 shares issuable upon the exercise of options that have an exercise price of $0.40 per share and 1,860,000 shares issuable upon the exercise of warrants that have an exercise price of $0.80 per share.

(6)  Includes 4,500,000 shares issuable upon the exercise of options that have an exercise price of $0.40 per share, 450,000 shares issuable upon the exercise of options that have an exercise price of $0.88 per share and 1,575,000 shares underlying restricted stock awards.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In April 2005, we issued 1,800,000 shares of our common stock, Class A warrants to acquire 1,800,000 shares of our common stock, and Class B warrants to acquire 1,800,000 shares of our common stock to Ronald F. Westman for aggregate consideration consisting of 2,740,000 shares of common stock of Infinium Labs, Inc., a Delaware corporation, that Mr. Westman owned and that were then valued at $720,000. Under the terms of the agreement, in the event we obtained less than $720,000 from the sale of the Infinium Labs shares, Mr. Westman was required to pay the difference to us in cash or additional shares of Infinium Labs common stock. We completed the sale of the last of our shares of common stock of Infinium Labs on September 7, 2005, resulting in aggregate gross proceeds from the sale of all 2,740,000 shares of $320,506. Mr. Westman paid the remaining funds to us in cash on September 16, 2005. Mr. Westman beneficially owns approximately 8.8% of our common stock and served as a member of our board of directors from June 29, 2005 to September 26, 2005. We sold the shares of our common stock and warrants to Mr. Westman at a price per share of $0.40, which is the same price we received for shares of our common stock sold in the private offerings we conducted immediately prior to and after the date of the transaction with Mr. Westman.

In June 2005, we entered into a lease for additional office space in the Centerpointe Office Building located at 2033 Main Street, Suite 501, Sarasota, Florida 34237. The lease is for approximately 4,000 square feet of space for a monthly rent payment of approximately $7,500, commenced on July 1, 2005 and expires on July 1, 2010. Centerpointe Office Building is owned by Centerpointe Property, LLC. Ronald F. Westman owns all of the outstanding membership interests in Centerpointe Property, LLC jointly with his wife, beneficially owns approximately 8.8% of our common stock, and served as a member of our board of directors from June 29, 2005 to September 26, 2005. The rent per square foot that we pay for this office space is the same price per square foot that the other tenants in the building pay for office space in this building.

On February 8, 2006, Roger H. Folts resigned as our Chief Financial Officer and Secretary. Concurrent with his resignation, we entered into a termination and mutual release with Mr. Folts effective February 1, 2006 pursuant to which his employment agreement was terminated effective February 1, 2006, and we and Mr. Folts released each other from any and all claims that they may now hold or may in the future hold arising out of the employment agreement or Mr. Folts’ employment with or separation from us. We also entered into a consulting agreement with Mr. Folts on February 8, 2006 pursuant to which Mr. Folts agreed to provide accounting and related services to us on a full-time basis until June 30, 2006 and thereafter on a part-time basis until February 1, 2009, and in exchange for which we agreed to issue him 300,000 shares of our common stock and continue paying him the salary he was receiving under his employment agreement until March 31, 2006.

On April 1, 2006, we terminated the lease for our office space in Sarasota, Florida. Under the termination and release agreement: (i) the Commercial Office Lease dated June 13,

2005 between us and Centerpointe Property, LLC was terminated effective April 1, 2006; (ii) we issued 10,000 shares of our common stock to Centerpointe Property, LLC in full payment of all rent and other expenses that were due and payable under the lease on April 1, 2006; and (iii) both parties agreed to release each other from any and all claims that they may now hold or may in the future hold arising out of the lease. We did not incur any material early termination penalties in connection with the termination of the lease. Ronald F. Westman owns all of the outstanding membership interests in Centerpointe Property, LLC jointly with his wife, beneficially owns approximately 8.8% of our common stock, and served as a member of our board of directors from June 29, 2005 to September 26, 2005.

In October 2007, we sold assets consisting of various works of art to David M. Daniels for $55,000. We had originally acquired the assets in September 2007 for $55,000. Mr. Daniels serves as our President, Chief Executive Officer and sole director, and beneficially owns approximately 12.2% of our common stock. We believe that the proceeds that we received from the sale of these assets to Mr. Daniels approximates the fair value of these assets on the date of sale.

We have entered into employment agreements with each of David M. Daniels, Alex Soufflas and Patricia S. Bathurst and have issued stock options and restricted stock awards to each of them. A description of the employment agreements, stock options and restricted stock awards is set forth herein under “Executive Compensation — Employment Contracts and Arrangements.”

DESCRIPTION OF SECURITIES

The following summary of our capital stock, our articles of incorporation, our bylaws and the Indiana Business Corporation Law (“IBCL”) is intended as a summary only and is subject to and qualified in its entirety by reference to our articles of incorporation and bylaws, which have been filed as exhibits to the registration statement of which this prospectus forms a part, and the applicable provisions of the IBCL.

Common Stock

We are authorized to issue 100,000,000 shares of common stock, $.001 par value per share, of which 39,369,856 shares were outstanding on the date of this prospectus. Holders of shares of our common stock are entitled to one vote per share on all matters submitted to a vote of the stockholders and are not entitled to cumulative voting rights. Our shares of our common stock do not carry any preemptive, conversion or subscription rights, and there are no sinking fund or redemption provisions applicable to the shares of our common stock. Holders of our common stock are entitled to receive dividends and other distributions in cash, stock or property as may be declared by our board of directors from time to time out of our assets or funds legally available for dividends or other distributions, subject to dividend or distribution preferences that may be applicable to any then outstanding shares of preferred stock. In the event of our voluntary or involuntary liquidation, dissolution or winding up, holders of shares of our common stock are entitled to share ratably in the assets legally available for distribution to stockholders after payment of all debts and other liabilities and satisfaction of the liquidation preference, if any, granted to the holders of any preferred stock then outstanding. All outstanding shares of our common stock are fully paid and nonassessable.

Anti-Takeover Effects of Certain Provisions of Our Articles of Incorporation, Our Bylaws and the IBCL

The following provisions of our articles of incorporation, our bylaws and the IBCL may discourage takeover attempts of us that may be considered by some stockholders to be in their best interest. The effect of such provisions could delay or frustrate a merger, tender offer or proxy contest, the removal of incumbent directors, or the assumption of control by stockholders, even if such proposed actions would be beneficial to our stockholders. Such effect could cause the market price of our common stock to decrease or could cause temporary fluctuations in the market price of our common stock that otherwise would not have resulted from actual or rumored takeover attempts.

Special Meetings of Shareholders

Our bylaws and the provisions of the IBCL provide that special meetings of our shareholders may be called only by our Chief Executive Officer or a majority of our directors. This provision may discourage a third party from making a tender offer or otherwise attempting to obtain control of us because the provision effectively limits stockholder election of directors to annual meetings of our stockholders.

Director Vacancies

Our bylaws provide that any vacancies in our board of directors resulting from death, resignation, retirement, disqualification, removal from office or other cause will be filled by the board of directors or, if less than a quorum, by the vote of our remaining directors. This provision may discourage a third party from making a tender offer or otherwise attempting to obtain control of us because the provision effectively limits stockholder election of directors to annual and special meetings of the stockholders.

Amendments to Our Bylaws

Our bylaws provide that they may be amended only by the vote of a majority of our board of directors. This provision may discourage a third party from making a tender offer or otherwise attempting to obtain control of us because the provision makes it more difficult for stockholders to amend the provisions in our bylaws relating to special meetings of shareholders and director vacancies.

No Cumulative Voting

Our articles of incorporation and bylaws do not provide for cumulative voting in the election of directors. The absence of cumulative voting rights may limit the ability of minority stockholders to effect changes to our board of directors and delay or prevent a change in control or change in management of us.

MARKET FOR COMMON EQUITY

AND RELATED STOCKHOLDER MATTERS

Our common stock currently trades on the OTC Bulletin Board under the symbol “NHPR”. The first reported trade of our common stock on the OTC Bulletin Board occurred on March 30, 2006. The following table sets forth the range of high and low bid prices for shares of our common stock on the OTC Bulletin Board for the periods indicated, as reported by Nasdaq. The quotations represent inter-dealer prices, without retail mark-up, markdown or commission, and may not represent actual transactions.

Fiscal Year Ended December 31, 2006	High	Low
Quarter ended March 31, 2006	$0.85	$0.40
Quarter ended June 30, 2006	$2.15	$0.65
Quarter ended September 30, 2006	$1.61	$0.52
Quarter ended December 31, 2006	$1.44	$0.71

Fiscal Year Ended December 31, 2007	High	Low
Quarter ended March 31, 2007	$0.98	$0.59
Quarter ended June 30, 2007	$0.98	$0.63
Quarter ended September 30, 2007	$0.79	$0.45

The last reported trading price of our common stock as reported on the OTC Bulletin Board on December 11, 2007 was $0.35 per share.

Holders

As of December 11, 2007, the number of stockholders of record of our common stock was 110.

Dividends

We have not paid any cash dividends on our common stock to date, nor do we intend to pay any cash dividends on our common stock in the foreseeable future. We intend to retain future earnings, if any, to finance the operation and development of our business.

Transfer Agent

The transfer agent for our common stock is Interwest Transfer Company, Inc., 1981 East Murray Holladay Road, Suite 100, P.O. Box 17136, Salt Lake City, UT 84117.

THE OFFERING

This prospectus covers the public sale of 15,500,500 shares of common stock to be sold by the selling security holders identified in this prospectus. Of this amount, 9,779,750 shares are issuable upon the exercise of warrants. This prospectus also covers any additional shares of our common stock that we may issue or that may be issuable by reason of any stock split, stock dividend or similar transaction involving our common stock.

The selling security holders may sell the shares covered by this prospectus through public or private transactions at prevailing market prices or at privately negotiated prices. We will not receive any proceeds from this offering.

Set forth below is a description of the shares of our common stock being registered for resale hereby.

August 2007 Offering of Common Stock and Warrants

In August 2007, we completed a private offering of 1,200,000 shares of our common stock, Class A warrants to acquire 1,000,000 shares of our common stock and Class B warrants to acquire 1,000,000 shares of our common stock to an accredited investor for aggregate cash consideration of $540,000 (the “August 2007 Offering”). The Class A warrants are initially exercisable into one share of our common stock at an exercise price of $0.60 per share, are exercisable for a period of 30 calendar days beginning on the date a registration statement covering the public resale of the shares underlying the warrants is declared effective by the SEC, and expire at the end of the exercise period. The Class B warrants are initially exercisable into one share of our common stock at an exercise price of $0.80 per share, are exercisable until December 31, 2008, and expire at the end of the exercise period. We agreed to use our reasonable best efforts to file a registration statement with the SEC by December 31, 2007 to register all of the shares of our common stock issued in the offering and all of the shares of our common stock underlying the Class A warrants and Class B warrants issued in the offering. The registration statement of which this prospectus is a part is being filed in part to satisfy our obligation to register these shares.

This prospectus covers the public resale of 1,200,000 shares of common stock, 1,000,000 shares of common stock issuable upon the exercise of the Class A warrants and 1,000,000 shares of common stock issuable upon exercise of the Class B Warrants.

October 2007 Offering of Common Stock and Warrants

In October 2007, we completed a private offering of 810,000 shares of our common stock, Class A warrants to acquire 810,000 shares of our common stock and Class B warrants to acquire 810,000 shares of our common stock for aggregate cash consideration of $243,000 (the “October 2007 Offering”). These securities were sold in units comprised of one share of our common stock, one Class A warrant and one Class B warrant. The units were sold at a purchase price of $0.30 per unit. The Class A warrants are initially exercisable into one share of our common stock at an exercise price of $0.30 per share, are exercisable during a period beginning on the date a registration statement covering the public resale of the shares underlying the warrants is declared effective by the SEC and ending on the later of January 31, 2008 or the date that is 30 calendar days after the effective date of the registration statement, and expire at the end of the exercise period. The Class B warrants are initially exercisable into one share of our common stock at an exercise price of $0.40 per share, are exercisable during a period beginning on the date a registration statement covering the public resale of the shares underlying the warrants is declared effective by the SEC and ending on January 31, 2008, and expire at the end of the exercise period. We paid finder fees consisting of 121,500 units identical to the units sold in the offering. We agreed to use our reasonable best efforts to file a registration statement with the SEC by December 15, 2007 to register all of the shares of our common stock issued in the offering and all of the shares of our common stock underlying the Class A warrants and Class B warrants issued in the offering. The registration statement of which this prospectus is a part is being filed in part to satisfy our obligation to register these shares.

This prospectus covers the public resale of 931,500 shares of common stock, 931,500 shares of common stock issuable upon the exercise of the Class A warrants and 931,500 shares of common stock issuable upon the exercise of the Class B warrants.

November 2007 $510K Offering of Common Stock and Warrants

In November 2007, we completed a private offering of 500,000 shares of our common stock, Class A warrants to acquire 500,000 shares of our common stock and Class B warrants to acquire 500,000 shares of our common stock for aggregate cash consideration of $150,000 (the “November 2007 $510K Offering”). These securities were sold in units comprised of one share of our common stock, one Class A warrant and one Class B warrant. The units were sold at a purchase price of $0.30 per unit. The Class A warrants are initially exercisable into one share of our common stock at an exercise price of $0.30 per share, are exercisable during a period beginning on the date a registration statement covering the public resale of the shares underlying the warrants is declared effective by the SEC and ending on the later of January 31, 2008 or the date that is 30 calendar days after the effective date of the registration statement, and expire at the end of the exercise period. The Class B warrants are initially exercisable into one share of our common stock at an exercise price of $0.40 per share, are exercisable during a period beginning on the date a registration statement covering the public resale of the shares underlying the warrants is declared effective by the SEC and ending on January 31, 2008, and expire at the end of the exercise period. We paid finder fees consisting of 75,000 units identical to the units sold in the offering. We agreed to use our reasonable best efforts to file a registration statement with the SEC by December 15, 2007 to register all of the shares of our common stock issued in the offering and all of the shares of our common stock underlying the Class A warrants and Class B warrants issued in the offering. The registration statement of which this prospectus is a part is being filed in part to satisfy our obligation to register these shares.

This prospectus covers the public resale of 575,000  shares of common stock, 575,000 shares of common stock issuable upon the exercise of the Class A warrants and 575,000 shares of common stock issuable upon the exercise of the Class B warrants.

November 2007 $400K Offering of Common Stock and Warrants

In November 2007, we completed a private offering of 1,240,000 shares of our common stock, Class A warrants to acquire 1,240,000 shares of our common stock, and Class B warrants to acquire 1,240,000 shares of our common stock for aggregate cash consideration of $310,000 (the “November 2007 $400K Offering”). These securities were sold in units comprised of one share of our common stock, one Class A warrant and one Class B warrant. The units were sold at a purchase price of $0.25 per unit. The Class A warrants are initially exercisable into one share of our common stock at an exercise price of $0.30 per share, are exercisable during a period beginning on the date a registration statement covering the public resale of the shares underlying the warrants is declared effective by the SEC and ending on the later of January 31, 2008 or the date that is 30 calendar days after the effective date of the registration statement, and expire at the end of the exercise period. The Class B warrants are initially exercisable into one share of our common stock at an exercise price of $0.40 per share, are exercisable during a period beginning on the date a registration statement covering the public resale of the shares underlying the warrants is declared effective by the SEC and ending on January 31, 2008, and expire at the end of the exercise period. We paid finder fees consisting of 186,000 units identical to the units sold in the offering. We agreed to use our reasonable best efforts to file a registration statement with the SEC by December 15, 2007 to register all of the shares of our common stock issued in the offering and all of the shares of our common stock underlying the Class A warrants and Class B warrants issued in the offering. The registration statement of which this prospectus is a part is being filed in part to satisfy our obligation to register these shares.

This prospectus covers the public resale of 1,426,000  shares of common stock, 1,426,000 shares of common stock issuable upon the exercise of the Class A warrants and 1,426,000 shares of common stock issuable upon the exercise of the Class B warrants.

November 2007 Issuance of Common Stock and Warrants to Consultants

In November 2007, we issued an aggregate of 950,000 shares of our common stock to two accredited investors in exchange for various consulting services to be rendered to us. We agreed to use our reasonable best efforts to file a registration statement with the SEC by December 15, 2007 to register all of the shares of our common stock issued to the consultants. The registration statement of which this prospectus is a part is being filed in part to satisfy our obligation to register these shares.

This prospectus covers the public resale of 950,000  shares of common stock.

December 2007 Offering of Common Stock and Warrants

In December 2007, we completed a private offering of 555,000 shares of our common stock, Class A warrants to acquire 555,000 shares of our common stock, Class B warrants to acquire 555,000 shares of our common stock, and Class C warrants to acquire 555,000 shares of our common stock for aggregate cash consideration of $111,000 (the “December 2007 Offering”). These securities were sold in units comprised of one share of our common stock, one Class A warrant, one Class B warrant and one Class C warrant. The units were sold at a purchase price of $0.20 per unit. The Class A warrants are initially exercisable into one share of our common stock at an exercise price of $0.22 per share, are exercisable during a period beginning on the date a registration statement covering the public resale of the shares underlying the warrants is declared effective by the SEC and ending on the date that is 90 calendar days after the effective date of the registration statement, are callable by us if certain criteria are satisfied, and expire at the end of the exercise period. The Class B warrants are initially exercisable into one share of our common stock at an exercise price of $0.30 per share, are exercisable during a period beginning on the date a registration statement covering the public resale of the shares underlying the warrants is declared effective by the SEC and ending on the date that is 180 calendar days after the effective date of the registration statement, are callable by us if certain criteria are satisfied, and expire at the end of the exercise period. The Class C warrants are initially exercisable into one share of our common stock at an exercise price of $0.30 per share, are exercisable during a period beginning on the date a registration statement covering the public resale of the shares underlying the warrants is declared effective by the SEC and ending on the third anniversary of the effective date of the registration statement, and expire at the end of the exercise period. We paid finder fees consisting of 83,250 units identical to the units sold in the offering. We agreed to use our reasonable best efforts to file a registration statement with the SEC by December 15, 2007 to register all of the shares of our common stock issued in the offering and all of the shares of our common stock underlying the Class A warrants, Class B warrants and Class C warrants issued in the offering. The registration statement of which this prospectus is a part is being filed in part to satisfy our obligation to register these shares.

This prospectus covers the public resale of 638,250 shares of common stock, 638,250 shares of common stock issuable upon the exercise of the Class A warrants, 638,250 shares of common stock issuable upon the exercise of the Class B warrants and 638,250 shares of common stock issuable upon the exercise of the Class C warrants.

SELLING SECURITY HOLDERS

The selling security holders identified in the following table are offering for resale 15,500,500 shares of our common stock of which 9,779,750 are issuable upon exercise of warrants. All of the shares of common stock and warrants were previously issued to the selling security holders in private placement transactions. A description of these transactions is set forth above under “The Offering.”

The following table sets forth as of December 11, 2007:

•                  The name of each selling security holder and any material relationship between us and such selling security holder based upon information currently available to us;

•                  The number of shares owned beneficially by each selling security holder before the offering;

•                  The percentage ownership of each selling security holder prior to the offering;

•                  The number of shares offered hereunder by each selling security holder;

•                  The number of shares owned beneficially by each selling security holder after the offering; and

•                  The percentage ownership of each selling security holder after the offering.

The information presented in this table has been calculated based on the assumption that all options and warrants will be exercised prior to completion of the offering, that all shares offered hereby will be sold, and that no other shares of our common stock will be acquired or disposed of by the selling security holder prior to the termination of this offering. The beneficial ownership set forth below has been determined in accordance with Rule 13d-3 under the Exchange Act based on 39,369,856 shares of our common stock outstanding on December 11, 2007. Except as indicated by footnote, and subject to applicable community property laws, we believe that the beneficial owners of the common stock listed below have sole voting power and investment power with respect to their shares.

	Beneficial Ownership of Selling Security Holders Prior to the Offering		Number of Shares Offered	Beneficial Ownership of Selling Security Holders After the Offering
Name of Selling Security Holder	Number	Percent	Hereby	Number	Percent
Barco Investments, LLC (1)	1,500,000	3.81%	1,500,000	-0-	*
Pierre Besuchet (2)	3,200,000	8.13%	3,200,000	-0-	*
Cobalt Enterprises, LLC (3)	600,000	1.52%	600,000	-0-	*
Eric Farrow (4)	171,000	*	171,000	-0-	*
Ben Giese (5)	1,192,334	3.03%	1,134,000	58,334	*
Eleanor Giese (6)	120,000	*	120,000	-0-	*
Giese Realty Investment (7)	3,000,000	7.62%	3,000,000	-0-	*
Jack Ramos Ranch, Inc. (8)	600,000	1.52%	600,000	-0-	*
Marshall McCord (9)	382,500	*	382,500	-0-	*
Robert Sage (10)	540,000	1.37%	450,000	90,000	*
Seaside Capital II, LLC (11)	1,500,000	3.81%	1,500,000	-0-	*
Keith Shelly (12)	847,500	2.15%	600,000	247,500	*
SLD Capital Corp. (13)	750,000	1.91%	750,000	-0-	*
SPH Investments, Inc. (14)	500,000	1.27%	500,000	-0-	*
Jocelyn Suga (15)	240,000	*	240,000	-0-	*
Todd Tucker (16)	200,000	*	200,000	-0-	*
Michael Verhunce (17)	481,000	1.22%	333,000	148,000	*
Jerome Ziarko (18)	250,000	*	220,000	30,000	*

* Represents less than one percent (1%) of our shares outstanding.

(1) The registered shares consist of 375,000 shares of common stock, 375,000 shares underlying Class A warrants, 375,000 shares underlying Class B warrants and 375,000 shares underlying Class C warrants acquired in the December 2007 Offering. The power to vote and dispose of these shares is controlled by Ernest Bartlett.

(2)  The registered shares consist of 1,200,000 shares of common stock, 1,000,000 shares underlying Class A warrants and 1,000,000 shares underlying Class B warrants acquired in the August 2007 Offering.

(3)  The registered shares consist of 200,000 shares of common stock, 200,000 shares underlying Class A warrants and 200,000 shares underlying Class B warrants acquired in the October 2007 Offering. The power to vote and dispose of these shares is controlled by Gordon Cantley.

(4)  The registered shares consist of: (i) 27,000 shares of common stock, 27,000 shares underlying Class A warrants and 27,000 shares underlying Class B warrants acquired in the October 2007 Offering; and (ii) 30,000 shares of common stock, 30,000 shares underlying Class A warrants and 30,000 shares underlying Class B warrants acquired in the November 2007 $400K Offering.

(5)  The registered shares consist of: (i) 222,000 shares of common stock, 222,000 shares underlying Class A warrants and 222,000 shares underlying Class B warrants acquired in the October 2007 Offering; and (ii) 156,000 shares of common stock, 156,000 shares underlying Class A warrants and 156,000 shares underlying Class B warrants acquired in the November 2007 $400K Offering.

(6)  The registered shares consist of 40,000 shares of common stock, 40,000 shares underlying Class A warrants and 40,000 shares underlying Class B warrants acquired in the November 2007 $400K Offering.

(7)    The registered shares consist of 1,000,000 shares of common stock, 1,000,000 shares underlying Class A warrants and 1,000,000 shares underlying Class B warrants acquired in the November 2007 $400K Offering. The power to vote and dispose of these shares is controlled by William H. Giese.

(8)  The registered shares consist of 200,000 shares of common stock, 200,000 shares underlying Class A warrants and 200,000 shares underlying Class B warrants acquired in the October 2007 Offering. The power to vote and dispose of these shares is controlled by Elwood Ramos.

(9)  The registered shares consist of: (i) 52,500 shares of common stock, 52,500 shares underlying Class A warrants and 52,500 shares underlying Class B warrants acquired in the October 2007 Offering; and (ii) 75,000 shares of common stock, 75,000 shares underlying Class A warrants and 75,000 shares underlying Class B warrants acquired in the November 2007 $510K Offering.

(10)  The registered shares consist of 150,000 shares of common stock, 150,000 shares underlying Class A warrants and 150,000 shares underlying Class B warrants acquired in the October 2007 Offering.

(11)  The registered shares consist of 500,000 shares of common stock, 500,000 shares underlying Class A warrants and 500,000 shares underlying Class B warrants acquired in the November 2007 $510K Offering. The power to vote and dispose of these shares is controlled by William J. Ritger.

(12)  The registered shares consist of 200,000 shares of common stock, 200,000 shares underlying Class A warrants and 200,000 shares underlying Class B warrants acquired in the November 2007 $400K Offering.

(13)  The registered shares consist of 750,000 shares of common stock acquired in exchange for consulting services. The power to vote and dispose of these shares is controlled by Steven Rosner.

(14)  The registered shares consist of 125,000 shares of common stock, 125,000 shares underlying Class A warrants, 125,000 shares underlying Class B warrants and 125,000 shares underlying Class C warrants acquired in the December 2007 Offering. The power to vote and dispose of these shares is controlled by Steven P. Harrington.

(15)  The registered shares consist of 80,000 shares of common stock, 80,000 shares underlying Class A warrants and 80,000 shares underlying Class B warrants acquired in the October 2007 Offering.

(16)  The registered shares consist of 200,000 shares of common stock acquired in exchange for consulting services.

(17)  The registered shares consist of 83,250 shares of common stock, 83,250 shares underlying Class A warrants, 83,250 shares underlying Class B warrants and 83,250 shares underlying Class C warrants acquired in the December 2007 Offering.

(18)  The registered shares consist of 55,000 shares of common stock, 55,000 shares underlying Class A warrants, 55,000 shares underlying Class B warrants and 55,000 shares underlying Class C warrants acquired in the December 2007 Offering.

USE OF PROCEEDS

We will not receive any proceeds from the sale of common stock by the selling security holders. If all of the warrants for which the underlying shares of common stock that are being registered hereby are exercised by the applicable selling security holders, we will receive approximately $3,976,115 in proceeds upon the exercise thereof. We intend to use the proceeds from any such exercises for general working capital purposes.

PLAN OF DISTRIBUTION

We are registering all of the shares of common stock offered by this prospectus on behalf of the selling security holders. The selling security holders may sell any or all of the shares, subject to federal and state securities law, but are under no obligation to do so. The selling security holders will act independently of us in making decisions with respect to the timing, manner and size of each sale of the common stock covered hereby.

The selling security holders, or their pledges, donees, transferees or any of their other successors-in-interest, may sell all or a portion of the common stock offered hereby from time to time in one or more transactions directly or through one or more underwriters, brokers, dealers or agents at fixed prices, at market prices prevailing at the time of the sale, at varying prices determined at the time of sale, or at privately negotiated prices. These sales may be effected in any one or more of the following methods:

•                  cross trades or block trades in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•                  purchases by a broker, dealer or underwriter as principal and resale by such broker, dealer or underwriter for its own account pursuant to this prospectus;

•                  an exchange distribution in accordance with the rules of any stock exchange on which the securities may be listed;

•                  ordinary brokerage transactions and transactions in which the broker solicits purchases;

•                  privately negotiated transactions;

•                  short sales;

•                  through the writing of options, swaps or other derivatives on the securities, regardless of whether the options, swaps or derivatives are listed on an exchange;

•                  through the distribution of the securities by any selling security holder to its partners, members or stockholders;

•                  any combinations of any of these methods of sale; and

•                  any other manner permitted by law.

The selling security holders may also sell shares under Rule 144 of the Securities Act, if available, rather than under this prospectus.

The selling security holders may sell their shares to or through underwriters, brokers, dealers or agents, in which event the underwriters, brokers, dealers or agents may receive discounts, concessions, commissions or other fees from the selling security holders, or discounts, concessions, commissions or other fees from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal. These discounts, concessions, commissions or fees as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved.

The selling security holders may also enter into hedging transactions with brokers or dealers that may in turn engage in short sales of the common stock in the course of hedging in positions they assume. The selling security holders may also sell shares of common stock short and deliver shares of our common stock covered by this prospectus to close out short positions and loan or pledge shares of our common stock to brokers or dealers that in turn may sell such shares.

The selling security holders may additionally pledge, hypothecate or grant a security interest in some or all of the shares of our common stock owned by them and, if such holders default in the performance of their secured obligations, the pledges or secured parties may offer and sell the shares of our common stock from time to time under this prospectus or any amendment to this prospectus, if necessary, to include the pledge, transferee or other successors in interest as selling security holders under this prospectus. The selling security holders may also transfer or donate their shares of our common stock in other circumstances, in which case the transferees, donees, pledges or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling security holders and any underwriters, brokers, dealers or agents that participate in the distribution of the shares offered hereby may be deemed “underwriters” within the meaning of the Securities Act. In that event, any discounts, concessions, commissions or fees received by them and any profit on the resale of the shares sold by them may be deemed to be underwriting discounts or commissions under the Securities Act. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent.

The selling security holders and any other person participating in the distribution of the shares of our common stock being offered hereby will be subject to applicable provisions of the Exchange Act, and the rules and regulations promulgated thereunder, including, without limitation, Regulation M. These regulations may limit the timing of purchases and sales of any of the shares of our common stock by the selling security holders and may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities with respect to our common stock.

We have agreed to indemnify certain of the selling security holders against liabilities,

including certain liabilities under the Securities Act, pursuant to the terms of the agreements by which the selling securities holders purchased their shares of our common stock being registered hereby. We may be indemnified by certain of the selling security holders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished by such selling security holders specifically for use in this prospectus, pursuant to the terms of the agreements by which the selling securities holders purchased their shares of our common stock being registered hereby.

We will not receive any proceeds from the sale of the shares of our common stock registered hereby. We will pay all expenses incurred in connection with this registration of the shares of our common stock under the Securities Act, including registration and filing fees, fees an expenses of compliance with securities or blue sky laws, listing fees, printing and engraving expenses, messenger and delivery expenses, and fees and disbursements of our counsel, accountants and other persons retained by us, but excluding commissions and discounts incurred by the selling security holders in connection with the resale of such shares.

We cannot assure you that the selling security holders will sell all or any portion of the securities offered hereby.

DISCLOSURE OF COMMISSION POSITION ON

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The Indiana Business Corporation Law (the “IBCL”) provides that an Indiana corporation may indemnify an individual made a party to a proceeding because the individual is or was a director against liability incurred in the proceeding provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. Unless limited by its articles of incorporation, an Indiana corporation must indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because the director is or was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding. Our articles of incorporation do not limit our obligations to so indemnify our directors.

The IBCL also provides that, unless the corporation’s articles of incorporation provide otherwise: (i) an officer of an Indiana corporation, whether or not a director, is entitled to mandatory indemnification and is entitled to apply for court-ordered indemnification to the same extent as a director; (ii) the corporation may indemnify and advance expenses to an officer, employee or agent of the corporation, whether or not a director, to the same extent as to a director; and (iii) the corporation may also indemnify and advance expenses to an officer, employee or agent, whether or not a director, to the extent, consistent with public policy, it is permitted to do so by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract. Our articles of incorporation do not limit our ability to so indemnify our officers.

We are authorized to enter into indemnification agreements with our directors, officers, employees and agents, and those serving at the request of the corporation as a director, officer,

employee or agent of another corporation or enterprise, which may, in some cases, be broader than the specific indemnification provisions set forth in the IBCL. In addition, we are authorized to purchase and maintain insurance on behalf of these persons to indemnify them for expenses and liabilities incurred by them by reason of their being or having been such a director, officer, employee or agent, regardless of whether we have the power to indemnify such persons against such expenses and liabilities under our articles of incorporation, our bylaws, the IBCL, or otherwise. We have not entered into any such agreements or obtained such insurance.

The limitation of liability and indemnification provisions of the IBCL may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty of care. These provisions may also reduce the likelihood of derivative litigation against our directors, officers, employees and agents, and those serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, even though an action, if successful, might benefit us and our stockholders.

The effect of these indemnification provisions is to authorize indemnification for liabilities arising under the Securities Act and the Exchange Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our officers, directors and controlling persons pursuant to our articles of incorporation, our bylaws, the IBCL or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

LEGAL MATTERS

The validity of the shares of common stock offered hereby has been passed upon for us by Carson Boxberger LLP, 1400 One Summit Square, Fort Wayne, Indiana 46802.

EXPERTS

The audited consolidated balance sheet as of December 31, 2006 and the audited consolidated statements of operations, stockholders’ equity and cash flows for the years ended December 31, 2006 and 2005 have been audited by H J & Associates, LLC, our independent accountants. We have included these financial statements in this registration statement in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the United States Securities and Exchange Commission (“SEC”). You should rely only on the information provided in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling security holders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock. Applicable SEC rules may require us to update this prospectus in the future.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any report, statement or other information that we file with the SEC at the SEC Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain further information on the operation of the Public Reference room by calling the SEC at 1-800-SEC-0330. These SEC filings are also available to the public at the SEC’s Internet site at http://www.sec.gov, as well as our Internet site at http://www.nationalhealthpartners.com. Information contained on our Web site does not constitute part of this prospectus.

This prospectus is part of a registration statement that we filed with the SEC. This prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement, and certain statements contained in this prospectus and any accompanying prospectus supplement about the provisions or contents of any contract, agreement or any other document referred to herein are not necessarily complete. For each of these contracts, agreements or documents filed as an exhibit to the registration statement, we refer you to the actual exhibit for a more complete description of the matters involved. In addition, we have omitted certain parts of the registration statement in accordance with the rules and regulations of the SEC. To obtain all of the information that we filed with the SEC in connection herewith, we refer you to the registration statement, including its exhibits and schedules. You should assume that the information contained in this prospectus and any accompanying prospectus supplement is accurate only as of the date appearing on the front of the prospectus or prospectus supplement, as applicable.

As a company listed on the OTC Bulletin Board, we are not required to deliver an annual report to our shareholders. However, we intend to provide an annual report to our shareholders containing audited financial statements in connection with the annual meeting of shareholders that we may hold following the completion of our fiscal year ending December 31, 2007.

NATIONAL HEALTH PARTNERS, INC. AND SUBSIDIARY

CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

National Health Partners, Inc. and Subsidiary

Horsham, Pennsylvania

We have audited the accompanying consolidated balance sheet of National Health Partners, Inc. and Subsidiary as of December 31, 2006 and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the years ended December 31, 2006 and 2005. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of National Health Partners, Inc. and Subsidiary as of December 31, 2006 and the results of their operations and their cash flows for the years ended December 31, 2006 and 2005 in conformity with accounting principles generally accepted in the United States of America.

HJ & Associates, LLC

Salt Lake City, Utah

March 16, 2007

NATIONAL HEALTH PARTNERS, INC. AND SUBSIDIARY

Consolidated Balance Sheet

DECEMBER 31,
2006
ASSETS
Current assets:
Cash and cash equivalents	$1,596,969
Prepaid expense	209,992
Deposits	19,617
Total current assets	1,826,578
Property and equipment, net	144,821
Prepaid expense	188,211
Total assets	$2,159,610
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$22,239
Accrued expenses	108,489
Deferred revenue	210,592
Total current liabilities	341,320
Total liabilities	341,320

Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value, 100,000,000 shares authorized, 32,659,106 shares issued and outstanding	32,659
Additional paid-in capital	20,045,689
Deferred compensation	(391,396)
Accumulated deficit	(17,868,662)
Total stockholders’ equity	1,818,290
Total liabilities and stockholders’ equity	$2,159,610

The accompanying notes are an integral part of these consolidated financial statements

NATIONAL HEALTH PARTNERS, INC. AND SUBSIDIARY

Consolidated Statements of Operations

	FOR THE YEARS ENDED
	DECEMBER 31,
	2006	2005
Net revenue	$1,870,612	$245,973
Direct costs	1,437,805	350,666
Gross profit (deficit)	432,807	(104,693)
Operating expenses:
Selling and marketing	3,039,448	241,692
General and administrative	7,437,608	3,882,260
Total operating expenses	10,477,056	4,123,952
Loss from operations	(10,044,249)	(4,228,645)
Other income (expense):
Interest income	55,019	717
Interest expense	(12,130)	(5,724)
Gain on extinguishment of debt	35,932	—
Common stock issued for releases	—	(295,100)
Total other income (expense)	78,821	(300,107)
Net loss	$(9,965,428)	$(4,528,752)
Loss per share — basic and diluted	$(0.39)	$(0.32)
Weighted average number of shares outstanding — basic and diluted	25,487,248	14,397,546

The accompanying notes are an integral part of these consolidated financial statements

NATIONAL HEALTH PARTNERS, INC. AND SUBSIDIARY

Consolidated Statements of Stockholders’ Equity (Deficit)

				DEFERRED			TOTAL
			ADDITIONAL	STOCK			STOCKHOLDERS’
	COMMON STOCK		PAID-IN	SUBSCRIPTION	DEFERRED	ACCUMULATED	EQUITY
	SHARES	AMOUNT	CAPITAL	PAYABLE	COMPENSATION	DEFICIT	(DEFICIT)
BALANCE AT DECEMBER 31, 2004	9,636,200	9,637	3,727,874	14,650	—	(3,374,482)	377,679
Common stock issued for stock subscription payable	36,625	37	14,613	(14,650)	—	—	—
Common stock issued for cash	2,256,625	2,256	900,395	—	—	—	902,651
Common stock issued to prior investors for releases	737,750	737	294,362	—	—	—	295,099
Common stock issued for stock exchange — related party	1,800,000	1,800	718,200	—	—	—	720,000
Common stock issued for services	2,587,000	2,587	1,032,213	—	—	—	1,034,800
Warrants issued for services	—	—	1,239,409	—	—	—	1,239,409
Stock offering costs	—	—	(209,200)	—	—	—	(209,200)
Net loss	—	—	—	—	—	(4,528,752)	(4,528,752)
BALANCE AT DECEMBER 31, 2005	17,054,200	17,054	7,717,866	—	—	(7,903,234)	(168,314)
Common stock issued for services	4,941,575	4,942	2,272,358	—	(391,396)	—	1,885,904
Warrants issued for services	—	—	581,400	—	—	—	581,400
Common stock issued upon exercise of warrants	6,855,397	6,855	4,742,858	—	—	—	4,749,713
Options issued for services	—	—	2,525,855	—	—	—	2,525,855
Common stock and warrants issued for cash	3,797,934	3,798	2,200,362	—	—	—	2,204,160
Common stock issued for extinguishment of debt	10,000	10	4,990	—	—	—	5,000
Net loss	—	—	—	—	—	(9,965,428)	(9,965,428)
BALANCE AT DECEMBER 31, 2006	32,659,106	$32,659	$20,045,689	$—	$(391,396)	$(17,868,662)	$1,818,290

The accompanying notes are an integral part of these consolidated financial statements.

NATIONAL HEALTH PARTNERS, INC. AND SUBSIDIARY

Consolidated Statements of Cash Flows

	FOR THE YEARS ENDED
	DECEMBER 31,
	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(9,965,428)	$(4,528,752)
Adjustments to reconcile net loss to net cash used by operating activities:
Amortization of common stock issued for services	1,584,414	980,000
Amortization of warrants issued for services	486,948	1,129,809
Options issued for services	2,525,855	—
Common stock issued for releases	—	295,100
Depreciation	65,919	51,800
Bad debt — note receivable	—	25,000
Changes in operating assets and liabilities:
Increase in deposits	(617)	—
Increase (decrease) in other current assets	3,978	(4,042)
Increase (decrease) in accounts payable and accrued expenses	(12,855)	28,783
Increase (decrease) in accounts payable — related party	(16,373)	16,373
Increase in deferred revenue	141,951	61,548
Increase (decrease) in deferred compensation	(29,000)	29,000
Net cash used by operating activities	(5,215,208)	(1,915,381)

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of marketable securities	—	320,506
Increase in notes receivable	—	(25,000)
Decrease (increase) in certificates of deposit	35,717	(35,717)
Increase in property and equipment	(83,478)	(36,609)
Net cash provided (used) by investing activities	(47,761)	223,180

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from sale of common stock and warrants	2,204,160	1,302,144
Payment of stock offering costs	—	(44,800)
Proceeds from exercise of warrants	4,749,713	—
Proceeds from issuance of notes payable	—	180,000
Payments on notes payable	(203,742)	(57,251)
Net cash provided by financing activities	6,750,131	1,380,093
Net increase (decrease) in cash	1,487,162	(312,108)
Cash at beginning of year	109,807	421,915
Cash at end of year	$1,596,969	$109,807

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for taxes	$—	$—
Cash received from (paid for) interest	$42,889	$(2,722)

SCHEDULE OF NON-CASH FINANCING ACTIVITIES
Common stock issued for services	$2,277,300	$980,000
Warrants issued for services	$581,400	$1,129,809
Stock options issued for services	$2,525,855	$—
Common stock issued for releases	$—	$295,100
Common stock issued for stock offering costs	$—	$164,400

The accompanying notes are an integral part of these consolidated financial statements.

NATIONAL HEALTH PARTNERS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2006 and 2005

NOTE 1. DESCRIPTION OF BUSINESS.

National Health Partners, Inc. (the “Company”) was organized on March 10, 1989 as “Spectrum Vision Systems of Indiana, Inc.” under the laws of the State of Indiana. The Company changed its name to “National Health Partners, Inc.” on March 13, 2001. On December 15, 2004, National Health Brokerage Group, Inc. was organized as a wholly-owned subsidiary of the Company.

The Company sells membership programs that encompass all aspects of healthcare, including physicians, hospitals, ancillary services, dentists, prescription drugs and vision care through a national healthcare savings network called “CARExpress.” The Company markets its programs directly through infomercials, newspapers, publications and its website, and indirectly through marketing representatives, brokers and agents, retail chains and outlets, small businesses and trade associates, and unions and associations. The Company derives substantially all of its revenue from the monthly membership fees it receives from members of its membership programs.

The Company sells substantially all of its membership programs through marketing representatives, brokers and agents. The Company typically pays these sellers aggregate commissions of between 10% and 50% of the sale price of the membership programs and/or an up-front fee of between $5 and $30 per member. These sellers are paid the commissions for each member they enroll and for the duration of each such member’s membership. They may also recruit other parties to sell the Company’s membership programs and receive a portion of the commissions earned by the other parties on sales made by those parties. These sellers do not pay the Company any initial or ongoing fees in connection with their relationship with the Company. They typically offer and sell the Company’s membership programs on a part-time basis and may engage in other related or unrelated business activities, including selling the products or services of the Company’s competitors. The Company’s agreements with these sellers are generally for a term of one year and renew automatically for additional one-year terms unless written notice of termination is delivered by either party to the other at least 30 days prior to the then-current term. None of the Company’s employees are compensated on a basis similar to these parties.

The Company contracts with preferred provider organizations (“PPOs”) and other provider networks for access to the discounted rates they have negotiated with their healthcare providers. The principal suppliers of the healthcare providers that comprise CARExpress are CareMark, Aetna, Optum, Integrated Health, Three Rivers and HealthFi. The Company selects and utilizes only those provider networks that it believes can deliver adequate savings to its members while providing adequate support for its CARExpress membership programs with the healthcare providers. The Company typically pays a per member per month fee for use of a provider network that is determined in part based on the number of providers participating in the network, the number of CARExpress members accessing the network, and the particular products or services offered by the providers. The Company’s agreements with provider networks are generally for a term of between one and two years, may be terminated by either party on between 45 and 180 days’ prior written notice, and renew automatically for additional terms unless so terminated. Most of these agreements are non-exclusive and contain confidentiality provisions.

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies is provided to assist the reader in understanding the Company’s financial statements. The financial statements and notes thereto are representations of the Company’s management. The Company’s management is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the financial statements.

PRINCIPLES OF CONSOLIDATION

The financial statements include the balances of National Health Partners, Inc. and its wholly-owned subsidiary, National Health Brokerage Group, Inc. All material intercompany balances and transactions have been eliminated in consolidation.

RECLASSIFICATIONS

Certain amounts in the 2005 financial statements have been reclassified to conform to the 2006 presentation. These reclassifications did not result in any change to the previously reported total assets, net loss or stockholders’ equity.

ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

REVENUE RECOGNITION

The Company sells discount health care membership programs in return for monthly membership fees. The date a monthly membership begins varies for each individual member depending upon when the particular member purchased the membership. The Company recognizes the membership fees as revenue when persuasive evidence of an arrangement exists, delivery or performance has occurred, the sales price is fixed and determinable, and collectibility is reasonably assured. The fees are recognized as revenue on a straight-line basis over the longer of the initial contractual term or the expected period during which the services will be performed if the relationship with the member is expected to extend beyond the initial contractual term and the member continues to benefit from the payment of the fees.

At the beginning of each membership period, the monthly membership fee is paid by the member and recorded as deferred revenue. The Company then recognizes revenue as the services are rendered. Shipping and handling fees that the Company receives for the shipment of membership packages to new members are included in its membership fees and recorded as deferred revenue. The Company typically receives cash within five days of the date the membership fee is charged to a member’s credit card. The Company had deferred revenue of $210,592 at December 31, 2006.

The Company offers a free trial to some of its members. The Company does not recognize any membership revenue during the free-trial period. In the event the member continues the membership after the free-trial period expires, the member pays the monthly membership fee and the Company recognizes revenue as services are rendered.

The Company typically offers a 30-day money-back guarantee to its members. Members can cancel their membership during the first 30 days of their initial membership period and receive a full refund. After that, members can cancel their membership at the end of any subsequent monthly membership period. If a member cancels his or her membership and the member’s credit card has already been processed for the next monthly membership period, a refund check will be issued to the member and no revenue will be recognized for that period. The Company had sales refunds of $432,547 and $54,982 that were debited against sales for the years ended December 31, 2006 and 2005, respectively.

DIRECT COSTS

The Company’s direct costs consist of sales commissions and fees paid to PPOs and provider networks. The Company incurred sales commission expense of $1,143,677 and $275,178 and network provider costs of $294,127 and $75,487 for the years ended December 31, 2006 and 2005, respectively.

SELLING AND MARKETING EXPENSES

The Company’s selling and marketing expenses consist of advertising expenses, marketing expenses, salaries paid to employees selling and marketing the Company’s CARExpress membership programs to potential customers, rent expense and depreciation and amortization expense allocated to the Company’s selling and marketing activities, and all other selling and marketing expenses incurred by the Company. Depreciation and amortization expense included in selling and marketing expense is derived from the Company’s telephones and website and certain of the Company’s computers, all of which are an integral part of the Company’s selling and marketing activities.

STOCK-BASED COMPENSATION EXPENSE

Effective January 1, 2006, the Company adopted the fair value recognition provisions of Financial Statement of Financial Accounting Standards No. 123 (revised 2004), “SHARE-BASED PAYMENT” (“SFAS 123R”), using the modified prospective transition method. SFAS 123R replaced Statement of Financial Accounting Standards No. 123, “ACCOUNTING FOR STOCK-BASED COMPENSATION” (“SFAS 123”) and superseded APB Opinion No. 25, “ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES” (“APB 25”). Under the modified prospective transition method, compensation cost recognized for the year ended December 31, 2006 includes: (a) compensation cost for all share-based payments granted, but not yet vested as of January 1, 2006, based on the grant-date fair value estimated in accordance with the original provisions of SFAS 123, and (b) compensation cost for all share-based payments granted subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS 123R. Such amounts have been reduced by the Company’s estimate of forfeitures of all unvested awards.

Prior to January 1, 2006, the Company accounted for stock-based compensation under the recognition and measurement provisions of APB 25 for all stock-based compensation granted to employees. Under APB 25, when the exercise price of stock-based compensation granted to employees equals the market price of the common stock on the date of grant, no compensation expense is recorded. When the exercise price of stock-based compensation granted to employees is less than the market price of the common stock on the date of grant, compensation expense is recognized over the vesting period.

For stock-based compensation granted to non-employees, the Company recognizes compensation expense in accordance with the requirements of Statement of Financial Accounting Standards (SFAS) No. 123, “Accounting for Stock Based Compensation” (Statement 123). Statement 123 requires that companies recognize compensation expense based on the estimated fair value of options granted to non-employees over their vesting period, which is generally the period during which services are rendered by such non-employees.

The Company uses the Black-Scholes pricing model to determine the fair value of the stock-based compensation that it grants to employees and non-employees. The Company is required to make certain assumptions in connection with this determination, the most important of which involves the calculation of volatility with respect to the price of its common stock. The computation of volatility is intended to produce a volatility value that is representative of the Company’s expectations about the future volatility of the price of its common stock over an expected term.

The Company used its past share price history to determine volatility. The Company’s shares of common stock began trading on the OTC Bulletin Board on March 30, 2006. The Company cannot predict how the price of its shares of common stock will continue to trade on the OTC Bulletin Board. As a result, the volatility value that the Company calculated may differ from the future volatility of the price of its shares of common stock.

As a result of adopting SFAS 123R on January 1, 2006, the Company recognized $2,525,855 of stock option expense that it would not have otherwise recognized during the year ended December 31, 2006 under APB 25. As a result, the Company’s net loss for the year ended December 31, 2006 was $(9,965,428) and its basic and diluted net loss per share was $(0.39).

The following table illustrates the effect on net loss and net loss per share for the year ended December 31, 2005 had the Company adopted SFAS 123R on January 1, 2005:

FOR THE YEAR ENDED
DECEMBER 31, 2005
Net loss as reported	$(4,528,752)
Stock-based employee compensation cost included in net income (loss) as reported, net of related tax effects	—
Stock-based employee compensation cost under the fair value based method, net of related tax effects	(1,119,252)
Pro forma net income (loss)	$(5,648,004)
Earnings (loss) per share:
Basic & diluted - as reported	$(0.32)
Basic & diluted - pro forma	$(0.39)

INCOME TAXES

The Company uses the liability method of accounting for income taxes under which deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as part of the provision for income taxes in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized in the future.

Net deferred tax assets consisted of the following components at December 31, 2006 and 2005, respectively:

	DECEMBER 31,
	2006	2005
Deferred tax assets:
Net operating loss carryforwards	$3,424,400	$1,653,900
Deferred tax liabilities:
Depreciation	(13,990)	(22,400)
Valuation allowance	(3,410,410)	(1,631,500)
Net deferred tax asset	$—	$—

At December 31, 2006, the Company had net operating loss carry-forwards of approximately $8,780,000 that may be offset against future taxable income from the years 2007 through 2027. No tax benefit has been reported in the December 31, 2006 financial statements since the potential tax benefit is offset by a valuation allowance of the same amount.

Utilization of net operating loss carryforwards may be subject to a substantial annual limitation due to ownership change limitations provided by the Internal Revenue Code of 1986, as well as similar state and foreign provisions. These ownership changes may limit the amount of net operating loss carryforwards that can be utilized annually to offset future taxable income and tax, respectively. Subsequent ownership changes could further affect the limitation in future years. These annual limitation provisions may result in the expiration of certain net operating losses and credits before utilization.

In calculating the amount of pretax income from continuing operations for the years ended December 31, 2006 and 2005, the amount of income tax calculated under accounting principles generally accepted in the United States of America differed from the amount of income tax determined under United States federal and state income tax provisions as follows:

	DECEMBER 31,
	2006	2005
Book Income	$(3,885,880)	$(1,766,000)
Meals and entertainment	1,395	2,800
Depreciation	(7,235)	(25,677)
Accrued compensation	—	29,000
Stock compensation	2,099,980	1,002,030
Other	(280)	—
Valuation allowance	1,792,020	757,847
	$—	$—

LOSS PER SHARE

Basic loss per share is based on the weighted average number of shares of the Company’s common stock outstanding during the applicable year, and is calculated by dividing the reported net loss for the applicable year by the weighted average number of shares of common stock outstanding during the applicable year. The Company calculates diluted loss per share by dividing the reported net loss for the applicable year by the weighted average number of shares of common stock outstanding during the applicable year as adjusted to give effect to the exercise of all potentially dilutive options and warrants outstanding at the end of the year. An aggregate of 20,732,686 and 23,681,004 shares of common stock underlying options and warrants that were outstanding on December 31, 2006 and 2005, respectively, have been excluded from the computation of diluted earnings per share because they are anti-dilutive. As a result, basic loss per share was equal to diluted loss per share for each year.

	FOR THE YEARS ENDED
	DECEMBER 31,
	2006	2005
Net loss, as reported	$(9,965,428)	$(4,528,752)
Weighted average number of
shares outstanding - basic and diluted	25,487,248	14,397,546
Earnings (loss) per share - basic and diluted	$(0.39)	$(0.32)

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid investments with an original maturity of three months or less on the date of purchase to be cash equivalents.

FINANCIAL INSTRUMENTS

The carrying amounts of the Company’s cash and cash equivalents, accounts payable, accrued liabilities, and other short-term liabilities in the consolidated balance sheet approximate their fair value due to the short-tem maturity of these instruments and obligations.

DERIVATIVE FINANCIAL INSTRUMENTS

The Company has issued common stock and warrants to certain consultants to the Company, and has evaluated the terms and conditions of the common stock and warrants to determine whether the warrants represented embedded or freestanding derivative instruments under the provisions of Statement of Financial Accounting Standards No. 133, “ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES,” and Emerging Issues Task Force No. 00-19, “ACCOUNTING FOR DERIVATIVE FINANCIAL INSTRUMENTS INDEXED TO, AND POTENTIALLY SETTLED IN, A COMPANY’S OWN STOCK” (“EITF 00-19”). The Company determined that the warrants did not represent freestanding derivative instruments and that the warrants did not meet the requirements for liability classification under EITF 00-19. As a result, the fair value of the warrants is reflected in the Company’s additional paid-in capital. The fair value of the Company’s derivative financial instruments are estimated using the Black-Scholes pricing model which takes into consideration the estimated term of the warrants, the volatility of the price of the Company’s common stock, interest rates and the probability that the warrants will be exercised.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are calculated using the straight-line basis over the estimated useful lives of the related assets. The estimated useful lives of the Company’s property and equipment are as follows:

Computer equipment	3 years
Computer software	3 years
Furniture and fixtures	5 years
Telephone equipment	5 years
Website equipment	3 years

The cost of major improvements to the Company’s property and equipment are capitalized. The cost of maintenance and repairs that do not improve or extend the life of the applicable assets are expensed as incurred. When assets are retired or otherwise disposed of, the cost and accumulated depreciation and amortization are removed from the accounts and any resulting gain or loss is reported in the period realized.

The Company reviews property and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. Recoverability is measured by comparison of the carrying amount of the assets to the future undiscounted net cash flows that the assets are expected to generate. If the assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of these assets exceeds the fair value of the assets.

RECENT ACCOUNTING PRONOUNCEMENTS

In June 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48, “ACCOUNTING FOR UNCERTAINTY IN INCOME TAXES, AN INTERPRETATION OF FASB STATEMENT NO. 109” (“FASB Interpretation 48”). FASB Interpretation 48 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements in accordance with SFAS No. 109, ACCOUNTING FOR INCOME TAXES. FASB Interpretation 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. It also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FASB Interpretation 48 becomes effective for the Company for the fiscal year ended December 31, 2007.

In September 2006, the SEC issued Staff Accounting Bulletin No. 108, Section N to Topic 1, “CONSIDERING THE EFFECTS OF PRIOR YEAR MISSTATEMENTS WHEN QUANTIFYING MISSTATEMENTS IN CURRENT YEAR FINANCIAL STATEMENTS” (“SAB 108”). SAB 108 requires the evaluation of prior-year misstatements using both the balance sheet approach and the income statement approach. In the initial year of adoption, should either approach result in quantifying an error that is material in light of quantitative and qualitative factors, SAB 108 guidance allows for a one-time cumulative-effect adjustment to beginning retained earnings. In years subsequent to adoption, previously undetected misstatements deemed material shall result in the restatement of previously issued financial statements in accordance with FAS No. 154, “ACCOUNTING CHANGES AND ERROR CORRECTIONS,” a replacement of APB Opinion No. 20, “ACCOUNTING CHANGES,” and Statement No. 3, “REPORTING ACCOUNTING CHANGES IN INTERIM FINANCIAL STATEMENTS.” SAB 108 became effective for the Company for the year ended December 31, 2006.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157 - “FAIR VALUE MEASUREMENTS” (“SFAS 157”). This standard establishes a framework for measuring fair value and expands disclosures about fair value measurement of a company’s assets and liabilities. This standard also requires that the fair value measurement should be determined based on the assumptions that market participants would use in pricing the asset or liability. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and, generally, must be applied prospectively.

On February 15, 2007, the FASB issued Statement of Financial Accounting Standards No. 159, “THE FAIR VALUE OPTION FOR FINANCIAL ASSETS AND FINANCIAL LIABILITIES” (“SFAS 159”). SFAS 159 provides companies with an option to report selected financial assets and liabilities at fair value. Its objective is to reduce both complexity in accounting for financial instruments and the volatility in earnings caused by measuring related assets and liabilities differently. It also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. SFAS 159 requires companies to provide additional information that will help investors and other users of financial statements to more easily understand the effect of the company’s choice to use fair value on its earnings. It also requires entities to display the fair value of those assets and liabilities for which the company has chosen to use fair value on the face of the balance sheet. SFAS 159 does not eliminate disclosure requirements included in other accounting standards, including requirements for disclosures about fair value measurements included in SFAS 157, discussed above, and Statement of Financial Accounting Standards No. 107 DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS. SFAS 159 is effective as of the beginning of a company’s first fiscal year beginning after November 15, 2007. Early adoption is permitted as of the beginning of the previous fiscal year provided that the company makes that choice in the first 120 days of that fiscal year and also elects to apply the provisions of SFAS No. 157.

NOTE 3. PROPERTY AND EQUIPMENT

Property and equipment consisted of the following at December 31, 2006:

Computers	$60,708
Software	6,109
Furniture	27,968
Telephone	80,780
Website	106,477
Less: accumulated depreciation	(137,221)
Net property and equipment	$144,821

Depreciation expense for the years ended December 31, 2006 and 2005 was $65,919 and $51,800, respectively.

NOTE 4. ACCRUED EXPENSES

Accrued expenses consist primarily of amounts owed to an unrelated third party for its payment of certain Company liabilities in 2001 and 2002. In connection with the Company’s execution of a note payable for a portion of the amount owed and the Company’s agreement to pay the remaining balance of the amount owed thereafter, the third party agreed to accept payments of $5,000 per month until all amounts are paid in full. The note payable was paid off in full in 2006. The balance of accrued expenses owed to this third party at December 31, 2006 was $40,010.

NOTE 5. COMMITMENTS AND CONTINGENCIES

The Company’s material commitments and contingencies consist of an operating lease for its office space in Pennsylvania and employment agreements with its executive officers.

OPERATING LEASES

The Company entered into a lease for a facility located in Horsham, Pennsylvania on December 1, 2001, which was amended on April 22, 2004. This is a three-year lease expiring on May 30, 2007. This lease required a security deposit of $19,000. The starting monthly payment is $12,579 for the first year and increases each subsequent year. Future minimum payments under this lease for the year ended December 31, 2007 will be $65,922.

EMPLOYMENT AGREEMENTS

The Company has entered into employment agreements with each of its executive officers. Future minimum payments under these employment agreements are as follows:

FISCAL YEAR	AMOUNT
2007	$949,920
2008	1,044,912
2009	748,107
2010	56,315
$2,799,254

NOTE 6. 2006 STOCK INCENTIVE PLAN

On February 2, 2006, the Company adopted the National Health Partners, Inc. 2006 Stock Incentive Plan. Under the plan, 4,500,000 shares of common stock may be granted to employees, officers and directors of, and consultants and advisors to, the Company under awards that may be made in the form of stock options, warrants, stock appreciation rights, restricted stock, restricted units, unrestricted stock and other equity-based or equity-related awards. As of December 3, 2006, awards for an aggregate of 4,396,575 shares of common stock had been issued under the plan. The plan terminates on February 1, 2016. On February 6, 2006, the Company filed a registration statement on Form S-8, File No. 333-131589, with the SEC covering the public sale of the 4,500,000 shares of common stock available for issuance under the National Health Partners, Inc. 2006 Stock Incentive Plan.

NOTE 7. COMMON STOCK AND WARRANTS

The Company’s authorized capital consisted of 100,000,000 shares of common stock, $0.001 par value per share, at December 31, 2006 and 2005, respectively, of which 32,659,106 and 17,054,200 shares of common stock were outstanding at December 31, 2006 and 2005, respectively. Warrants exercisable into an aggregate of 11,437,686 and 15,636,004 shares of the Company’s common stock were outstanding on December 31, 2006 and 2005, respectively.

The Company estimates the fair value of warrants issued for services on the date of grant by using the Black-Scholes pricing model. Under this model, the Company used the following weighted-average assumptions to determine the fair value of the warrants issued for services during the year ended December 31, 2006: a dividend yield of zero percent, an expected volatility of between 262% and 282%, a risk-free interest rate of 3.5% and a remaining contractual term of 2 years. The Company follows Emerging Issues Task Force No. 96-18 to recognize the fair value of warrants granted. Under EITF 96-18, the fair value of the warrants should be recognized as the services are rendered. The Company is recognizing the cost of services evenly over the term of the agreements since the services are being rendered on an ongoing basis during the term of the agreements.

NON CAPITAL-RAISING TRANSACTIONS

In June 2005, the Company issued 2,450,000 shares of common stock, Class A warrants to acquire 600,000 shares, Class B warrants to acquire 600,000 shares, and Class C warrants to acquire 1,625,000 shares to consultants for services pursuant to several consulting agreements. Each warrant gave the holder the right to purchase one share of common stock. All Class A warrants have an exercise price of $.60 per share, are exercisable for a period of 18 months commencing on the effective date of a registration statement covering certain of the shares underlying the warrants, and expire on December 31, 2007. All Class B warrants have an exercise price of $.80 per share, are exercisable for a period of three years commencing on the effective date of a registration statement covering certain of the shares underlying the warrants, and expire on December 31, 2008. All Class C warrants had an exercise price of $.60 per share, were exercisable for a period of 180 days commencing on the effective date of a registration statement covering certain of the shares underlying the warrants, and expired on December 31, 2006. The Company granted registration rights covering 3,537,500 of these shares. The shares, Class A warrants, Class B warrants and Class C warrants were valued at $0.40 per share for total consideration of $2,110,000, all of which was recognized as expense during the year ended December 31, 2005.

On February 8, 2006, the Company issued 300,000 shares of common stock to Roger H. Folts, the Company’s former Chief Financial Officer, in partial consideration for certain accounting and related services to be provided to the Company under a consulting agreement. The shares were valued at $0.40 per share for total consideration of $120,000, all of which was recognized as expense during the year ended December 31, 2006.

In February and March 2006, the Company issued 2,507,000 shares of common stock and warrants to acquire 1,530,000 shares to service providers and consultants for services pursuant to several agreements. Each warrant gave the holder the right to purchase one share of common stock. All warrants have an exercise price of $.60 per share, are exercisable for a period of 24 months from the date of issuance, and expire on March 31, 2008. The shares and warrants were valued at $0.40 per share for total consideration of $1,584,200. The Company recognized $1,276,432 of expense during the year ended December 31, 2006 in connection with the issuance of these shares and warrants.

On March 24, 2006, the Company issued 36,250 shares of common stock to employees in partial payment of accrued salaries. The shares were valued at $0.40 per share for total consideration of $14,500, all of which was recognized as expense during the year ended December 31, 2006.

On March 28, 2006, the Company issued restricted stock awards to David M. Daniels, Alex Soufflas, Patricia S. Bathurst and David A. Taylor for 450,000, 300,000, 225,000 and 375,000 shares of common stock, respectively. The awards vest in three equal annual installments commencing on the first anniversary of the date of grant. The shares were valued at $0.40 per share for total consideration of $540,000. The Company recognized $148,604 of expense during the year ended December 31, 2006 in connection with the issuance of these shares.

On April 1, 2006, the Company issued 10,000 shares of common stock to Centerpointe Property, LLC in connection with the termination of its lease for the office space in Sarasota, Florida in full payment of all rent and other expenses that were due and payable, and the Company and Centerpointe agreed to release each other from any and all claims that they may now hold or may in the future hold arising out of the lease. The Company did not incur any material early termination penalties in connection with the termination of the Lease. The shares were valued at $0.50 per share for total consideration of $5,000, all of which was recognized as expense during the nine months ended September 30, 2006. The Company recognized a gain on the extinguishment of debt in the amount of $35,932 during the year ended September, 2006 in connection with the issuance of these shares.

On April 1, 2006, the Company issued 350,000 shares of common stock to a consultant pursuant to a consulting agreement. The shares were valued at $0.50 per share for total consideration of $175,000, all of which was recognized as expense during the year ended December 31, 2006.

In April, May and June 2006, the Company issued 23,325 shares of common stock to a consultant pursuant to a consulting agreement. The shares were issued at the closing price of the Company’s common stock on the day immediately preceding the date of issuance for total consideration of $30,000, all of which was recognized as expense during the year ended December 31, 2006.

On September 12, 2006, the Company issued 100,000 shares of common stock to a business partner pursuant to a sales and marketing agreement. The shares were issued at the closing price of the Company’s common stock on the day immediately preceding the date of issuance for total consideration of $74,000, all of which was recognized as expense during the year ended December 31, 2006.

On September 14, 2006, the Company issued 50,000 shares of common stock to a consultant pursuant to a consulting agreement. The shares were issued at the closing price of the Company’s common stock on the day immediately preceding the date of issuance for total consideration of $57,000, all of which was recognized as expense during the year ended December 31, 2006.

On October 23, 2006, the Company issued 200,000 shares of common stock to a consultant pursuant to a consulting agreement. The shares were issued at the closing price of the Company’s common stock on the day immediately preceding the date of issuance for total consideration of $236,000, all of which was recognized as expense during the year ended December 31, 2006.

On October 31, 2006, the Company issued 25,000 shares of common stock to a consultant pursuant to a consulting agreement. The shares were issued at the closing price of the Company’s common stock on the day immediately preceding the date of issuance for total consideration of $28,000, all of which was recognized as expense during the year ended December 31, 2006.

CAPITAL-RAISING TRANSACTIONS

Between September 2004 and April 2005, the Company issued 2,448,750 shares of common stock for aggregate gross proceeds of $979,500, or $.40 per share. The Company issued 2,281,250 of these shares for $912,500 during prior to December 31, 2004. Subsequent to December 31, 2004, the Company issued 36,625 of these shares for $14,650 that was received prior to December 31, 2004, and issued 130,875 of these shares for $52,350 that was received subsequent to December 31, 2004. The shares were sold in units consisting of three shares of common stock, one Class A warrant and one Class B warrant at a purchase price of $1.20 per unit. Each warrant gave the holder the right to purchase one share of common stock. All Class A warrants had an exercise price of $1.00 per share, were exercisable for a period of 180 days commencing on the effective date of a registration statement covering certain of the shares underlying the warrants, and expired on November 30, 2006. All Class B warrants had an exercise price of $2.00 per share, were exercisable for a period of 360 days commencing on the effective date of a registration statement covering certain of the shares underlying the warrants, and expired on November 30, 2006. The Company granted registration rights covering fifty percent of all shares issued and fifty percent of all shares underlying the Class A warrants and Class B warrants.

In March 2005, the Company issued 737,750 shares of common stock to previous investors participating in the private placements completed in August and September 2004. In these private placements, the Company had originally agreed to use its reasonable best efforts to file a registration statement with the SEC within two months of the date of termination of the private placements to register 50% of the shares of the common stock that it issued and 50% of the shares of common stock underlying the Class A warrants and Class B warrants that it issued. The Company issued the additional shares to these previous investors in consideration for the investors agreeing to an amendment to their securities purchase agreements for the private placements pursuant to which: (i) the date by which the Company agreed to use its reasonable best efforts to file a registration statement with the SEC was extended to June 30, 2005, and (ii) the Company was released from any liability for any possible breach of the securities purchase agreements arising out of the Company’s obligation to use its reasonable best efforts to file a registration statement with the SEC. The Company ascribed an aggregate value of $295,100 to the shares issued in March 2005, equivalent to $.40 per share. These shares were sold in units consisting of two shares of common stock, one Class A warrant and one Class B warrant. Each warrant gave the holder the right to purchase one share of common stock. All Class A warrants had an exercise price of $1.00 per share, were exercisable for a period of 180 days commencing on the effective date of a registration statement covering certain of the shares underlying the warrants, and expired on November 30, 2006. All Class B warrants had an exercise price of $2.00 per share, were exercisable for a period of 360 days commencing on the effective date of a registration statement covering certain of the shares underlying the warrants, and expired on November 30, 2006. The Company granted registration rights covering fifty percent of all shares issued and fifty percent of all shares underlying the Class A warrants and Class B warrants.

In April 2005, the Company issued 1,800,000 shares of common stock, Class A warrants to acquire 1,800,000 shares of common stock and Class B warrants to acquire 1,800,000 shares of common stock to Ronald F. Westman, a related party, in exchange for 2,740,000 shares of Infinium Labs, Inc. then valued at $720,000. The shares were sold in units consisting of three shares of common stock, three Class A warrants and three Class B warrants at a purchase price of $1.20 per unit. Each warrant gave the holder the right to purchase one share of common stock. All Class A warrants have an exercise price of $.60 per share, are exercisable for a period of 18 months commencing on the effective date of a registration statement covering certain of the shares underlying the warrants, and expire on December 31, 2007. All Class B warrants have an exercise price of $.80 per share, are exercisable for a period of three years commencing on the effective date of a registration statement covering certain of the shares underlying the warrants, and expire on December 31, 2008. The Company granted registration rights covering fifty percent of all shares issued and fifty percent of all shares underlying the Class A warrants and Class B warrants. If the proceeds from the sale of the Infinium shares were less than $720,000, the investor was required to make up the difference in either additional Infinium stock or cash. If the proceeds from the sale of the Infinium shares were greater than $720,000, the Company was required to return the excess proceeds to the investor. The Company completed the sale of the last of its shares of common stock of Infinium Labs on September 7, 2005, resulting in aggregate gross proceeds of $320,506 from the sale of all 2,740,000 shares. The investor paid the remaining funds to the Company in cash on September 16, 2005.

Between April and May 2005, the Company issued 635,750 shares of common stock for aggregate gross proceeds of $254,300 or $.40 per share. The shares were sold in units consisting of three shares of common stock, one Class A warrant and one Class B warrant at a purchase price of $1.20 per unit. Each warrant gave the holder the right to purchase one share of common stock. All Class A warrants have an exercise price of $.60 per share, are exercisable for a period of 18 months commencing on the effective date of a registration statement covering certain of the shares underlying the warrants, and expire on December 31, 2007. All Class B warrants have an exercise price of $.80 per share, are exercisable for a period of three years commencing on the effective date of a registration statement covering certain of the shares underlying the warrants, and expire on December 31, 2008. The Company granted registration rights covering fifty percent of all shares issued and fifty percent of all shares underlying the Class A warrants and Class B warrants.

Between May and June 2005, the Company issued 1,490,000 shares of common stock for aggregate gross proceeds of $596,000 or $.40 per share. The shares were sold in units consisting of three shares of common stock, three Class A warrants and three Class B warrants at a purchase price of $1.20 per unit. Each warrant gave the holder the right to purchase one share of common stock. All Class A warrants have an exercise price of $.60 per share, are exercisable for a period of 18 months commencing on the effective date of a registration statement covering certain of the shares underlying the warrants, and expire on December 31, 2007. All Class B warrants have an exercise price of $.80 per share, are exercisable for a period of three years commencing on the effective date of a registration statement covering certain of the shares underlying the warrants, and expire on December 31, 2008. Park Financial Group, Inc., a registered broker-dealer, served as the Company’s placement agent for this offering. The Company paid Park Financial Group a placement agent fee consisting of $44,800 and 137,000 units that were identical to the units sold in the offering. The Company granted registration rights covering fifty percent of all shares issued to the investors and Park Financial Group and fifty percent of all shares underlying the Class A warrants and Class B warrants issued to the investors and Park Financial Group.

In May 2006, the Company completed a private offering of 211,934 shares of common stock. The shares were sold for $0.60 per share for aggregate gross proceeds of $127,160. The shares were sold in units consisting of two shares of common stock, one Class A warrant and one Class B warrant at a purchase price of $1.20 per unit. Each warrant gave the holder the right to purchase one share of common stock. All Class A warrants have an exercise price of $0.60 per share, are exercisable for a period of 18 months commencing on the date of issuance, and expire at the end of the exercise period. All Class B warrants have an exercise price of $0.80 per share, are exercisable for a period of 36 months commencing on the date of issuance, and expire at the end of the exercise period.

In August 2006, the Company completed a private offering of 1,705,000 shares of common stock. The shares were sold for $0.80 per share for aggregate gross proceeds of $1,364,000. The shares were sold in units consisting of one share of common stock, one Class A warrant and one Class B warrant at a purchase price of $0.80 per unit. Each warrant gave the holder the right to purchase one share of common stock. All Class A warrants had an exercise price of $0.80 per share, were exercisable until August 31, 2006, and expired at the end of the exercise period. All Class B warrants had an exercise price of $1.00 per share, were exercisable until November 30, 2006, and expired at the end of the exercise period. The Company granted registration rights covering all shares issued by the Company upon the exercise of the warrants.

In September 2006, the Company completed a private offering of 710,000 shares of common stock. The shares were sold for $0.50 per share for aggregate gross proceeds of $355,000. The shares were sold in units consisting of one share of common stock, one Class A warrant and one Class B warrant at a purchase price of $0.50 per unit. Each warrant gave the holder the right to purchase one share of common stock. All Class A warrants had an exercise price of $0.50 per share, were exercisable until October 16, 2006, and expired at the end of the exercise period. All Class B warrants have an exercise price of $0.50 per share, are exercisable until August 31, 2007, and expire at the end of the exercise period. The Company paid finder fees consisting of 106,500 units identical to the units sold in the offering. The Company granted registration rights covering all shares sold in the offering and all shares issued by the Company upon the exercise of the warrants by November 30, 2006.

In September 2006, the Company completed a private offering of 200,000 shares of common stock. The shares were sold for $0.50 per share for aggregate gross proceeds of $100,000. The shares were sold in units consisting of two shares of common stock, two Class A warrants, two Class B warrants and two Class C warrants at a purchase price of $0.50 per unit. Each warrant gave the holder the right to purchase one share of common stock. All Class A warrants had an exercise price of $0.50 per share, were exercisable until November 30, 2006, and expired at the end of the exercise period. All Class B warrants have an exercise price of $0.50 per share, are exercisable until August 31, 2007, and expire at the end of the exercise period. All Class B warrants have an exercise price of $0.80 per share, are exercisable until November 30, 2007, and expire at the end of the exercise period. The Company paid finder fees consisting of 15,000 units identical to the units sold in the offering. The Company granted registration rights covering all shares sold in the offering and all shares issued by the Company upon the exercise of the warrants by November 30, 2006.

In October 2006, the Company completed a private offering of 510,000 shares of common stock. The shares were sold for $0.50 per share for aggregate gross proceeds of $255,000. The shares were sold in units consisting of one share of common stock, one Class A warrant, one Class B warrant, one Class C warrant and one Class D warrant at a purchase price of $0.50 per unit. Each warrant gave the holder the right to purchase one share of common stock. All Class A warrants had an exercise price of $0.50 per share, were exercisable until October 16, 2006, and expired at the end of the exercise period. All Class B warrants had an exercise price of $0.50 per share, were exercisable until November 30, 2006, and expired at the end of the exercise period. All Class C warrants have an exercise price of $0.50 per share, are exercisable until August 31, 2007, and expire at the end of the exercise period. All Class D warrants have an exercise price of $0.80 per share, are exercisable until November 30, 2007, and expire at the end of the exercise period. The Company paid finder fees consisting of 76,500 units identical to the units sold in the offering. The Company granted registration rights covering all shares sold in the offering and all shares issued by the Company upon the exercise of the warrants by November 30, 2006.

In October 2006, the Company completed a private offering of Class A warrants to acquire 1,500,000 shares of its common stock and Class B warrants to acquire 1,500,000 shares of its common stock. The shares were sold in units consisting of 50,000 Class A warrants and 50,000 Class B warrants. The units were sold for $100 per unit for aggregate gross proceeds of $3,000. Each warrant gave the holder the right to purchase one share of common stock. All Class A warrants had an exercise price of $0.60 per share, were exercisable until November 30, 2006, and expired at the end of the exercise period. All Class B warrants have an exercise price of $0.80 per share, are exercisable until November 30, 2007, and expire at the end of the exercise period. The Company granted registration rights covering (i) all shares issued by the Company upon the exercise of the warrants in full by November 30, 2006, or (ii) 50% of the shares issued by the Company upon the exercise of the warrants if the warrants are not exercised in full by November 30, 2006.

During the year ended December 31, 2006, the Company received aggregate gross proceeds of $4,749,713 from the exercise of warrants held by certain of the Company’s security holders. The Company issued a total of 6,855,397 shares of its common stock in connection therewith at exercise prices ranging from $0.50 to $2.00.

NOTE 8. STOCK OPTIONS

Stock options exercisable into an aggregate of 8,095,000 and 8,045,000 shares of the Company’s common stock were outstanding on December 31, 2006 and 2005, respectively. The weighted average exercise price of the stock options outstanding on December 31, 2006 was $0.40. The Company estimates the fair value of its stock options on the date of grant by using the Black-Scholes pricing model in accordance with the provisions of Statement of Financial Accounting Standards No. 148, “ACCOUNTING FOR STOCK-BASED COMPENSATION - TRANSITION AND DISCLOSURE.” Under the Black-Scholes pricing model, the Company used the following weighted-average assumptions to determine the fair value of the stock options issued: a dividend yield of zero percent, an expected volatility of between 262% and 282%, a risk-free interest rate of 3.5 percent and a remaining contractual life of 8.97 years.

In May 2005, the Company cancelled stock options previously issued to R. Dennis Bowers, David M. Daniels, Roger H. Folts and Patricia S. Bathurst in September 2004 to acquire 2,500,000, 2,500,000, 1,000,000 and 1,000,000 shares of common stock, respectively. The cancellation was effective February 1, 2005.

In May 2005, the Company issued stock options to David M. Daniels, Roger H. Folts and Patricia S. Bathurst to acquire 2,500,000, 1,000,000 and 1,000,000 shares of common stock, respectively. The options have an exercise price of $0.40 per share and vest as follows: 25% on the date of grant and 25% per year commencing February 1, 2006. The options have a term of 10 years.

In May 2005, the Company issued a stock option to acquire 150,000 shares of common stock to a new employee. The option has an exercise price of $.40 per share, vested in full on the date of grant, and has a term of five years.

In June 2005, the Company issued a stock option to acquire up to 400,000 shares of common stock to a business partner. The option has an exercise price of $0.50, vests upon the achievement of various performance criteria by December 31, 2005, and has a term of one year. None of the performance criteria were satisfied. As a result, the option did not vest as to any of the underlying shares. The option expired in June 2006.

In June 2005, the Company issued stock options to each of Ronald F. Westman and Jay Rosen, two non-employee directors of the Company, to acquire 350,000 shares of common stock. The options have an exercise price of $.40 per share and vest as follows: 100,000 shares on the date of grant and 250,000 shares on the first anniversary of the date of grant if the director remains a member of the board of directors continuously during the period commencing on the date of grant and ending on the first anniversary of the date of grant. The options have a term of five years. Each of these directors discontinued their service as members of the board of directors prior to the first anniversary of the date of grant. As a result, these options will not vest as to an aggregate of 500,000 of the underlying shares.

In August 2005, the Company issued stock options to each of Alex Soufflas and David A. Taylor to acquire 1,000,000 shares of common stock. The options have an exercise price of $0.40 per share, vest in four equal annual installments commencing February 1, 2006, and have a term of 10 years.

In September 2005, the Company issued a stock option to acquire 250,000 shares of common stock to a new employee. The option has an exercise price of $.40 per share and vests as follows: (i) 50,000 shares on the date of grant, and (ii) the remaining 200,000 shares in four equal annual installments commencing on June 20, 2006. The option has a term of five years.

In December 2005, the Company issued stock options for an aggregate of 30,000 shares of common stock to seven of its employees. The options are exercisable at $0.40 per share, vested in full on the date of grant and have a term of three years.

In December 2006, the Company amended each of the stock options granted to David M. Daniels and Patricia S. Bathurst in May 2005, Alex Soufflas and David A. Taylor in August 2005, and the employee who joined the company in September 2005 to accelerate the vesting of the options so that they were vested in full in December 2006.

In December 2006, the Company issued stock options to David M. Daniels, Alex Soufflas and Patricia S. Bathurst to acquire 250,000, 150,000 and 50,000 shares of common stock, respectively. The options have an exercise price of $0.88 per share, were vested in full on the date of grant, and have a term of 10 years.

A summary of the stock options issued during the year ended December 31, 2006 is set forth below. No stock options were exercised during the year ended December 31, 2006.

		WEIGHTED
		AVERAGE
		EXERCISE
	SHARES	PRICE
Outstanding, January 1, 2006	8,045,000	$0.40
Granted	450,000	0.88
Expired	(400,000)	0.40
Outstanding, December 31, 2006	8,095,000	$0.43
Exercisable, December 31, 2006	7,595,000	$0.45

WEIGHTED
		AVERAGE	WEIGHTED
	NUMBER	REMAINING	AVERAGE
RANGE OF	OUTSTANDING	CONTRACTUAL	EXERCISE
EXERCISE PRICES	AT 12/31/06	LIFE	PRICE
$0.40 - $0.88	8,095,000	8.97	$0.43

NOTE 9. RELATED-PARTY TRANSACTIONS

In May 2005, the Company issued stock options to David M. Daniels, Roger H. Folts and Patricia S. Bathurst to acquire 2,500,000, 1,000,000 and 1,000,000 shares of common stock, respectively. The options have an exercise price of $0.40 per share and vest as follows: 25% on the date of grant and 25% per year commencing February 1, 2006. The options have a term of 10 years.

In June 2005, the Company entered into a lease for office space in Sarasota, Florida. The lease is for approximately 4,000 square feet of space, commenced on July 1, 2005, requires initial monthly payments of $8,186, and expires on July 1, 2010. The office building is owned by Ronald F. Westman, a principal stockholder of the Company who served as a member of the Company’s board of directors from June 29, 2005 to September 26, 2005.

In June 2005, the Company issued stock options to each of Ronald F. Westman and Jay Rosen, two non-employee directors of the Company, to acquire 350,000 shares of common stock. The options have an exercise price of $.40 per share and vest as follows: 100,000 shares on the date of grant and 250,000 shares on the first anniversary of the date of grant if the director remains a member of the board of directors continuously during the period commencing on the date of grant and ending on the first anniversary of the date of grant. The options have a term of five years. Each of these directors discontinued their service as members of the board of directors prior to the first anniversary of the date of grant. As a result, these options will not vest as to an aggregate of 500,000 of the underlying shares.

In August 2005, the Company issued stock options to each of Alex Soufflas and David A. Taylor to acquire 1,000,000 shares of common stock. The options have an exercise price of $0.40 per share, vest in four equal annual installments commencing February 1, 2006, and have a term of 10 years.

On February 8, 2006, Roger H. Folts resigned as the Chief Financial Officer and Secretary of the Company. Concurrently therewith, the Company entered into a termination and mutual release with Mr. Folts pursuant to which his employment agreement with the Company was terminated effective February 1, 2006 and the Company and Mr. Folts released each other from any obligations or claims arising in connection with his employment with the Company. Also on that date, Mr. Folts entered into a consulting agreement with the Company. Under the terms of the consulting agreement, Mr. Folts agreed to provide accounting and related services to the Company on a full-time basis until June 30, 2006, and thereafter on a part-time basis until February 1, 2009. In exchange for his services, the Company agreed to continue paying Mr. Folts the salary he was receiving under his employment agreement until March 31, 2006, and agreed to issue 300,000 shares of common stock to Mr. Folts, a maximum of 25,000 of which may be sold per calendar month during the period commencing April 1, 2006 and ending December 31, 2006.

On March 28, 2006, the Company issued restricted stock awards to David M. Daniels, Alex Soufflas, Patricia S. Bathurst and David A. Taylor for 450,000, 300,000, 225,000 and 375,000 shares of common stock, respectively. The awards vest in three equal annual installments commencing on the first anniversary of the date of grant.

On March 29, 2006, the Company entered into an employment agreement with Alex Soufflas to continue serving as its Chief Financial Officer and Executive Vice President effective February 1, 2006. The employment agreement is for an initial term of three years and renews automatically for successive one-year periods unless earlier terminated or prior notice of non-renewal is provided by either party. Under the agreement, Mr. Soufflas is entitled to an annual base salary of $210,000 with annual increases on January 1st of each year of a minimum of 10% of the annual base salary for the immediately preceding year, and is eligible for an annual bonus and incentive compensation awards in an amount and form to be determined by the Company’s board of directors.

On March 29, 2006, the Company entered into an employment agreement with David A. Taylor to continue serving as its Senior Vice President - National Sales effective February 1, 2006. The employment agreement is for an initial term of three years and renews automatically for successive one-year periods unless earlier terminated or prior notice of non-renewal is provided by either party. Under the agreement, Mr. Taylor is entitled to an annual base salary of $162,000 with annual increases on January 1st of each year of a minimum of 10% of the annual base salary for the immediately preceding year, and is eligible for an annual bonus and incentive compensation awards in an amount and form to be determined by the Company’s board of directors.

On April 1, 2006, the Company entered into a Termination and Mutual Release with Centerpointe Property, LLC. Under the agreement, the lease between the Company and Centerpointe with respect to the office space the Company was leasing in Sarasota, Florida was terminated effective April 1, 2006, the Company issued 10,000 shares of its common stock to Centerpointe in full payment of all rent and other expenses that were due and payable under the lease, and the Company and Centerpointe agreed to release each other from any and all claims that they may now hold or may in the future hold arising out of the lease. The Company did not incur any material early termination penalties in connection with the termination of the Lease. Ronald F. Westman and his wife own all of the outstanding membership interests in Centerpointe. Mr. Westman beneficially owns approximately 24% of the Company’s common stock and served as a member of the Company’s board of directors from June 29, 2005 to September 26, 2005.

In December 2006, the Company amended each of the stock options granted to David M. Daniels and Patricia S. Bathurst in May 2005, Alex Soufflas and David A. Taylor in August 2005, and the employee who joined the company in September 2005 to accelerate the vesting of the options so that they were vested in full in December 2006.

In December 2006, the Company issued stock options to David M. Daniels, Alex Soufflas and Patricia S. Bathurst to acquire 250,000, 150,000 and 50,000 shares of common stock, respectively. The options have an exercise price of $0.88 per share, were vested in full on the date of grant, and have a term of 10 years.

NOTE 10. INITIAL PUBLIC OFFERING

On January 27, 2006, the Company’s registration statement on Form SB-2, File No. 333-126315, was declared effective by the Securities and Exchange Commission in connection with the initial public offering of 10,258,135 shares of common stock to be sold by certain selling security holders. The Company did not receive any proceeds from the offering.

NOTE 11. SUBSEQUENT EVENTS

On January 15, 2007, the Company adopted the National Health Partners, Inc. 401(k) Plan.

On March 14, 2007, the Company amended the Agreement for Lease of its office space in Horsham, Pennsylvania to extend the term of the lease by a period of three years.

On March 15, 2007, the Company terminated the employment of David A. Taylor, its Senior Vice President - National Sales.

PART I

FINANCIAL INFORMATION

Item 1. Financial Statements.

National Health Partners, Inc. and Subsidiary

Consolidated Balance Sheet (Unaudited)

September 30,
2007

Assets

Current assets:
Cash and cash equivalents	$441,550
Accounts receivable	9,662
Assets for resale	55,000
Prepaid expense	177,791
Deposits	251,474
Other current assets	5,000

Total current assets	940,477

Property and equipment, net	87,742
Prepaid expense	96,907

Total assets	$1,125,126

Liabilities and stockholders’ equity

Current liabilities
Accounts payable	$210,894
Accrued expenses	83,477
Deferred revenue	55,872

Total current liabilities	350,243

Total liabilities	350,243

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.001 par value, 100,000,000 shares authorized, 34,849,106 shares issued and outstanding	34,849
Additional paid-in capital	21,087,126
Deferred compensation	(467,491)
Accumulated deficit	(19,879,601)

Total stockholders’ equity	774,883

Total liabilities and stockholders’ equity	$1,125,126

The accompanying notes are an integral part of these consolidated financial statements

National Health Partners, Inc. and Subsidiary

Consolidated Statements of Operations (Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2007	2006	2007	2006

Net revenue	$1,026,477	$411,045	$3,250,182	$1,052,473

Direct costs	812,647	567,159	2,037,603	969,018

Gross profit (loss)	213,830	(156,114)	1,212,579	83,455

Operating expenses:
Selling and marketing	59,627	1,563,139	170,877	2,506,833
General and administrative	1,138,569	771,072	3,069,339	2,666,262

Total operating expenses	1,198,196	2,334,211	3,240,216	5,173,095

Loss from operations	(984,366)	(2,490,325)	(2,027,637)	(5,089,640)

Other income (expense):
Interest income	949	1	15,368	55,019
Interest expense	—	—	—	(12,130)
Gain on extinguishment of debt	—	—	—	35,932
Other income	—	—	—	1,972

Total other income	949	1	15,368	80,793

Net loss	$(983,417)	$(2,490,324)	$(2,012,269)	$(5,008,847)

Loss per share — basic and diluted	$(0.03)	$(0.09)	$(0.06)	$(0.22)

Weighted average number of shares outstanding — basic and diluted	33,657,367	26,238,940	31,155,082	22,532,310

The accompanying notes are an integral part of these consolidated financial statements

National Health Partners, Inc. and Subsidiary

Consolidated Statements of Cash Flows (Unaudited)

	For the Nine Months Ended September 30,
	2007	2006

Cash flows from operating activities

Net loss	$(2,012,269)	$(5,008,847)
Adjustments to reconcile net loss to net cash used by operating activities:
Common stock issued for services and amortization of prepaid services	502,701	433,818
Options issued for services	43,087	727,473
Depreciation	57,079	46,790
Changes in operating assets and liabilities:
Increase in accounts receivable	(9,662)	—
Increase in deposits	(231,857)	(21,460)
Increase in other current assets	(5,000)	(5,958)
Increase in accounts payable and accrued expenses	165,022	140,180
Decrease in accounts payable — related party	—	(16,373)
Increase (decrease) in deferred revenue	(154,720)	76,521
Decrease in notes payable	—	(35,742)
Decrease in deferred compensation	—	(29,000)

Net cash used by operating activities	(1,645,619)	(3,692,598)

Cash flows from investing activities

Increase in assets held for resale	(55,000)	—
Decrease in certificates of deposit	—	35,717
Increase in property and equipment	—	(53,012)

Net cash used by investing activities	(55,000)	(17,295)

Cash flows from financing activities

Proceeds from sale of common stock	540,000	2,204,060
Stock offering costs	(64,800)	—
Proceeds from stock subscriptions	—	—
Proceeds from exercise of warrants	70,000	2,886,063
Payments on notes payable	—	(168,000)

Net cash provided by financing activities	545,200	4,922,123

Net increase (decrease) in cash	(1,155,419)	1,212,230
Cash at beginning of year	1,596,969	109,807

Cash at end of period	$441,550	$1,322,037

The accompanying notes are an integral part of these consolidated financial statements

	For the Nine Months Ended June 30,
	2007	2006

Supplemental disclosure of cash flow information

Cash paid for taxes	$—	$—
Cash received (paid) for interest	$14,419	$(42,888)

Schedule of non-cash financing activities

Common stock issued for services	$490,300	$347,580
Warrants issued for services	$—	$86,238
Stock options issued for services	$596,760	$727,473
Common stock issued for stock offering costs	$27,000	$—

The accompanying notes are an integral part of these consolidated financial statements

National Health Partners, Inc. and Subsidiary

Notes to Consolidated Financial Statements (Unaudited)

September 30, 2007

Note 1. Description of Business

National Health Partners, Inc. (the “Company”) was organized on March 10, 1989 as Spectrum Vision Systems of Indiana, Inc. under the laws of the State of Indiana. The Company sells membership programs that encompass all aspects of healthcare, including physicians, hospitals, ancillary services, dentists, prescription drugs and vision care through a national healthcare savings network called “CARExpress.”  The Company markets its programs directly and indirectly through marketing companies, brokers and agents, small businesses and trade associations, and unions and associations. The Company derives substantially all of its revenue from the monthly membership fees it receives from members of its membership programs.

Note 2. Basis of Presentation

The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and in conformity with the instructions to Form 10-QSB and Article 10 of Regulation S-X and the related rules and regulations of the Securities and Exchange Commission (the “SEC”). Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of management, the disclosures included in these financial statements are adequate to make the information presented not misleading.

The unaudited consolidated financial statements included in this document have been prepared on the same basis as the annual consolidated financial statements and in management’s opinion, reflect all adjustments, including normal recurring adjustments, necessary to present fairly the Company’s financial position, results of operations and cash flows for the interim periods presented. The unaudited consolidated financial statements should be read in conjunction with the audited consolidated financial statements and the notes thereto for the year ended December 31, 2006 included in the Company’s Annual Report on Form 10-KSB. The results of operations for the three and nine months ended September 30, 2007, respectively, are not necessarily indicative of the results that the Company will have for any subsequent quarter or full fiscal year.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. The financial statements include the balances of National Health Partners, Inc. and its wholly-owned subsidiaries. All material inter-company balances and transactions have been eliminated in consolidation. Certain amounts in the financial statements for 2006 have been reclassified to conform to the 2007 presentation. These reclassifications did not result in any change to the previously reported total assets, net loss or stockholders’ equity.

The Company’s financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has historically incurred significant losses, which raises substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result from the outcome of this uncertainty.

As of September 30, 2007, the Company’s significant accounting policies and estimates, which are detailed in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2006, have not changed materially.

Note 3. Stock Compensation Expense

The Company records employee stock-based compensation using the fair value recognition provisions of Financial Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123R”), using the modified prospective transition method, and records non-employee stock-based compensation expense in accordance with Statement of Financial Accounting Standards No. 123, “Accounting For Stock-Based Compensation” (“SFAS 123”) and Emerging Issues Task Force No. 96-18 “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring or in Conjunction with Selling Goods or Services” (“EITF 96-18”). In accordance therewith, the Company recognized $127,113 and $545,788 of stock compensation expense during the three and nine months ended September 30, 2007.

Note 4. Loss per Share

Basic loss per share is based on the weighted average number of shares of the Company’s common stock outstanding during the applicable three- and nine-month periods, and is calculated by dividing the reported net loss for the applicable three- and nine-month periods by the weighted average number of shares of common stock outstanding during the applicable three- and nine-month periods. The Company calculates diluted loss per share by dividing the reported net loss for the applicable three- and nine-month periods by the weighted average number of shares of common stock outstanding during the applicable three- and nine-month periods as adjusted to give effect to the exercise of all potentially dilutive options and warrants outstanding at the end of the applicable three- and nine-month periods. An aggregate of 16,190,809 and 29,638,317 shares of common stock underlying options and warrants that were outstanding on September 30, 2007 and 2006, respectively, have been excluded from the computation of diluted earnings per share because they are anti-dilutive. As a result, basic loss per share was equal to diluted loss per share for each three- and nine-month period.

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2007	2006	2007	2006

Net loss as reported	$(983,417)	$(2,490,324)	$(2,012,269)	$(5,008,847)

Weighted average number of shares outstanding – basic and diluted	33,657,367	26,238,940	31,155,082	22,532,310

Earnings (loss) per share – basis and diluted	$(0.03)	$(0.09)	$(0.06)	$(0.22)

Note 5. Property and Equipment

Property and equipment consisted of the following at September 30, 2007:

Computers	$60,708
Software	6,109
Furniture	27,968
Telephone	80,780
Website	106,477
Less: accumulated depreciation	(194,300)
Property and equipment, net	$87,742

Depreciation expense for the three months ended September 30, 2007 and 2006 was $18,546 and $17,350, respectively, and for the nine months ended September 30, 2007 and 2006 was $57,079 and $46,790, respectively.

Note 6. Deposits

Deposits consist of cash reserves held by merchant processors and the security deposit held by the lessor of the Company’s office space. As of September 30, 2007, the Company had a total of $251,474 in deposits. Of this amount, $101,166 was being held by Heartland Payment Systems, Inc., $117,456 was being held by Optimal Payments, Inc., and the remainder was being held by the lessor of the Company’s office space and other entities.

Note 7. Commitments and Contingencies

The Company’s material commitments and contingencies consist of an operating lease for its office space in Horsham, Pennsylvania and employment agreements with its current and former executive officers.

Operating Leases

The Company is a party to a lease for its office facility located in Horsham, Pennsylvania which was most recently amended on March 13, 2007. The amendment extended the term of the lease from May 31, 2007 to May 31, 2010. The amendment provides for an initial monthly rent payment of $7,803 and an initial monthly operating expense payment of approximately $5,620.

Future minimum lease payments under this facility lease are as follows:

Fiscal Year	Amount

2007	$40,270
2008	163,138
2009	166,672
2010	70,060

$440,140

Employment Agreements

The Company is a party to employment agreements with each of its current executive officers and one of its former executive officers. Future minimum payments under these employment agreements are as follows:

Fiscal Year	Amount

2007	$237,480
2008	1,044,912
2009	748,107
2010	56,315

$2,086,814

Note 8. 2006 Stock Incentive Plan

On February 2, 2006, the Company adopted the National Health Partners, Inc. 2006 Stock Incentive Plan. Under the plan, 4,500,000 shares of common stock may be granted to employees, officers and directors of, and consultants and advisors to, the Company under awards that may be made in the form of stock options, warrants, stock appreciation rights, restricted stock, restricted units, unrestricted stock and such other equity-based or equity-related awards. As of September 30, 2007, awards for an aggregate of 4,466,575 shares of common stock had been issued under the plan. The plan terminates on February 1, 2016. On February 6, 2006, the Company filed a registration statement on Form S-8, File No. 333-131589, with the SEC covering the public sale of the 4,500,000 shares of common stock available for issuance under the National Health Partners, Inc. 2006 Stock Incentive Plan.

Note 9. Common Stock and Warrants

The Company’s authorized capital consisted of 100,000,000 shares of common stock, $0.001 par value per share, at September 30, 2007, of which 34,849,106 shares of common stock were outstanding at September 30, 2007. Warrants exercisable into an aggregate of 8,855,809 shares of the Company’s common stock were outstanding on September 30, 2007.

The Company estimates the fair value of warrants issued for services on the date of grant by using the Black-Scholes pricing model. Under this model, the Company used the following weighted-average assumptions to determine the fair value of the outstanding warrants that were issued for services: a dividend yield of zero percent, an expected volatility of 276%, a risk-free interest rate of 3.5% and a remaining contractual term of 2 years. The Company follows Emerging Issues Task Force No. 96-18 to recognize the fair value of warrants granted. Under EITF 96-18, the fair value of the warrants should be recognized as the services are rendered. The Company is recognizing the cost of services evenly over the term of the agreements since the services are being rendered on an ongoing basis during the term of the agreements.

Non Capital-Raising Transactions

In March 2007, the Company issued a restricted stock award for 200,000 shares of common stock to a business partner. The award vests in four equal quarterly installments commencing June 30, 2007 if certain performance criteria are achieved. The shares were valued at the closing price of the Company’s common stock on the date of issuance for total consideration of $130,000. The Company recognized $23,420 and $54,308 of expense during the three and nine months ended September 30, 2007 in connection with the issuance of these shares.

In March 2007, the Company issued 30,000 shares of common stock to each of three consultants pursuant to individual consulting agreements. The shares were valued at the closing price of the Company’s common stock on the date of issuance for total consideration of $60,300, all of which was recognized as expense during the nine months ended September 30, 2007.

In September 2007, the Company issued a restricted stock award to David M. Daniels, its President and Chief Executive Officer, for 600,000 shares of common stock. The award vests in four equal annual installments commencing on the first anniversary of the date of grant. The shares were valued at $0.50 per share for total consideration of $300,000. The Company recognized $38,076 of expense during the three and nine months ended September 30, 2007 in connection with the issuance of these shares.

Capital-Raising Transactions

In August 2007, the Company sold 1,200,000 shares of common stock, one Class A warrant exercisable into 1,000,000 shares of common stock and one Class B warrant exercisable into 1,000,000 shares of common stock to an accredited investor for aggregate gross proceeds of $540,000. The Company granted registration rights covering all shares of common stock and the shares issuable upon the exercise of the warrants. All Class A warrants have an exercise price of $0.60 per share, are exercisable for a period of 30 days commencing on the date the registration statement is declared effective by the SEC, and expire at the end of the exercise period. All Class B warrants have an exercise price of $.80 per share, are exercisable until December 31, 2008, are callable by the Company if certain criteria are satisfied, and expire at the end of the exercise period.

During the nine months ended September 30, 2007, the Company received aggregate gross proceeds of $70,000 from the exercise of warrants held by one of the Company’s security holders. The Company issued a total of 140,000 shares of its common stock in connection therewith at an exercise price of $0.50 per share.

Note 10. Stock Options

Stock options exercisable into an aggregate of 7,335,000 shares of the Company’s common stock were outstanding on September 30, 2007, of which 6,230,000 were vested. The weighted average exercise price of the stock options outstanding on September 30, 2007 was $0.45 per share. No options were exercised during the nine months ended September 30, 2007.

The Company estimates the fair value of its stock options on the date of grant by using the Black-Scholes pricing model in accordance with the provisions of SFAS 123R. Under the Black-Scholes pricing model, the Company used the following weighted-average assumptions to determine the fair value of the stock options issued: a dividend yield of zero percent, an expected volatility of between 245% and 282%, a risk-free interest rate of between 3.5 % and 4.8%, and a remaining contractual life of 9.11 years.

In January 2007, the Company issued a stock option to a new employee to acquire 100,000 shares of common stock. The option has an exercise price of $0.69 per share and vests as follows: 25% on the date of grant and 25% per year commencing January 22, 2008. The option has a term of 10 years and was valued at $68,997 on the date of grant. The Company recognized $4,344 and $25,890 of expense during the three and nine months ended September 30, 2007 in connection with the issuance of this option.

In March 2007, the Company issued a stock option to a new employee to acquire 40,000 shares of common stock. The option has an exercise price of $0.67 per share and vests as follows: 25% on the date of grant and 25% per year commencing March 1, 2008. The option has a term of 10 years and was valued at $26,799 on the date of grant. The Company recognized $1,687 and $8,387 of expense during the three and nine months ended September 30, 2007 in connection with the issuance of this option.

In September 2007, the Company issued a stock option to Alex Soufflas, its Chief Financial Officer and Executive Vice President, to acquire 500,000 shares of common stock. The option has an exercise price of $0.50 per share and vests in four equal annual installments beginning on the first anniversary of the date of grant. The option has a term of 10 years and was valued at $249,982 on the date of grant. The Company recognized $4,449 of expense during the three and nine months ended September 30, 2007 in connection with the issuance of this option.

In September 2007, the Company issued a stock option to Patricia S. Bathurst, its Vice President – Marketing, to acquire 400,000 shares of common stock. The option has an exercise price of $0.50 per share and vests in four equal annual installments beginning on the first anniversary of the date of grant. The option has a term of 10 years and was valued at $199,986 on the date of grant. The Company recognized $3,559 of expense during the three and nine months ended September 30, 2007 in connection with the issuance of this option.

In September 2007, the Company issued a stock option to an employee to acquire 100,000 shares of common stock. The option has an exercise price of $0.51 per share and vests in four equal annual installments beginning on the first anniversary of the date of grant. The option has a term of 10 years and was valued at $50,996 on the date of grant. The Company recognized $803 of expense during the three and nine months ended September 30, 2007 in connection with the issuance of this option.

Note 11. Related-Party Transactions

On September 4, 2007, the Company issued a restricted stock award to David M. Daniels, its President and Chief Executive Officer, for 600,000 shares of common stock. The award vests in four equal annual installments commencing on the first anniversary of the date of grant. The shares were valued at $0.50 per share for total consideration of $300,000. The Company recognized $38,076 of expense during the three and nine months ended September 30, 2007 in connection with the issuance of these shares.

In September 2007, the Company issued a stock option to Alex Soufflas, its Chief Financial Officer and Executive Vice President, to acquire 500,000 shares of common stock. The option has an exercise price of $0.50 per share and vests in four equal annual installments beginning on the first anniversary of the date of grant. The option has a term of 10 years and was valued at $249,982 on the date of grant. The Company recognized $4,449 of expense during the three and nine months ended September 30, 2007 in connection with the issuance of this option.

In September 2007, the Company issued a stock option to Patricia S. Bathurst, its Vice President – Marketing, to acquire 400,000 shares of common stock. The option has an exercise price of $0.50 per share and vests in four equal annual installments beginning on the first anniversary of the date of grant. The option has a term of 10 years and was valued at $199,986 on the date of grant. The Company recognized $3,559 of expense during the three and nine months ended September 30, 2007 in connection with the issuance of this option.

Note 12. Subsequent Events

In October 2007, the Company commenced a private offering of 1,200,000 shares of common stock for aggregate gross proceeds of $360,000. The shares are being sold in units consisting of one share of common stock, one Class A warrant and one Class B warrant at a purchase price of $0.30 per unit. Each warrant gives the holder the right to purchase one share of common stock. The Company granted registration rights covering all shares of common stock and the shares issuable upon the exercise of the warrants. All Class A warrants have an exercise price of $0.30 per share, are exercisable during the period commencing on the date the registration statement is declared effective by the SEC and ending on the later of January 31, 2008 or the date that is 30 days after the date the registration statement is declared effective by the SEC, and expire at the end of the exercise period. All Class B warrants have an exercise price of $0.40 per share, are exercisable during the period commencing on the date the registration statement is declared effective by the SEC and ending on January 31, 2008, and expire at the end of the exercise period. The Company sold a total of 350,000 units for $105,000 as of November 13, 2007.

In October 2007, the Company issued stock options for an aggregate of 75,000 shares of common stock to three of its employees. The options are exercisable at $0.51 per share and have a term of 10 years. The options vested immediately on the date of grant with respect to 2,500 shares. The options vest with respect to the remainder of the shares in three equal annual installments beginning on the first anniversary of the date of grant.

In October 2007, the Company issued a stock option to an employee for 15,000 shares of common stock. The option is exercisable at $0.51 per share, has a term of 10 years, and vests in three equal annual installments beginning on the first anniversary of the date of grant.

In October 2007, the Company sold all of the assets held for resale to David M. Daniels, its President and Chief Executive Officer, for $55,000, the fair market value of the assets on the date of the sale.

In November 2007, the Company commenced a private offering of 1,700,000 shares of common stock for aggregate gross proceeds of $510,000. The shares are being sold in units consisting of one share of common stock, one Class A warrant and one Class B warrant at a purchase price of $0.30 per unit. Each warrant gives the holder the right to purchase one share of common stock. The Company granted registration rights covering all shares of common stock and the shares issuable upon the exercise of the warrants. All Class A warrants have an exercise price of $0.30 per share, are exercisable during the period commencing on the date the registration statement is declared effective by the SEC and ending on the later of January 31, 2008 or the date that is 30 days after the date the registration statement is declared effective by the SEC, and expire at the end of the exercise period. All Class B warrants have an exercise price of $0.40 per share, are exercisable during the period commencing on the date the registration statement is declared effective by the SEC and ending on January 31, 2008, and expire at the end of the exercise period. The Company sold a total of 500,000 units for $150,000 as of November 13, 2007.

In November 2007, the Company issued a stock option to a new employee for 250,000 shares of common stock. The option is exercisable at $0.45 per share, has a term of 10 years, and vests in four equal annual installments beginning on the first anniversary of the date of grant.

15,500,500 Shares

NATIONAL HEALTH PARTNERS, INC.

Common Stock

P R O S P E C T U S

January 4, 2008